UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SAXON CAPITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4860 Cox Road, Suite 300

Glen Allen, VA 23060

(804) 967-7400

SPECIAL MEETING OF SHAREHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

September 19, 2006

Dear Saxon Shareholder:

On August 8, 2006, Saxon Capital, Inc., sometimes referred to as Saxon, entered into a merger agreement with Morgan Stanley Mortgage Capital Inc., sometimes referred to as MS Mortgage, and Angle Merger Subsidiary Corporation, sometimes referred to as Merger Sub, a newly-formed, wholly-owned subsidiary of MS Mortgage, providing for the acquisition of Saxon by MS Mortgage. The transaction will be accomplished through a merger of Merger Sub with and into Saxon, with Saxon surviving the merger as a wholly-owned subsidiary of MS Mortgage. You are cordially invited to attend a special meeting of our shareholders, at which the merger will be submitted for your consideration, to be held at the Hilton Garden Inn Richmond Innsbrook, 4050 Cox Road, Glen Allen, Virginia 23060, on Tuesday, October 31, 2006, at 9:00 a.m. local time.

If the merger is completed, holders of shares of our common stock will be entitled to receive $14.10 in cash, without interest and less applicable withholding taxes, for each share of our common stock that they own at the effective time of the merger. Receipt of the merger consideration will be a taxable transaction to our shareholders for U.S. federal income tax purposes. Our common stock is listed on the New York Stock Exchange under the symbol “SAX.” On August 8, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $10.97 per share.

As a shareholder of our company, you will be asked at the special meeting to approve the merger and the other transactions contemplated by the merger agreement, including an amendment to our corporate charter as part of the merger. Our board of directors has unanimously adopted resolutions (i) approving and declaring advisable the merger agreement, (ii) declaring that the merger and the other transactions contemplated by the merger agreement, including the amendment to our corporate charter as part of the merger, are advisable on substantially the terms and conditions set forth in the merger agreement and (iii) directing that the merger and the other transactions contemplated by the merger agreement, including the charter amendment, be submitted for consideration at a special meeting of our shareholders, as well as various other resolutions to facilitate consummation of the merger. In reaching these determinations, our board of directors considered a variety of factors that are disclosed in the accompanying proxy statement. Our board of directors unanimously recommends that our shareholders vote FOR the approval of the merger and the other transactions contemplated by the merger agreement, including the charter amendment.

The notice of special meeting of shareholders and proxy statement accompanying this letter provide you with information about the special meeting of our shareholders and the proposed merger. We encourage you to read the notice of special meeting and the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of shares of our common stock on the record date, please take the time to vote by completing, signing and dating the enclosed proxy card and returning it to us in the postage prepaid return envelope provided as soon as possible. If you attend the special meeting, you may vote in person even if you previously returned your proxy. Unless you attend and vote at the special meeting, the failure to return your proxy card will have the same effect as voting against the merger proposal.

Thank you for your cooperation and your continued support.

Sincerely,

Michael L. Sawyer

Chief Executive Officer

THE PROXY STATEMENT IS DATED SEPTEMBER 19, 2006

AND IS FIRST BEING MAILED TO OUR SHAREHOLDERS ON OR ABOUT SEPTEMBER 21, 2006.

4860 Cox Road, Suite 300

Glen Allen, VA 23060

(804) 967-7400

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 31, 2006

To the Shareholders of Saxon Capital, Inc.:

Notice is hereby given that a special meeting of shareholders of Saxon Capital, Inc., a Maryland corporation (“Saxon”), will be held at the Hilton Garden Inn Richmond Innsbrook, 4050 Cox Road, Glen Allen, Virginia 23060, on Tuesday, October 31, 2006, at 9:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 8, 2006 (the “merger agreement”), by and among Saxon, Morgan Stanley Mortgage Capital Inc., a New York corporation (“MS Mortgage”), and Angle Merger Subsidiary Corporation, a Maryland corporation and wholly-owned subsidiary of MS Mortgage (“Merger Sub”), of Merger Sub with and into Saxon, and the other transactions contemplated by the merger agreement, including an amendment to Saxon’s corporate charter as part of the merger, all as described in the accompanying proxy statement, which includes, as Annex A thereto, a copy of the merger agreement.

2. To consider and vote upon a proposal to approve the adjournment of the special meeting, if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

3. To transact any other business that may properly come before the special meeting or any adjournments or postponements thereof.

Our board of directors unanimously recommends that our shareholders vote FOR the approval of the merger and the other transactions contemplated by the merger agreement, including the charter amendment, and FOR the approval of the adjournment of the special meeting, if deemed necessary to facilitate approval of the merger proposal.

Our board of directors has fixed the close of business on September 18, 2006, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, we had outstanding and entitled to vote 50,080,215 shares of common stock.

Please note that, under the Maryland General Corporation Law, holders of shares of our common stock are not entitled to appraisal or dissenters’ rights in connection with the merger because our common stock is listed on the New York Stock Exchange.

Your vote is very important. The affirmative vote of the holders of two-thirds of the outstanding shares of our common stock as of the record date is required to approve the merger and the other transactions contemplated by the merger agreement, including the charter amendment, and the affirmative vote of a majority of the votes cast at the meeting is required to approve the adjournment of the meeting, if deemed necessary to facilitate approval of the merger proposal. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger proposal and the adjournment of the meeting, if deemed necessary to facilitate approval of the merger proposal. Unless you attend and vote at the special meeting, the failure to return your proxy card will have the same effect as voting against the merger proposal, and your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

By Order of the Board of Directors,

Richard D. Shepherd

Secretary

Glen Allen, Virginia

September 19, 2006

If you have any questions about the merger or the proxy statement, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(800) 322-2885 (toll free) or (212) 929-5500 (collect)

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this proxy statement, other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from what is expected. While we believe that our assumptions and expectations are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect actual results. In particular, we may not be able to complete the proposed transaction on the terms summarized in this proxy statement or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our shareholders or of regulatory authorities or to satisfy other customary closing conditions. The factors described in this paragraph and other factors that may affect our business or future financial results generally are discussed in our filings with the Securities and Exchange Commission including our annual report on Form 10-K for the year ended December 31, 2005, and our quarterly reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006, copies of which may be obtained from us without charge. Please see “Where You Can Find More Information.” You should not place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement. Unless legally required, we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or otherwise.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referenced in this proxy statement.

In this proxy statement, the terms “Saxon,” “Saxon Capital,” “we,” “us,” “our,” “the company,” and “our company” refer to Saxon Capital, Inc., a Maryland corporation. The term “MS Mortgage” refers to Morgan Stanley Mortgage Capital Inc., a New York corporation. The term “Merger Sub” refers to Angle Merger Subsidiary Corporation, a Maryland corporation and a wholly-owned subsidiary of MS Mortgage. Also, we refer to the Agreement and Plan of Merger, dated as of August 8, 2006, by and among Saxon, MS Mortgage and Merger Sub, a copy of which is attached to this proxy statement as Annex A, as the “merger agreement,” and we refer to the merger of Merger Sub with and into Saxon, and the related transactions contemplated by the merger agreement as the “merger.” References to the “surviving corporation” are to Saxon, as the surviving company in the merger and a wholly-owned subsidiary of MS Mortgage.

Q:	What am I voting on?

A:	At the special meeting, you will be asked to consider and vote on a proposal to approve the merger and the other transactions contemplated by the merger agreement, including an amendment to our corporate charter as part of the merger. You will also be asked to consider and vote on a proposal to approve the adjournment of the special meeting, if deemed necessary to facilitate the approval of the merger proposal.

Q:	What effect will the merger have on Saxon?

A:	After the merger is completed, we will be a wholly-owned subsidiary of MS Mortgage, and our common stock will no longer be publicly traded.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $14.10 in cash, without interest, which we sometimes refer to in this document as the merger consideration, less any applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger. For example, if you own 100 shares of our common stock, you will receive $1,410.00 in cash, less any applicable withholding taxes, in exchange for those shares.

Q:	What will happen to my shares of Saxon common stock if the merger is completed?

A:	Upon effectiveness of the merger, each share of our common stock that you own will be converted into the right to receive the merger consideration, less any applicable withholding taxes. At the effective time of the merger, all of the outstanding shares of our common stock that you own will be cancelled, and each certificate that represented shares of our common stock will represent the right to receive the merger consideration payable in respect of such shares.

Q:	Who will own Saxon after the merger?

A:	After the merger, we will be wholly owned by MS Mortgage. As a result of the receipt of cash in exchange for our common stock, you will no longer benefit from any increase in our value, nor will you acquire an ownership interest in MS Mortgage.

Q:	Will any further dividend payments be made?

A:

Under the merger agreement, we may declare one or more dividends to our shareholders prior to the effective time of the merger in an aggregate amount of 95% of our estimated “real estate investment trust taxable income” (as such term is used in Section 857 of the Internal Revenue Code of 1986, or the Code), or REIT taxable income, for the period beginning on July 1, 2006 and ending on the earlier of the effective time of the merger and December 31, 2006 (determined without regard to certain compensation-related tax deductions that may arise as a result of the merger). The amount of any such dividend or dividends will initially be proposed by us, but the exact dollar amount that constitutes 95% of our estimated REIT taxable income for such period that will be paid as a dividend will be subject to mutual agreement between us and MS Mortgage. We and MS Mortgage have agreed to consult in good faith with respect to the determination of the amount of such dividend or dividends and to use our respective commercially reasonable best efforts to agree on such amount as quickly as is practicable. The merger agreement also provides that any such dividends must be paid by us prior to the effective time of the merger. While we currently anticipate that the merger will be effective on or prior to December 31, 2006, we cannot assure you that it will. If the effective time of the merger does not occur by December 31, 2006, we must obtain MS Mortgage’s consent to declare or pay any dividend relating to the period from January 1, 2007 to the earlier of the effective time of the merger and the termination of the merger agreement. Accordingly, after December 31, 2006, if the merger has not occurred and the merger agreement has not been terminated, you may not receive dividends with respect to any period beginning on or after January 1, 2007. Upon the effective time of the merger, you will become entitled to receive $14.10 in cash, without interest, for each share of our common stock that you own, less any applicable withholding taxes, but you will no longer have any rights as a shareholder of Saxon, and, as a result, you will not receive any dividends for any period after the effective time of the merger. Please see “The Merger Agreement—Covenants Under the Merger Agreement—Payment of Dividends.”

Q:	Will the merger consideration I receive in the merger increase if the results of operations of Saxon improve or if the price of Saxon’s common stock increases above $14.10 per share?

A:	No. The value of the merger consideration is fixed. The merger agreement does not contain any provision that would adjust the merger consideration for any reason.

Q:	Will the merger consideration I receive in the merger decrease if the results of operations of Saxon worsen or if the price of Saxon’s common stock decreases below $10.97 per share, the closing price of the common stock on the last full trading day before the merger was announced?

A:	No. The value of the merger consideration is fixed. The merger agreement does not contain any provision that would adjust the merger consideration for any reason.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then, please mail your completed, dated and signed proxy card, marked to indicate your voting preference, in the enclosed postage prepaid return envelope as soon as possible, or authorize your broker, bank or other nominee to vote your shares, so that your shares can be voted at the special meeting of our shareholders.

Q:	What happens if I do not return a proxy card, authorize my broker, bank or other nominee to vote my shares or vote in person at the special meeting?

A:

If you fail to return your proxy card or authorize your broker, bank or other nominee to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, unless you attend and vote at the special meeting, the failure to return your proxy card or authorize your broker, bank or other nominee to vote your shares, will have the same effect as voting against the merger proposal. Because the required vote of our shareholders to approve the merger and the other transactions contemplated by the merger agreement, including the charter amendment, is based upon the total number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure to return your proxy card or to otherwise have your shares voted will have the same effect as voting AGAINST adoption of the merger proposal. Failure to vote will have no effect on approval of the proposal to adjourn the meeting, if deemed necessary to facilitate approval of the merger proposal, because this proposal requires approval of a majority of the votes actually cast.

Q:	What is the effect if I return my proxy card marked “ABSTAIN”?

A:	A properly executed proxy marked “ABSTAIN” will not be voted. Abstentions will not be counted as either votes cast FOR or AGAINST the merger proposal. However, because the affirmative vote of at least two-thirds of the shares of our common stock entitled to vote at the special meeting is required to approve the merger and the other transactions contemplated by the merger agreement, including the charter amendment, a proxy marked “ABSTAIN” will have the effect of a vote against this proposal. The proposal to approve the adjournment of the special meeting, if deemed necessary to facilitate approval of the merger proposal requires the approval of a majority of the votes actually cast. Therefore, abstentions will have no effect on this proposal.

Q:	What vote is needed to approve the merger proposal?

A:	The affirmative vote of two-thirds of the outstanding shares of our common stock is required to approve the merger and the other transactions contemplated by the merger agreement, including the charter amendment. Each holder of our common stock is entitled to one vote per share. Proxies returned to us, if properly signed and dated but not marked to indicate your voting preference, will be counted as votes FOR the approval of the merger proposal.

Q:	Why do I need to approve the charter amendment as part of the merger?

A:	If the merger occurs, our charter will be amended as part of the merger to make certain changes to the charter. You are being asked to approve these changes in connection with the merger because, as a legal matter, amendments to our charter require the approval of the holders of our common stock. The proposed amendment, which is required by the merger agreement, will become effective at the effective time of the merger. The changes to our charter will have no effect on you because, if the merger occurs, you will no longer be a shareholder of Saxon. If the merger does not occur, the proposed amendment to our charter contemplated by the merger agreement will not occur.

The amendment to our charter that you are being asked to approve in connection with your approval of the merger will exempt the merger and the other transactions contemplated by the merger agreement from the restrictions on ownership and transfer contained in our charter to preserve our status as a REIT for federal income tax purposes.

A vote in favor of the merger proposal will constitute a vote in favor of the amendment to our charter.

Q:	How does Saxon’s board of directors recommend I vote?

A:	Our board of directors unanimously recommends that our shareholders vote FOR the approval of the merger and the other transactions contemplated by the merger agreement, including the charter amendment, and the approval of the adjournment of the special meeting, if deemed necessary to facilitate approval of the merger proposal. The reasons for our board of directors’ determination are discussed below in this proxy statement.

Q:	When and where is the special meeting?

A:	The special meeting of our shareholders will be held at the Hilton Garden Inn Richmond Innsbrook, 4050 Cox Road, Glen Allen, Virginia 23060, on Tuesday, October 31, 2006, at 9:00 a.m. local time.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of shares of our common stock as of the close of business on September 18, 2006, the record date, are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held on that date at the special meeting, or at any adjournment or postponement of the special meeting. As of the close of business on the record date, 50,080,215 shares of our common stock were outstanding.

Q:	Have you obtained any voting commitments for the merger?

A:	No. No such agreements have been entered into.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our shareholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must obtain a proxy from your broker or bank in order to attend the special meeting and vote. Whether or not you plan to attend the meeting in person, we ask that you return a completed proxy card in order to ensure that your vote is counted.

Q:	May I vote via the Internet or telephone?

A:	Yes. If your shares are held through a broker or a bank and such a service is provided by your broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. If your shares are registered in your name, you may only vote by returning a signed proxy card or voting in person at the special meeting, and you will not be able to vote via the Internet or telephone.

Q:	Do I need to attend the special meeting in person?

A:	No. You do not have to attend the special meeting in order to vote your shares of our common stock. Your shares can be voted at the special meeting without attending by mailing your completed, dated and signed proxy card in the enclosed postage prepaid return envelope or, if your shares are held in street name, by directing your broker, bank or nominee to vote your shares in accordance with the instructions on the voting form provided by your broker, bank or other nominee.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your shares are voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Corporate Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new, later-dated proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy—you must deliver a later-dated proxy or vote in person at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:	If my broker, bank or other nominee holds my shares in “street name,” will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the procedures provided by your broker, bank or other nominee. Without instructions, your shares will not be voted, which will have the same effect as a vote AGAINST the merger proposal.

Q:	Should I send in my Saxon stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $14.10 in cash, without interest and less applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger, subject to the terms of the merger agreement. Do not send any stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed in the fourth quarter of 2006, as soon as reasonably practicable after the special meeting and after all closing conditions are satisfied or waived. In order to complete the merger, we must obtain shareholder approval, and the other closing conditions contained in the merger agreement must be satisfied or waived. Either MS Mortgage or we may terminate the merger agreement if the merger is not effective by March 31, 2007, and the terminating party has not caused that failure by its breach of the merger agreement. Because the merger is subject to factors beyond our control, we cannot predict with accuracy when or if the merger will be completed.

Q:	Is the merger subject to the fulfillment of any conditions?

A:	Yes. Before the merger is completed, the parties must fulfill or waive the closing conditions contained in the merger agreement, including, without limitation, the receipt of required federal and state regulatory clearance and approvals. If these conditions are not satisfied or waived, the merger will not be completed. Please see “The Merger Agreement—Conditions Precedent to the Merger.”

Q:	What if the proposed merger is not completed?

A:	If the merger is not completed, we will continue our current operations and will remain a publicly held company. Under certain circumstances described below, we will be obligated to pay MS Mortgage a $23.5 million termination fee if the merger agreement is terminated and the merger is not completed:

•	We will be required to pay such amount if we enter into an alternative acquisition proposal with respect to, or consummate, an acquisition proposal within 12 months after the merger agreement is terminated by either us or MS Mortgage because the merger is not consummated on or prior to March 31, 2007 or our shareholders do not approve the merger proposal at the special meeting, or any adjournment or postponement thereof, and we had received an acquisition proposal or another party publicly announced that it intended to make an acquisition proposal for us, and any such proposal was not withdrawn at least three business days prior to the date of the special meeting of our shareholders, or any adjournment or postponement thereof.

•	We will be required to pay such amount if MS Mortgage terminates the merger agreement because: (i) our board of directors changes its recommendation that our shareholders vote in favor of the merger proposal; (ii) our shareholders have not voted on the merger proposal prior to March 31, 2007; (iii) MS Mortgage requests in writing that our board of directors reaffirm its approval or recommendation of the merger agreement and the merger and our board of directors fails to do so within a prescribed period; (iv) a third party publicly discloses a tender offer or exchange offer for our company and our board of directors recommends that our shareholders tender their shares in such tender or exchange offer; (v) a third party publicly discloses a tender offer or exchange offer for our company, MS Mortgage requests in writing that our board of directors reaffirm its approval or recommendation of the merger agreement and the merger and our board of directors fails to do so within a prescribed period; or (vi) we willfully and materially breach our obligations made with respect to our handling of other acquisition proposals or the special meeting of our shareholders.

•	We will be required to pay such amount if we terminate the merger agreement in favor of an alternative proposal, as permitted under certain specified circumstances. Please see the question and answer immediately below.

Q:	What happens if a third party makes an offer to acquire Saxon before shareholder approval of the merger proposal is obtained?

A:	If our board of directors receives an acquisition proposal from a third party before we have obtained shareholder approval of the merger proposal, and our board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action with respect to such offer would be inconsistent with its fiduciary duties and, after consultation with its financial advisor, that the acquisition proposal would reasonably be expected to result in or lead to a superior proposal compared to the merger, we may negotiate with the potential acquiror. If, before we have obtained shareholder approval of the merger proposal, our board of directors determines in good faith, after consultation with counsel, that taking such action is required by its fiduciary duties, it may effect a termination of the merger agreement and cause our company to enter into an agreement with the third party making the superior proposal, but only after providing MS Mortgage with at least five business days’ notice, during which period MS Mortgage has the right to match the third party’s acquisition proposal. If our board of directors elects to effect a termination of the merger agreement in favor of the third party acquisition proposal, we must pay to MS Mortgage a $23.5 million termination fee. Please see “The Merger Agreement—Covenants Under the Merger Agreement—No Solicitation or Negotiation” and “—Change in Recommendation” and “The Merger Agreement—Termination.”

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	No. Holders of shares of our common stock are not entitled to appraisal or dissenters’ rights in connection with the merger under the Maryland General Corporation Law because our common stock is listed on the New York Stock Exchange.

Q:	Will the merger be a taxable transaction for me?

A:	If you are a U.S. taxpayer, your receipt of cash in the merger will be treated as a taxable sale of your Saxon common stock for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (a) the amount of cash you receive in the merger in exchange for your shares of our common stock and (b) the adjusted tax basis of your shares of our common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	What will happen in the merger with any options that I hold to acquire shares of Saxon’s common stock under Saxon’s stock plans?

A:	At the effective time of the merger, each unexercised option, whether vested or unvested, to purchase shares of our common stock that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to the product of (a) the excess, if any, of the $14.10 per share merger consideration over the applicable exercise price per share of the common stock subject to such option and (b) the number of such shares of common stock underlying the option, less applicable withholding taxes. Holders of any options to purchase our common stock with a per share exercise price of $14.10 or more will not receive any consideration or cash payment, and those options will be cancelled at the effective time of the merger.

Q:	What will happen in the merger with any restricted stock units that I hold to acquire Saxon’s common stock under Saxon’s stock plans?

A:	At the effective time of the merger, each restricted stock unit representing a share of our common stock that is outstanding immediately prior to the effective time of the merger will be converted into, and will be exchangeable for, the merger consideration of $14.10 per share in cash, less applicable withholding taxes.

Q:	What other matters will be voted on at the special meeting?

A:	Our shareholders also are being asked to vote at the special meeting in favor of a proposal to adjourn the meeting, if adjournments are deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies from our shareholders if there are not sufficient votes at the time of the special meeting to approve the merger proposal. This proposal to adjourn the meeting requires the approval of a majority of the votes actually cast at the special meeting to be approved. Pursuant to Maryland law and our bylaws, only matters set forth in the notice of meeting may be considered at the special meeting of shareholders.

Q:	Where can I find more information about Saxon?

A:	We file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information regarding its public reference room. Our filings with the Securities and Exchange Commission are also available to the public from its website at www.sec.gov. For a more detailed description of the information that is available, please see “Where You Can Find More Information.”

Q:	Who can help answer my questions regarding the merger and this proxy statement?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor: MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016; (800) 322-2885 (toll free) or (212) 929-5500 (collect).

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the provisions of the merger agreement, you should read carefully this entire proxy statement and the other documents to which we refer you. Please see “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety, as it is the legal document that governs the merger.

The Merger (page 22)

The proposed transaction provides for the acquisition of Saxon by MS Mortgage. The proposed transaction would be accomplished through the merger of Merger Sub, a wholly-owned subsidiary of MS Mortgage, with and into Saxon, with Saxon as the surviving company in the merger. As a part of the merger, Saxon’s corporate charter will be amended to exempt the merger and the other transactions contemplated by the merger agreement from the restrictions on ownership and transfer contained in Saxon’s charter to preserve its status as a REIT. Following completion of the merger, Saxon will be a wholly-owned subsidiary of MS Mortgage.

If the merger is completed, each outstanding share of our common stock, other than shares owned by Saxon or by MS Mortgage or Merger Sub not on behalf of third parties, will be converted into the right to receive $14.10 in cash, without interest, which we sometimes refer to in this document as the merger consideration, less applicable withholding taxes.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a shareholder of Saxon. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

The Companies (page 21)

Saxon Capital, Inc.

Saxon Capital, Inc., which we sometimes refer to in this document as Saxon, is a Maryland corporation organized to qualify as a REIT. Saxon originates, purchases, securitizes and services residential mortgage loans that are primarily sub-prime mortgage loans, and manages a portfolio of mortgage assets. Saxon’s principal executive offices are located at 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060, and its telephone number at that address is (804) 967-7400. Saxon’s Internet website address is www.saxonmortgage.com. None of the information contained on Saxon’s website is incorporated into or made a part of this proxy statement. Saxon’s common stock currently trades on the New York Stock Exchange under the symbol “SAX.”

Morgan Stanley Mortgage Capital Inc.

Morgan Stanley Mortgage Capital Inc., which we sometimes refer to in this document as MS Mortgage, is a New York corporation that was incorporated on March 1, 1984, and is a direct, wholly-owned subsidiary of Morgan Stanley (NYSE: MS). MS Mortgage provides warehouse and repurchase financing to mortgage lenders and purchases closed, first and subordinate lien residential mortgage loans for securitization or resale, or for its own investment. MS Mortgage also originates commercial mortgage loans. MS Mortgage’s principal executive offices are located at 1585 Broadway, New York, New York 10036, and its telephone number at that address is (212) 761-4000.

Angle Merger Subsidiary Corporation

Angle Merger Subsidiary Corporation, which we sometimes refer to in this document as Merger Sub, is a Maryland corporation recently organized in connection with the merger and, to date, has no assets and has engaged in no material operations or activities other than those incidental to its formation and the consummation of the merger. Merger Sub is a wholly-owned subsidiary of MS Mortgage. Upon completion of the merger, Merger Sub will merge with and into Saxon, and its separate existence will cease. The mailing address of Merger Sub is 1585 Broadway, New York, New York 10036, and its telephone number at that address is (212) 761-4000.

Recommendations of Our Board of Directors (page 27)

Our board of directors has unanimously adopted resolutions:

•	approving and declaring advisable the merger agreement;

•	determining that the merger and the other transactions contemplated by the merger agreement, including the charter amendment, are advisable;

•	directing that the merger, on the terms and subject to the conditions set forth in the merger agreement, and the other transactions contemplated by the merger agreement, including the charter amendment, as part of the merger, be submitted for consideration at a special meeting of our shareholders;

•	recommending that our shareholders vote FOR the approval of the merger and the other transactions contemplated by the merger agreement, including the charter amendment; and

•	authorizing other actions to facilitate the consummation of the merger.

Opinion of Our Financial Advisor (page 27)

Our board of directors received an opinion from Credit Suisse Securities (USA), LLC, which we sometimes refer to in this document as Credit Suisse. Credit Suisse rendered its opinion that, as of August 8, 2006 and based on and subject to the matters described in its opinion, the merger consideration to be received in the merger by holders of shares of our common stock other than MS Mortgage and its affiliates was fair to such holders, from a financial point of view. The full text of the written opinion of Credit Suisse is attached as Annex B to this proxy statement. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering that opinion. The opinion does not constitute a recommendation to any shareholder as to how they should vote or act on any matter relating to the merger.

Interests of Our Executive Officers and Directors in the Merger (page 32)

When considering the recommendation by our board of directors in favor of the merger proposal, you should be aware that some of our executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests they have as shareholders of Saxon that they share with you. Each of these interests was disclosed to, and considered by, our board of directors in approving the merger agreement and merger:

•	Our directors and executive officers have restricted stock units that will vest and be converted into the right to receive $14.10 in cash for each unit.

•	Our current and former directors and officers will be indemnified by the surviving corporation against certain liabilities to the fullest extent permitted under applicable law.

•	Our current officers and directors will continue to be covered by directors’ and officers’ liability insurance policies, and our directors will be covered by supplemental liability insurance, for a period of six years following the effectiveness of the merger. The surviving corporation’s charter and bylaws also will include, for a period of six years following the effectiveness of the merger, provisions regarding the elimination of liability for, and indemnification of, our officers and directors with respect to certain matters.

•	As a result of clauses in their employment agreements, if applicable, and pursuant to our 2005 Change-in-Control Plan, our executive officers will receive additional compensation and benefits in connection with the merger and if their employment with the surviving company terminates under certain circumstances within 12 months of the effective date of the merger.

Appraisal Rights (page 35)

Under the Maryland General Corporation Law, holders of record of our common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger because our common stock is listed on the New York Stock Exchange.

Delisting and Deregistration of Our Common Stock (page 35)

If the merger is completed, our common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, which we sometimes refer to in this document as the Exchange Act.

Material U.S. Federal Income Tax Consequences of the Merger (page 35)

The exchange by our shareholders of the shares of our common stock that they hold for the merger consideration will be a taxable transaction to our shareholders for U.S. federal income tax purposes. In general, each shareholder will recognize a gain or loss equal to the difference, if any, between the cash payment received and the shareholder’s adjusted tax basis in the shares surrendered in the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Regulatory Matters (page 35)

The merger agreement includes as a condition to both our and MS Mortgage’s obligations to complete the merger the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or the HSR Act, and the rules under the HSR Act. On September 7, 2006, MS Mortgage and we were informed by the Federal Trade Commission that the applicable waiting period under the HSR Act had been terminated, effective immediately. Accordingly, this condition to the completion of the merger has been satisfied.

The approvals and notices required to complete the transactions contemplated by the merger agreement also include the approvals of various state regulatory authorities and notices to various state regulatory authorities relating to ownership changes with respect to our mortgage production and servicing business. We cannot assure you that these approvals will be obtained in a timely manner or at all.

Equity Plans (page 41)

Stock Options

At the effective time of the merger, each unexercised option, whether vested or unvested, to purchase shares of our common stock that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (a) the excess, if any, of the $14.10 per share merger consideration over the applicable exercise price per share of the common stock subject to such option and (b) the number of such shares of common stock underlying the option. Holders of any options to purchase our common stock with a per share exercise price of $14.10 or more will not receive any consideration or cash payment, and those options will be cancelled at the effective time of the merger.

Restricted Stock Units

At the effective time of the merger, each restricted stock unit, whether vested or unvested, outstanding immediately prior to the effective time of the merger will be converted into, and will be exchangeable for, the merger consideration of $14.10 per share in cash, without interest and less applicable withholding taxes.

Employee Stock Purchase Plan (page 42)

Our employee stock purchase plan will be suspended as of the earlier of the end of the current offering period and immediately prior to the effective time of the merger. Upon such suspension, all balances in employee stock purchase plan participant accounts will be applied to the purchase of shares of our common stock in accordance with the terms of the employee stock purchase plan immediately prior to such suspension.

Market Price and Dividend Data (page 56)

Our common stock is quoted on the New York Stock Exchange under the symbol “SAX.” On August 8, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $10.97 per share. On September 18, 2006, the last full trading day prior to the date of this proxy statement, our common stock closed at $13.95 per share. We urge shareholders to obtain a current quotation.

The Special Meeting of Our Shareholders (page 17)

Time, Date and Place

A special meeting of our shareholders will be held at the Hilton Garden Inn Richmond Innsbrook, 4050 Cox Road, Glen Allen, Virginia 23060, on Tuesday, October 31, 2006, at 9:00 a.m. local time, to consider and vote upon a proposal to approve the merger and the other transactions contemplated by the merger agreement, including the amendment to our corporate charter as part of the merger. In addition, our shareholders will be asked to consider a proposal to approve the adjournment of the special meeting, if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Record Date and Voting Power

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 18, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock that you owned at the close of business on the record date. There are 50,080,215 shares of our common stock entitled to be voted at the special meeting.

Required Quorum and Votes

The holders of a majority of the outstanding shares of our common stock must be present, in person or by proxy, at the special meeting for a quorum to be present. The proposal to approve the merger and the other transactions contemplated by the merger agreement, including the charter amendment, requires the affirmative vote of two-thirds of the shares of our common stock outstanding at the close of business on the record date. The proposal to approve the adjournment of the special meeting, if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal, requires the affirmative vote of a majority of the votes actually cast at the special meeting.

Adjournment (page 55)

Although we do not anticipate it, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by announcement at the special meeting, by approval of the holders of at least a majority of the votes actually cast at the meeting, whether or not a quorum exists. Any adjournment of the special meeting for the purpose of soliciting additional proxies in favor of approving the merger proposal will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use.

The Merger Agreement (page 39)

The following is a summary of some of the principal provisions of the merger agreement and is qualified in its entirety both by the more detailed description that appears later in this proxy statement and by the full text of the merger agreement, which is attached as Annex A to this proxy statement.

General

The merger agreement contemplates the merger of Merger Sub, a wholly-owned subsidiary of MS Mortgage, with and into our company, with our company being the surviving company in the merger. As a part of the merger, our corporate charter will be amended to exempt the merger and the other transactions contemplated by the merger agreement from the restrictions on ownership and transfer contained in our charter to preserve our status as a REIT. Upon completion of the merger, we will become a wholly-owned subsidiary of MS Mortgage. The merger will become effective when articles of merger, which will include, among other things, the charter amendment, have been filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time as specified in the articles of merger, not to exceed five days after such acceptance. At the effective time of the merger, holders of shares of our common stock will be entitled to receive $14.10 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that they hold at the effective time of the merger.

The merger agreement contains representations and warranties by us and by MS Mortgage and Merger Sub that we believe are customary for agreements of this nature. The merger agreement also contains what we believe are customary covenants, including our covenant to operate our business in the ordinary course and to obtain MS Mortgage’s consent before engaging in certain activities. In addition, we have agreed to provide MS Mortgage with notice of certain developments in our business.

Conditions to Completion of the Merger

The completion of the merger depends on a number of conditions being satisfied, including that:

•	the approval of the merger and the charter amendment by our shareholders shall have occurred;

•	all material consents and approvals shall have been obtained, including, without limitation, HSR clearance and approvals from and notices to various state regulatory authorities;

•	the articles of merger shall have been filed and accepted by the State of Maryland as described above;

•	no legal restraint shall exist preventing the merger;

•	our and MS Mortgage’s representations and warranties to each other must be true and correct as of the effective time of the merger, such that the aggregate effect of any inaccuracies in the respective representations and warranties would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on our assets, condition (financial or otherwise), business or results of operations, or our ability to complete the merger or perform our obligations under the merger agreement, or a material adverse effect on MS Mortgage’s ability to complete the merger;

•	we and MS Mortgage shall have performed in all material respects all of our respective obligations required to be performed under the merger agreement at or prior to the effective time of the merger;

•	we must not have experienced any change in circumstances that has had, or would reasonably be expected to have, a material adverse effect on our assets, condition (financial or otherwise), business or results of operations, or our ability to complete the merger or perform our obligations under the merger agreement;

•	MS Mortgage has received a legal opinion from Gibson, Dunn & Crutcher LLP (or another nationally recognized tax counsel satisfactory to MS Mortgage) as to our qualification and taxation as a REIT under applicable federal income tax laws; and

•	we and MS Mortgage must have agreed, after consulting in good faith and using our respective commercially reasonable best efforts to reach agreement as quickly as is practicable, upon the exact dollar amount that constitutes 95% of our estimated REIT taxable income for the period from July 1, 2006 to the earlier of the effective date of the merger and December 31, 2006 (determined without regard to certain compensation-related tax deductions that may arise as a result of the merger), which amount is to be declared by us as a dividend or dividends, as described in the merger agreement, and we must have declared and paid such dividends.

If applicable law permits, either party may choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

Recommendation of our Board of Directors

Our board of directors has agreed to recommend, and recommends, to our shareholders the approval of the merger and the other transactions contemplated by the merger agreement, including the charter amendment, and to use all commercially reasonable efforts to solicit such approval.

Prior to shareholder approval of the merger proposal, however, our board of directors may withhold, withdraw, qualify or modify, this recommendation if it receives a superior proposal and it determines in good faith, after consultation with counsel, that taking such action is required by its fiduciary duties to us or our shareholders under applicable law, so long as we comply with the provisions set forth in the merger agreement relating to such event, including providing MS Mortgage with the opportunity to match such proposal and paying to MS Mortgage a $23.5 million termination fee.

Acquisition Proposals by Third Parties

The merger agreement limits our ability to initiate, solicit or encourage proposals or offers from, and engage in discussions or negotiations with, third parties about certain transactions as alternatives to the merger. However, if our board of directors receives an acquisition proposal from a third party before we have obtained shareholder approval of the merger proposal, and our board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties and, after consultation with its financial advisor, that the acquisition proposal would reasonably be expected to result in or lead to a superior proposal compared to the merger, we may negotiate with the potential acquiror. If, before we have obtained shareholder approval of the merger proposal, our board of directors determines in good faith, after consultation with counsel, that taking such action is required by its fiduciary duties, it may terminate the merger agreement and enter into an agreement with the third party making the superior proposal, but only after providing MS Mortgage with at least five business days’ notice, during which period MS Mortgage has the right to match the third party’s acquisition proposal. If our board of directors elects to terminate the merger agreement in favor of the third party acquisition proposal, we must pay to MS Mortgage a $23.5 million termination fee.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either MS Mortgage or us if:

•	the merger has not become effective by March 31, 2007, whether or not our shareholders have approved the merger;

•	our shareholders fail to approve the merger at the special meeting or any adjournment or postponement of the special meeting; or

•	any law or judicial or governmental order enjoins or otherwise prohibits the consummation of the merger, whether or not our shareholders have approved the merger.

However, the right to terminate the merger agreement for the reasons set forth above will not be available to a party that has breached in any material respect its obligations under the merger agreement in any manner that led to the occurrence of the failure of such condition.

The merger agreement also may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, by MS Mortgage if:

•	our board of directors: (i) withholds, withdraws, qualifies or modifies, or publicly proposes or resolves to withhold, withdraw, qualify or modify, in a manner adverse to MS Mortgage, its recommendation or the recommendation of any of our board’s committees, of the merger and the charter amendment for the approval of our shareholders; (ii) approves, recommends or otherwise declares advisable or proposes, publicly or otherwise, to approve, recommend or declare advisable any acquisition proposal; or (iii) causes or permits us to enter into an alternate acquisition agreement;

•	we have failed to take a vote of shareholders on the merger prior to March 31, 2007;

•	at any time after ten business days following receipt of a written acquisition proposal, our board of directors has failed to reaffirm its approval or recommendation of the merger agreement and the merger within five business days after receipt of any written request to do so from MS Mortgage;

•	a tender offer or exchange offer for outstanding shares of our common stock has been publicly disclosed (other than by MS Mortgage or one of its affiliates) and our board of directors recommends that our shareholders tender their shares in such tender or exchange offer;

•	a tender offer or exchange offer for outstanding shares of our common stock has been publicly disclosed (other than by MS Mortgage or one of its affiliates) and, within ten business days after the commencement of such tender or exchange offer, MS Mortgage requests in writing that our board of directors recommend against acceptance of such offer and our board of directors fails to do so within five business days after receipt of such written request;

•	we have willfully and materially breached our obligations made with respect to any acquisition proposal or the special meeting of our shareholders; or

•	there has been a breach of any representation, warranty, covenant or agreement made by us in the merger agreement, or any such representation and warranty has become untrue, and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by MS Mortgage to us.

The merger agreement also may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, by us:

•	whether or not our shareholders have approved the merger, if there has been a breach of any representation, warranty, covenant or agreement made by MS Mortgage or Merger Sub under the merger agreement, or any such representation and warranty has become untrue, and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice is given to MS Mortgage by us; or

•	before, but not after, the approval by our shareholders of the merger, if we enter into an alternative acquisition agreement to effect a superior proposal or our board of directors (i) withholds, withdraws, qualifies or modifies, or publicly proposes or resolves to withhold, withdraw, qualify or modify, in a manner adverse to MS Mortgage, its recommendation or the recommendation of any of our board’s committees, that our shareholders vote in favor of the merger proposal, (ii) approves, recommends or otherwise declares advisable or proposes, publicly or otherwise, to approve, recommend or declare advisable any acquisition proposal or (iii) causes or permits us to enter into an alternate acquisition agreement, after paying to MS Mortgage the $23.5 million termination fee.

Termination Fee

If the merger agreement is terminated under certain circumstances, we may have to pay MS Mortgage a termination fee of $23.5 million. Specifically:

•	we will be required to pay such amount if we enter into an alternative acquisition proposal with respect to, or consummate, an acquisition proposal within 12 months after the merger agreement is terminated by either us or MS Mortgage because the merger is not consummated on or prior to March 31, 2007 or our shareholders do not approve the merger proposal at the special meeting, or any adjournment or postponement thereof, and we had received an acquisition proposal or another party publicly announced that it intended to make an acquisition proposal for us, and any such proposal was not withdrawn at least three business days prior to the date of the special meeting of our shareholders, or any adjournment or postponement thereof;

•	we will be required to pay such amount if MS Mortgage terminates the merger agreement because: (i) our board of directors changes its recommendation that our shareholders vote in favor of the merger proposal; (ii) our shareholders have not voted on the merger proposal prior to March 31, 2007; (iii) MS Mortgage requests in writing that our board of directors reaffirm its approval or recommendation of the merger agreement and the merger and our board of directors fails to do so within a prescribed period; (iv) a third party publicly discloses a tender offer or exchange offer for our company and our board of directors recommends that our shareholders tender their shares in such tender or exchange offer; (v) a third party publicly discloses a tender offer or exchange offer for our company, MS Mortgage requests in writing that our board of directors reaffirm its approval or recommendation of the merger agreement and the merger and our board of directors fails to do so within a prescribed period; or (vi) we willfully and materially breach our obligations made with respect to our handling of other acquisition proposals or the special meeting of our shareholders; and

•	we will be required to pay such amount if we terminate the merger agreement in favor of an alternative proposal, as permitted under certain specified circumstances. Please see “—Acquisition Proposals by Third Parties.”

We will not be required to pay such amount if we have terminated the merger agreement because MS Mortgage has breached any representation, warranty, covenant or agreement made by them in the merger agreement, or any such representation and warranty has become untrue, and such breach or condition was not curable or, if curable, was not cured within 30 days after written notice thereof was given by us to MS Mortgage.

Amendment of the Merger Agreement

Subject to the provisions of applicable law, at any time prior to the effective time of the merger, the merger agreement may be amended, modified or supplemented in writing by MS Mortgage, Merger Sub and us, by action of our respective boards of directors.

The Charter Amendment (page 39)

The merger agreement provides that, as part of the merger, Section 11.13 of Article XI of our charter will be amended to provide that the restrictions on ownership and transfer of shares of our stock set forth in Article XI of our charter will not be applicable to any transfers of stock in connection with consummation of the merger or the other transactions contemplated by the merger agreement, or to any person or group of persons that would beneficially own shares of our stock in excess of the ownership limit provided for in Article XI of our charter as a result of the consummation of the merger or the other transactions contemplated by the merger agreement. This ownership limit, which is 9.8% of the lesser of the aggregate number or the aggregate value of the outstanding shares of any class or series of our stock, is included in our charter to preserve our status as a REIT for federal income tax purposes. Our board of directors has declared it advisable for us to amend our charter in the foregoing manner as part of the merger. Approval of the merger proposal by the holders of shares of our common stock will include the approval necessary under applicable law for the charter amendment as part of the merger. If the merger is approved, the charter amendment will be included in the articles of merger filed with the Maryland State Department of Assessments and Taxation to effect the merger. The charter amendment will not take effect unless the merger becomes effective. The full text of the charter amendment is set forth on page 39 of this proxy statement.

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournment of the special meeting.

When and Where the Special Meeting Will Be Held

The special meeting will be held at the Hilton Garden Inn Richmond Innsbrook, 4050 Cox Road, Glen Allen, Virginia 23060, on Tuesday, October 31, 2006, starting at 9:00 a.m. local time.

What Will be Voted Upon

At the special meeting, you will be asked to consider and vote upon the following items:

•	a proposal to approve the merger, on the terms and subject to the conditions set forth in the merger agreement, and the other transactions contemplated by the merger agreement, including the charter amendment;

•	a proposal to approve the adjournment of the special meeting, if deemed necessary to facilitate the approval of the merger proposal, including to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal; and

•	any other matter properly brought before the special meeting or any adjournments or postponements thereof.

Pursuant to Maryland law and our bylaws, no other matters will be brought before the special meeting.

Our board of directors has unanimously adopted resolutions (i) approving and declaring advisable the merger agreement, (ii) declaring that the merger and the other transactions contemplated by the merger agreement, including the amendment to our corporate charter as part of the merger, are advisable on substantially the terms and conditions set forth in the merger agreement, and (iii) directing that the merger and the other transactions contemplated by the merger agreement, including the charter amendment, be submitted for consideration at a special meeting of our shareholders, as well as various other resolutions to facilitate consummation of the merger.

Our board of directors unanimously recommends that our shareholders vote FOR the approval of the merger and the other transactions contemplated by the merger agreement, including the charter amendment, and the approval of the adjournment of the special meeting, if deemed necessary to facilitate the approval of the merger.

Record Date and Voting Power

Only holders of record of shares of our common stock as of September 18, 2006 are entitled to vote.

Holders of record of shares of our common stock as of the close of business on September 18, 2006, are entitled to notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock that you owned of record at the close of business on the record date. On the record date, there were 50,080,215 shares of our common stock outstanding and entitled to vote at the special meeting.

Majority of Outstanding Shares Must be Represented For a Vote to be Taken

In order to have a quorum, a majority of the shares of our common stock that are outstanding and entitled to vote at the special meeting must be represented in person or by proxy. If a quorum is not present, a majority of the shares that are represented may vote to adjourn the special meeting.

Vote Required for Approval

Our shareholders will vote on a proposal to approve the merger, on the terms and subject to the conditions set forth in the merger agreement, and the other transactions contemplated by the merger agreement, including the charter amendment. Approval of this proposal requires the affirmative vote of the holders of at least two-thirds of all shares of our common stock that are outstanding and entitled to vote at the special meeting.

In addition, our shareholders will vote on a proposal to approve the adjournment of the special meeting, if deemed necessary to facilitate the approval of the merger. Approval of this proposal requires the affirmative vote of at least a majority of the votes actually cast at the special meeting.

Share Ownership of Directors and Executive Officers

As of September 18, 2006, the record date, our directors and executive officers beneficially owned approximately 1.6% of the outstanding shares of our common stock. To our knowledge, these directors and executive officers intend to vote in favor of approval of the merger, on the terms and subject to the conditions set forth in the merger agreement, and the other transactions contemplated by the merger agreement, including the charter amendment, and to vote in favor of approval of the adjournment of the special meeting, if deemed necessary to facilitate the approval of the merger.

Voting Your Shares

Our board of directors is soliciting proxies from our shareholders. Delivering a proxy card will give you the opportunity to vote at the special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy or attend the special meeting and vote in person, it will have the same effect as voting against the merger proposal.

If you hold your shares in your name, to grant your proxy, please complete, sign and date your proxy card and return it in the enclosed postage prepaid return envelope. To be valid, a returned proxy card must be signed and dated. If you attend the special meeting in person, you may vote your shares by completing a ballot at the meeting even if you have previously mailed your proxy card. Therefore, even if you plan on attending the special meeting, we ask that you return a completed proxy card so as to ensure that your vote is counted. You may attend the special meeting of our shareholders and vote your shares in person, rather than signing and returning your proxy card.

If you hold your shares in “street name,” that is, your shares are held of record through a broker, bank or other nominee, your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares, following the procedures provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger. If your broker, bank or other nominee provides services for voting by Internet or telephone, you may vote via the Internet or by telephone through your broker, bank or nominee. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker, bank or nominee. In order to attend the special meeting in person, you must follow the instructions provided by your broker, bank or nominee for providing confirmation at the special meeting that you are the beneficial owner of the shares.

Changing Your Vote by Revoking Your Proxy

You may revoke your proxy at any time before the polls close at the special meeting. You may revoke your proxy by delivering notice in writing to our Corporate Secretary, granting a later-dated proxy or appearing and voting in person at the special meeting. You will not revoke your proxy by simply attending the special meeting unless you complete a ballot. If you have instructed your bank, broker or other nominee to vote your shares, you must follow directions received from your bank, broker or nominee to change or revoke your proxy.

How Proxies Are Counted

If you return a signed and dated proxy card, unless you instruct otherwise, those shares represented by your proxy card will be voted as recommended by our board of directors “FOR” the merger and the other transactions contemplated by the merger agreement, including the charter amendment, and “FOR” the adjournment of the special meeting, if deemed necessary to facilitate approval of the merger proposal. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the special meeting. A properly executed or authorized proxy marked “ABSTAIN” will not be voted, but it will be counted to determine whether there is a quorum present at the special meeting. If you hold your shares through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or nominee in order to have your shares voted. Broker non-votes will also be counted for purposes of determining whether there is a quorum at the special meeting. Accordingly, since the affirmative vote of at least two-thirds of the shares of our common stock outstanding and entitled to vote at the special meeting is required to approve the merger proposal, both a proxy marked “ABSTAIN” and a broker non-vote will have the effect of a vote against this proposal. A proxy marked “ABSTAIN” will not be counted for purposes of a vote on the adjournment of the special meeting, if deemed necessary to facilitate approval of the merger proposal.

Solicitation of Proxies

In addition to solicitation by mail, we may use our directors, officers, and employees to solicit proxies by telephone, other electronic means or in person. These individuals will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians, and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all costs and expenses relating to filing, printing, and mailing this proxy statement and relating to the solicitation of proxies.

We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and have agreed to pay to MacKenzie Partners, Inc. a fee of not more than $12,500, plus reimbursement of out-of-pocket expenses. The address of MacKenzie Partners, Inc. is 105 Madison Avenue, New York, NY 10016. Their telephone number is (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

Adjournment

If, at the special meeting, the number of shares of our common stock, represented in person or by proxy, is not sufficient to constitute a quorum, or the number of shares of our common stock voting in favor of approval of the merger proposal is insufficient to approve the merger and the other transactions contemplated by the merger agreement, including the charter amendment, under Maryland law and our charter, we intend to adjourn the special meeting. Any adjournment may be made without notice other than by announcement at the special meeting, by approval of the holders of at least a majority of the votes actually cast at the meeting, whether or not a quorum exists. Under our bylaws, we may adjourn the special meeting for up to 120 days after the record date fixed for the special meeting without additional notice if we announce the new date, time and place at the special meeting prior to the adjournment. If we do not announce the new date, time and place at the special meeting prior to the adjournment, then we must deliver notice of the new date, time and place. If the new date will be more than 120 days after the record date for the special meeting, then we will be required to set a new record date and provide notice to our holders of record as of the new record date. Any adjournment of the special meeting for the purpose of soliciting additional proxies in favor of approving the merger proposal will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Stock Certificates

Shareholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our shareholders as soon as practicable after completion of the merger.

Contact for Questions and Requests

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor, MacKenzie Partners, Inc. at 105 Madison Avenue, New York, NY 10016. Their telephone number is (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

THE COMPANIES

Saxon Capital, Inc.

Saxon Capital, Inc., which we sometimes refer to in this document as Saxon, is a Maryland corporation organized to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Saxon originates, purchases, securitizes and services residential mortgage loans that are primarily sub-prime mortgage loans, and manages a portfolio of mortgage assets. Saxon was incorporated in Maryland on February 5, 2004 for the purpose of effecting the conversion of Saxon Capital, Inc., a Delaware corporation, or Old Saxon, to a REIT. Old Saxon was formed on April 23, 2001 to originate, purchase, securitize and service a portfolio of residential mortgage loans and manage a portfolio of mortgage assets. Old Saxon acquired all of the issued and outstanding capital stock of SCI Services, Inc. from Dominion Capital, Inc. on July 6, 2001. A merger agreement effecting the conversion of Old Saxon to a REIT was completed on September 24, 2004, with Old Saxon merging with and into Saxon Capital Holdings, Inc., a wholly-owned subsidiary of Saxon. Saxon succeeded to and continued the operations of Old Saxon, changing its name from Saxon REIT, Inc. to Saxon Capital, Inc.

Our principal executive offices are located at 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060, and our telephone number is (804) 967-7400. Our Internet website address is www.saxonmortgage.com. None of the information on our website is incorporated into or made a part of this proxy statement. Our common stock currently trades on the New York Stock Exchange under the symbol “SAX.” Additional information regarding our company is contained in our filings with the Securities and Exchange Commission. Please see “Where You Can Find More Information.”

Morgan Stanley Mortgage Capital Inc.

Morgan Stanley Mortgage Capital Inc., which we sometimes refer to in this document as MS Mortgage, is a New York corporation that was incorporated on March 1, 1984 and is a direct, wholly-owned subsidiary of Morgan Stanley (NYSE: MS). MS Mortgage provides warehouse and repurchase financing to mortgage lenders and purchases closed, first and subordinate lien residential mortgage loans for securitization or resale, or for its own investment. MS Mortgage also originates commercial mortgage loans.

MS Mortgage’s principal executive offices are located at 1585 Broadway, New York, New York 10036, and its telephone number at that address is (212) 761-4000.

Angle Merger Subsidiary Corporation

Angle Merger Subsidiary Corporation, which we sometimes refer to in this document as Merger Sub, is a Maryland corporation recently organized in connection with the merger and, to date, has no assets and has engaged in no material operations or activities other than those incidental to its formation and the consummation of the merger. Merger Sub is a wholly-owned subsidiary of MS Mortgage. Upon completion of the merger, Merger Sub will merge with and into Saxon, and its separate existence will cease.

The mailing address of Merger Sub is 1585 Broadway, New York, New York 10036, and its telephone number at that address is (212) 761-4000.

THE MERGER

Description of the Merger

Our board of directors has unanimously adopted a merger agreement whereby we will become a wholly-owned subsidiary of MS Mortgage. If the merger is approved by our shareholders, then, on the terms and subject to the conditions set forth in the merger agreement, Merger Sub will be merged with and into Saxon, and Saxon will be the surviving company in the merger. As a part of the merger, our corporate charter will be amended to exempt the merger and the other transactions contemplated by the merger agreement from the restrictions on ownership and transfer contained in our charter to preserve our status as a REIT for federal income tax purposes. As a result of the merger, Saxon will become a wholly-owned subsidiary of MS Mortgage. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

If the merger is completed, you will receive in cash merger consideration equal to $14.10 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that you own at the effective time of the merger.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Saxon shareholder. You will receive your portion of the merger consideration after you exchange your stock certificates representing shares of our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

Our common stock is currently registered under the Exchange Act and is listed for trading on the New York Stock Exchange under the symbol “SAX.” Following the merger, our common stock will be delisted from the New York Stock Exchange and will no longer be publicly traded, and the registration of our common stock under the Exchange Act will be terminated.

Please see “The Merger Agreement” for additional and more detailed information regarding the merger agreement.

Background of the Merger

Our board of directors has periodically assessed and reviewed our business, strategic direction, performance, prospects and competitive position in light of trends and developments impacting our business. Our board of directors has also at times discussed with senior management various potential strategic alternatives involving possible acquisitions or business combinations that could complement and enhance our competitive strengths and strategic position. In the last two years, we have had preliminary discussions with several participants in the mortgage industry concerning the possibility of a strategic combination with, or sale of, our company. None of these discussions advanced beyond the preliminary stages or appeared likely to result in an offer for our company at a premium to our then-current stock price. Accordingly, they were not pursued.

In March 2006, an advisor of MS Mortgage made an unsolicited initial contact with Richard A. Kraemer, the chairman of our board of directors, indicating that he was acting on behalf of a client that was interested in discussing a potential transaction with us. On March 21, 2006, Mr. Kraemer and Michael L. Sawyer, our President and Chief Executive Officer, met in New York, New York with representatives and advisors of MS Mortgage to discuss MS Mortgage’s interest in pursuing a transaction with us preliminarily.

At a regularly scheduled meeting of our board of directors held on March 24, 2006, Messrs. Kraemer and Sawyer discussed MS Mortgage’s unsolicited inquiry with the other members of our board of directors. Although no decision was made at this meeting as to whether our company would be offered for sale, our board of directors authorized our senior management to enter into a confidentiality agreement with MS Mortgage in order to facilitate additional exploratory discussions.

Messrs. Kraemer and Sawyer and Richard D. Shepherd, our General Counsel, consulted with our outside legal counsel, Gibson, Dunn & Crutcher LLP, and our outside Maryland legal counsel, Ballard Spahr Andrews Ingersoll LLP, regarding various legal and structural considerations relating to our strategic alternatives, including a potential sale of our company. In addition, Messrs. Kraemer and Sawyer engaged in intermittent exploratory discussions with representatives and advisors of MS Mortgage from April to June 2006.

On June 22, 2006, we received from MS Mortgage a non-binding, preliminary indication of interest letter, which we refer to in this document as the June 22 Letter. The June 22 Letter indicated that MS Mortgage was potentially interested in acquiring our company for cash and indicated, based on information MS Mortgage had reviewed, a preliminary purchase price in the range of $14.00 – $14.50 per share, subject to adjustment upward or downward after completion of its due diligence review. At a meeting of our board of directors held on June 22, 2006, the June 22 Letter, including comments of management and outside legal counsel, was discussed, and the directors unanimously agreed to direct Messrs. Kraemer and Sawyer to continue exploratory discussions with MS Mortgage. On June 28, 2006, Messrs. Kraemer and Sawyer met with representatives and advisors of MS Mortgage for additional exploratory discussions. On June 29, 2006, we engaged Credit Suisse to render a fairness opinion in connection with a possible transaction with MS Mortgage.

At a meeting of our board of directors that commenced on June 29, 2006, our directors discussed the preliminary price range set forth in the June 22 Letter, the valuation approaches that had been presented by MS Mortgage at the June 28, 2006 meeting attended by Messrs. Kraemer and Sawyer and various possible responses to such approaches. In particular, although our board of directors still had not yet determined to sell our company, the directors agreed that Mr. Kraemer should meet with MS Mortgage to continue exploratory discussions. The meeting was adjourned and reconvened on July 7, 2006. At the reconvened meeting, Mr. Kraemer summarized the events that had taken place during the recess:

•	Mr. Kraemer had spoken by telephone with an advisor of MS Mortgage on June 29, 2006 and with representatives and advisors of MS Mortgage on June 30, 2006, focusing discussions on improving the preliminary pricing terms from the range set forth in the June 22 Letter;

•	Messrs. Kraemer and Sawyer had received a revised non-binding, preliminary indication of interest letter, dated July 5, 2006, which we refer to in this document as the July 5 Letter, reflecting a revised preliminary indication of the purchase price, based on information MS Mortgage had reviewed, of $14.75 per share, subject to adjustment upward or downward after completion of its due diligence review; and

•	Mr. Kraemer had contacted each of our directors by telephone to discuss the July 5 Letter, and had received unanimous support for allowing MS Mortgage to conduct a due diligence review at our headquarters in Glen Allen, Virginia.

At the reconvened meeting, the July 5 Letter was discussed. In addition, representatives of Credit Suisse provided a preliminary overview of then-current market information and of the valuation methodology that Credit Suisse would employ in its analysis. Also at this meeting, outside legal counsel discussed with our board of directors the fiduciary duties and other legal responsibilities of the directors in the context of a potential acquisition of our company. Our board of directors unanimously approved our execution of the July 5 Letter, which included confidentiality and standstill provisions, as well as providing for an exclusivity period, during which we would not entertain other acquisition proposals while the parties pursued whether or not there was a basis for entering into a transaction. Following the July 7, 2006 adjournment of the meeting, Mr. Kraemer contacted a MS Mortgage advisor and informed him that we would allow MS Mortgage to conduct due diligence at our headquarters in order to continue exploring a possible transaction.

MS Mortgage’s on site due diligence commenced on July 10, 2006. At a regularly scheduled meeting of our board of directors that commenced on July 17, 2006 and was continued on July 18, 2006, Mr. Sawyer reported on the progress of MS Mortgage’s on site due diligence review. The board of directors discussed with our senior management and outside legal counsel various business, regulatory, tax and accounting issues to be considered and analyses to be made in connection with considering a definitive offer, if one were to be received. Our outside legal counsel discussed in more detail the fiduciary and other responsibilities of our directors in the context of a potential acquisition of our company. Our board of directors also discussed with outside legal counsel the issues that typically are most heavily negotiated in similar situations, the status of recent comparable publicly announced transactions and other factors for consideration in determining whether to sell our company.

Over the next few weeks, during MS Mortgage’s due diligence, several conversations took place between representatives of MS Mortgage and representatives of our company regarding various financial, operational, regulatory and legal matters relating to our company. On August 2, 2006, Mr. Kraemer contacted MS Mortgage’s advisor to inquire about the status of MS Mortgage’s due diligence, and it was indicated that the due diligence was nearly complete. Later that day, a meeting was scheduled for Friday, August 4, 2006, between MS Mortgage and Mr. Kraemer to discuss the results of MS Mortgage’s due diligence, and any implications on the price MS Mortgage was prepared to offer to pay in the transaction.

On the morning of August 4, 2006, Mr. Kraemer met in New York, New York with representatives and advisors of MS Mortgage. MS Mortgage’s representatives raised several points arising from MS Mortgage’s due diligence review, which was ongoing, as factors for lowering the proposed offer price from the preliminary potential purchase price set forth in the July 5 Letter. Mr. Kraemer responded to each point raised by MS Mortgage and raised other considerations that we believed should be considered as factors for proposing a higher purchase price. After additional discussion, the meeting recessed while MS Mortgage continued its analysis. The meeting then reconvened, and representatives of MS Mortgage indicated to Mr. Kraemer that, after additional review, MS Mortgage was considering values between $13.75-$14.25 per share based on certain due diligence items that MS Mortgage was continuing to consider. The parties adjourned this meeting in order to provide MS Mortgage with additional time to reach its conclusions on these issues.

At a meeting of our board of directors held later that morning, attended by our outside legal advisors, Mr. Kraemer reported on the events of the morning meeting with MS Mortgage. The directors, other than Mr. Sawyer, who was excused, and outside legal counsel discussed the morning’s developments, as well as market conditions, conditions in our industry and our company’s current and prospective financial condition. Thereafter, an executive session of only the non-employee directors was called, at which the non-employee directors continued discussions regarding how to maximize shareholder value in light of the projected performance of our company and our industry and determined that, if a purchase price within the ranges that had previously been expressed in the June 22 Letter and the July 5 Letter could be obtained, with deal protections that were not preclusive of higher offers or coercive to our shareholders and with other reasonable terms, then the company should move forward with a potential transaction with MS Mortgage.

The meeting was adjourned and reconvened late that afternoon with all of our directors and our outside legal advisors. Mr. Kraemer reported on the negotiations that had taken place during the recess. Messrs. Kraemer and Sawyer had held a telephone conference call with representatives of MS Mortgage to discuss the issues that remained from earlier that day. MS Mortgage had considered Mr. Kraemer’s points from the morning’s meeting, as well as additional information provided by our management during the day, and was now considering, based on its determination in relation to a number of factors, a potential offer price of $14.10 per share. In addition, during the recess, Mr. Kraemer and Gibson, Dunn & Crutcher LLP had received from Davis Polk & Wardwell, legal counsel to MS Mortgage, an initial draft of the merger agreement, and Mr. Kraemer had discussed with outside legal counsel certain tax matters that had arisen in the morning’s discussions. The board of directors discussed the draft agreement with Gibson, Dunn & Crutcher LLP. Gibson, Dunn & Crutcher LLP reviewed with the directors various regulatory and legal considerations that would apply if the negotiations continued. After the meeting, Mr. Kraemer called MS Mortgage’s advisor to inform him that our board of directors was willing to continue discussions with MS Mortgage.

On Saturday, August 5, 2006, at a telephonic special meeting of our board of directors, our board of directors discussed with our advisors the initial draft merger agreement, including provisions relating to operating covenants, provisions relating to our ability to pay dividends prior to the effectiveness of the merger and deal protection provisions. Late that night, Gibson, Dunn & Crutcher LLP provided to Davis Polk & Wardwell a markup reflecting our initial comments on the draft merger agreement.

At 2:10 p.m. on Sunday, August 6, 2006, at a special meeting of our board of directors held at Gibson, Dunn & Crutcher LLP’s offices in Washington. D.C., Mr. Kraemer updated the other directors on the status of the negotiations, noting that several issues, including the payment of dividends going forward, continued to be negotiated with MS Mortgage. Credit Suisse made a preliminary financial presentation on the proposed financial terms of the transaction. Our board of directors also discussed various factors relating to its consideration of a transaction with MS Mortgage, including, without limitation, its and our advisors’ awareness that several acquisitions of mortgage REITs had recently been announced and that there were a limited number of potential acquirors for mortgage REITs, such as our company, that were considered to be potentially available for acquisition, as well as the fact that we had not recently been approached with a serious indication of interest from any other potential acquiror, which confirmed the view of our board of directors and our advisors that any effort to auction the company prior to its entering into an exclusivity period with MS Mortgage would likely have been of minimal benefit. After consulting with our advisors, our board of directors determined that, as long as the deal protections afforded to MS Mortgage in the transaction were not preclusive of higher offers or coercive to our shareholders and otherwise within the range of those considered acceptable by certain potentially relevant judicial decisions, other bidders would not be precluded from making an offer for our company after the announcement of a transaction with MS Mortgage.

At 6:00 p.m. on Sunday, August 6, 2006, representatives of MS Mortgage and Davis Polk & Wardwell arrived at Gibson, Dunn & Crutcher LLP’s offices in Washington, D.C. to negotiate the merger agreement with representatives of our company and Gibson, Dunn & Crutcher LLP. These negotiations continued through August 8, 2006. Among the terms discussed, particular attention was given to the provisions relating to on our ability to pay dividends to our shareholders between the signing of the merger agreement and the effectiveness of the merger, and the amount of such dividends, the existence and specific terms of various deal protection mechanisms proposed by MS Mortgage, such as a provision that our board of directors would be required to submit the transaction with MS Mortgage to a vote of our shareholders even if the board of directors were to withdraw its support of the transaction (commonly referred to as a “force-the-vote” provision), the amount of the termination fee (initially proposed by MS Mortgage to be $26.0 million) and the conditions under which the termination fee would be payable, as well as the interim covenants imposing restrictions on the operation of our business between signing and effectiveness.

During the course of these discussions, telephonic meetings of our board of directors were held on Monday, August 7, 2006 and Tuesday, August 8, 2006, to update our board of directors on the status and progress of the negotiations. At the August 8th meeting, our board of directors discussed with our advisors the then-current terms of the proposed transaction resulting from the negotiations and determined that the proposed final terms, which included a reduction in the termination fee from the $26.0 million initially proposed by MS Mortgage to $23.5 million, and the removal of the “force-the-vote” provision, were acceptable. Our board of directors noted that the $14.10 per share purchase price represented approximately a 28.5% premium to the then-current trading price of our common stock and that the deal protection provisions, which our board of directors viewed as comparable to those considered acceptable by certain potentially relevant judicial decisions, should not preclude a superior offer and should afford the flexibility to respond to a superior offer, if received. Credit Suisse presented its oral opinion, which was subsequently confirmed in writing, that, as of August 8, 2006, and based on, and subject to, the matters and assumptions set forth in Credit Suisse’s opinion, the proposed merger consideration of $14.10 in cash to be received by our shareholders, other than MS Mortgage and its affiliates, was fair to such holders, from a financial point of view.

After additional deliberation and discussion among our board of directors, our senior management and our legal and financial advisors, our board of directors unanimously (i) approved and declared advisable the merger agreement, (ii) declared the merger and the other transactions contemplated by the merger agreement to be advisable on substantially the terms and conditions set forth in the merger agreement and (iii) directed that the merger and the other transactions contemplated by the merger agreement be submitted for consideration at a special meeting of our shareholders. Later on August 8, 2006, we, MS Mortgage and Merger Sub executed the definitive merger agreement. On the morning of August 9, 2006, we and MS Mortgage’s parent company issued separate press releases announcing the execution of the merger agreement.

Our Reasons for the Merger

In reaching its final determination, our board of directors consulted with management, as well as our legal and financial advisors, and considered a number of factors, including the following material factors:

•	the merger consideration of $14.10 per share to be received by our shareholders represents approximately a 28.5% premium over the closing price of our common stock on the New York Stock Exchange on August 8, 2006, the last trading day preceding announcement of the merger agreement, which was $10.97 per share, and approximately a 24.8% premium over the average closing price of our common stock over the 30 calendar days preceding the announcement of the merger agreement, which was $11.30 per share;

•	the merger consideration consists solely of cash, which will enable our shareholders to immediately realize what our board of directors believed to be a fair value, in cash, for our shareholders’ investment and will provide certainty of value to our shareholders;

•	the merger consideration is fixed at $14.10 per share even if, subject to a material adverse effect, our company’s business prospects were to deteriorate between the execution of the merger agreement and the effective time of the merger;

•	its review of our business, operations, financial condition and earnings on an historical and a prospective basis, including our financial results for the first half of 2006 (which reflected significant decreases in net income and significant increases in interest expense, reflecting the competitive pressures and interest rate environment we currently face), which the board of directors believed could negatively impact equity value;

•	other strategic alternatives available to us, including continuing to operate our company on a stand-alone basis or seeking to continue to grow through acquisition, and the benefits and risks associated with such alternatives compared to the proposed merger;

•	trends in the financial services industry, particularly in the mortgage business, competition and challenges affecting us, including the increasing importance of scale and scope and potential challenges to earnings growth in the current interest rate environment;

•	the opinion of Credit Suisse, dated August 8, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of our common stock, other than MS Mortgage and its affiliates (the full text of Credit Suisse’s opinion is attached as Annex B to this proxy statement and should be read in its entirety, together with the information contained under the heading “Opinion of Our Financial Advisor” beginning on page 27);

•	MS Mortgage’s obligation to consummate the merger is not subject to any financing contingencies and our board of directors’ view of MS Mortgage’s ability to fund the merger consideration;

•	the terms of the merger agreement, including the representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the merger agreement, the likelihood of the consummation of the merger, the termination provisions of the merger agreement and our board of directors’ evaluation of the likely time period necessary to effect the merger;

•	the likelihood of receipt of the requisite regulatory and other approvals;

•	the experience, reputation and financial capabilities of MS Mortgage; and

•	prior to approval of the merger by our shareholders, the merger agreement permits our board of directors to consider a superior proposal and terminate the agreement, subject to certain requirements and rights of MS Mortgage and the payment of a termination fee that was considered by our board of directors to be comparable to those agreed upon in similar transactions.

In the course of its deliberations, our board of directors also considered a variety of risks and potentially negative factors, including:

•

the merger agreement precludes us from actively soliciting alternative proposals, although, prior to approval of the merger by our shareholders, our board of directors is permitted to provide information to, and negotiate with, a third party that makes an unsolicited acquisition proposal if the board of directors determines in good faith after consultation with outside counsel that the failure to take such action would likely be inconsistent with its fiduciary duties to our company or our shareholders and determines in good faith after consultation with its financial advisor that the third party’s proposal would reasonably be expected to result in a superior proposal;

•	we are obligated to pay to MS Mortgage a $23.5 million termination fee if the merger agreement is terminated under certain circumstances, which potentially could discourage other potential acquirors from making a proposal to acquire our company, or could reduce the price in an alternative transaction;

•	the restrictions imposed by the merger agreement on our ability to operate our business until the merger was completed or the merger agreement was terminated;

•	the merger consideration is fixed at $14.10 per share even if our company’s business prospects were to improve between the execution of the merger agreement and the effective time of the merger;

•	proceeds from the sale of shares in the merger generally will be taxable to our shareholders for U.S. federal income tax purposes;

•	MS Mortgage’s obligation to complete the merger is subject to certain conditions, and it has the right to terminate the merger agreement in specified circumstances;

•	our operations and staffing may be disrupted following the announcement of the execution of the merger agreement, which could have an adverse effect on our company if the merger is not completed and we remain an independent company; and

•	our directors and our executive officers may have interests with respect to the merger that are different from, and in addition to, those of our shareholders generally. Please see “The Merger—Interests of Our Executive Officers and Directors in the Merger.”

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does include the material factors considered by our board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Our board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and supportive of, its determination. It should be noted that this explanation of our board of directors’ reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Caution Regarding Forward-Looking Statements.”

Recommendation of Our Board of Directors

After careful consideration, for the reasons set forth above, our board of directors has unanimously declared the merger agreement to be advisable and approved the merger agreement, and declared the merger and the other transactions contemplated by the merger agreement, including the charter amendment, to be advisable on substantially the terms and conditions set forth in the merger agreement. Our board of directors unanimously recommends that you vote FOR the approval of the merger and the other transactions contemplated by the merger agreement, including the charter amendment.

Opinion of Our Financial Advisor

Credit Suisse Fairness Opinion

We retained Credit Suisse solely to render a fairness opinion in connection with the merger. In connection with Credit Suisse’s engagement, we requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of our common stock, other than MS Mortgage and its affiliates. On August 8, 2006, our board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse reviewed with our board of directors certain financial analyses, as described below, and rendered its oral opinion to our board of directors, subsequently confirmed in writing, that, as of August 8, 2006 and based upon and subject to the various considerations set forth in the Credit Suisse opinion, the merger consideration was fair to holders of our common stock, other than MS Mortgage and its affiliates, from a financial point of view.

The full text of the Credit Suisse opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety. Our shareholders are urged to, and should, read the Credit Suisse opinion carefully and in its entirety. The Credit Suisse opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of our common stock, other than MS Mortgage and its affiliates, as of the date of the Credit Suisse opinion, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger. The summary of the Credit Suisse opinion in this proxy statement is qualified in its entirety by reference to the full text of the Credit Suisse opinion.

In connection with its opinion, Credit Suisse, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to our company;

•	reviewed certain other information relating to our company, including financial forecasts, provided to or discussed with Credit Suisse by us, and met with our management to discuss our business and prospects;

•	considered certain financial and stock market data of our company and compared that data with similar data for other publicly held companies in businesses which Credit Suisse deemed similar to those of our company;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to our financial forecasts that Credit Suisse reviewed, our management advised Credit Suisse, and Credit Suisse assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to future financial performance of our company. Credit Suisse also assumed, with our consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on us or the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement. Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Saxon, nor was Credit Suisse furnished with any such evaluations or appraisals. The Credit Suisse opinion addresses only the fairness, from a financial point of view, to the holders of our common stock, other than MS Mortgage and its affiliates, of the merger consideration to be received in the merger and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The Credit Suisse opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse opinion. The Credit Suisse opinion does not address the relative merits of the merger as compared to other business strategies that might be available to us, nor does it address our underlying business decision to proceed with the merger. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of our company.

In preparing its opinion to our board of directors, Credit Suisse performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, transaction or business used by Credit Suisse in its analyses as a comparison is identical to our company or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. In addition, Credit Suisse may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse’s view of the actual value of our company. The estimates contained in the analyses performed by Credit Suisse and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses performed by Credit Suisse are inherently subject to substantial uncertainty.

The opinion of Credit Suisse and its financial analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by Credit Suisse in connection with the preparation of its opinion and reviewed with our board of directors at a meeting of our board of directors on August 8, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Credit Suisse, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Credit Suisse.

Selected Companies Analysis

Credit Suisse reviewed trading multiples of our company and the following six selected publicly held companies in the mortgage banking industry, referred to as the peers:

Peers

• New Century Financial Corp. • Novastar Financial, Inc. • Impac Mortgage Holding, Inc. • Fieldstone Investment Corp. • Delta Financial Corporation • ECC Capital Corporation

Credit Suisse reviewed, among other things, closing stock prices on August 7, 2006 as a multiple of estimated earnings per share, commonly referred to as EPS, for calendar years 2006 and 2007 and as a multiple of tangible book value per share as of the most recent completed accounting period. Credit Suisse also reviewed dividend yield, defined as the most recent quarterly dividend on an annualized basis divided by the closing stock price as of August 7, 2006. Credit Suisse then applied ranges of selected multiples and premiums of such financial data derived from the peers to corresponding financial data of our company. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of our company were based on internal estimates of our management. This analysis indicated the following selected per share equity reference range for our company, as compared to the merger consideration:

Selected Per Share Equity Reference Range for Saxon	Merger Consideration
$7.13 – $15.49	$14.10

Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis to calculate the estimated present value of the future dividend stream that our company could generate on a stand-alone basis based on financial forecasts provided to or discussed with Credit Suisse by our management. These forecasts, among other matters, assume we will successfully raise $580 million in additional capital by 2010 by issuing additional equity. Credit Suisse derived ranges of estimated terminal values of our common stock by applying a range of terminal value forward multiples of 6.50x to 8.50x to our calendar year 2011 estimated earnings. The present values of the future dividend stream and terminal values were calculated as of December 31, 2006 using discount rates of 15.0% to 18.0%. For purposes of this analysis, Credit Suisse utilized the following assumptions based on internal financial information and estimates of our management:

•	targeted debt to equity ratio of 13x; and

•	a pre-tax opportunity cost on dividends of 6.50%.

This analysis indicated the following implied per share equity reference range for our company, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Saxon	Merger Consideration
$12.02 – $16.11	$14.10

Selected Transactions Analysis

Credit Suisse reviewed the implied purchase prices and premiums paid in the following four selected transactions in the mortgage banking industry announced in 2006 to the extent information was publicly available:

Acquiror	Target

• Deutsche Bank AG • Barclays Bank PLC • Accredited Home Lenders Holding Co. • Fortress Investment Group LLC	• MortgageIT Holdings, Inc. • HomEq Servicing Corporation • Aames Investment Corporation • Centex Home Equity Company LLC

Credit Suisse reviewed per share purchase prices in the selected transactions as a multiple of 2007 estimated EPS and as a multiple of tangible book value per share as of the most recent completed accounting period prior to public announcement of the relevant transaction. Credit Suisse then applied ranges of selected multiples and premiums of such financial data derived from the selected transactions to corresponding financial data of our company. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transactions. Financial data of our company were based on internal estimates of our management, public filings and other publicly available information. This analysis indicated the following selected per share equity reference range for our company, as compared to the merger consideration:

Selected Per Share Equity Reference Range for Saxon	Merger Consideration
$8.32 – $14.23	$14.10

Miscellaneous

We engaged Credit Suisse to render a fairness opinion based on its qualifications, experience, reputation and knowledge of our business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. From time to time, Credit Suisse and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to our company, MS Mortgage and their respective affiliates unrelated to the proposed merger, for which services Credit Suisse has received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for their own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of our company, MS Mortgage, their respective affiliates and any other entities that may be involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

Pursuant to an engagement letter dated as of June 29, 2006, we engaged Credit Suisse solely to render a fairness opinion to our board of directors in connection with the merger. Pursuant to the terms of the engagement letter, we have agreed to pay Credit Suisse a customary fee for rendering its opinion. In addition, we have agreed to reimburse Credit Suisse for its expenses, including attorneys’ fees, incurred in connection with its engagement and to indemnify Credit Suisse and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Interests of Our Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that some of our executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests as Saxon shareholders they may share with you. Our board of directors was informed or otherwise was aware of, and considered the interests of, our executive officers and directors in approving the merger agreement and the merger.

Merger Consideration to be Received by Directors and Executive Officers

Each of our directors and executive officers holds shares of our common stock and/or restricted stock units. Shares and restricted stock units will be exchanged for the right to receive the merger consideration as described in this proxy statement. None of our directors or executive officers holds any options with respect to shares of our common stock.

The following table sets forth the merger consideration, before deducting any applicable withholding taxes, that each of our current executive officers and directors is expected to receive at the completion of the merger on the basis of the shares of our common stock and restricted stock units that they held as of September 18, 2006. Our executive officers also participate in our employee stock purchase plan and are expected to receive additional merger consideration in exchange for shares they acquire under that plan prior to the effective time of the merger. The amount of additional shares to be issued under our employee stock purchase plan will not be determinable until September 30, 2006, the last date of the current participation period under the plan. No executive officer is expected to purchase a material number of shares under our employee stock purchase plan prior to the effective time of the merger. Our non-employee directors do not participate in our employee stock purchase plan.

Merger Consideration Expected to be Received by Directors and Executive Officers

Name	Expected Merger Consideration from Shares of Common Stock Held		Expected Merger Consideration from Shares of Common Stock Issuable upon Accelerated Vesting of Restricted Stock Units	Expected Total Merger Consideration
Executive Officers:
Michael L. Sawyer	$4,461,719		$3,172,500	$7,634,219
Robert B. Eastep	900,891		1,057,500	1,958,391
David L. Dill	56,315		705,000	761,315
James V. Smith	565,988		705,000	1,270,988
Richard D. Shepherd	496,419		423,000	919,419
Ernest G. Bretana	53,439		282,000	335,439
Mark E. Trentmann, Sr.	3,158		282,000	285,158
Carrie J. Pettitt	18,767		211,500	230,267

Directors (other than Mr. Sawyer):
Richard A. Kraemer	$1,692,000		$211,500	$1,903,500
Louis C. Fornetti	70,500		211,500	282,000
Anastasia D. Kelly	0		282,000	282,000
Thomas J. Wageman	1,511,182	(1)	211,500	1,722,682	(1)
David D. Wesselink	1,410,000	(2)	211,500	1,621,500	(2)

Total for all Executive Officers and Directors	$11,240,378		$7,966,500	$19,206,878

(1)	Includes merger consideration from the exchange of 1,926 shares held by Mr. Wageman’s adult daughter, with respect to which he disclaims beneficial ownership. Also includes merger consideration from the exchange of 10,000 shares held by TLT, Ltd. and 90,000 shares held by Twin Oak Partners, Ltd., each of which is beneficially owned by Mr. Wageman.
(2)	Includes merger consideration from the exchange of 95,000 shares held by Mr. Wesselink’s wife.

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of our shares of common stock, please see the information below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Other Payments to be Received by Our Executive Officers in the Merger

Under the terms of the employment agreements we have with certain of our executive officers and the terms of the Saxon Capital, Inc. 2005 Change-in-Control Plan, sometimes referred to in this document as the 2005 Change-in-Control Plan, in which all of our current executive officers are participants, our executive officers will be eligible to receive cash payments in connection with the merger. These payments will be made upon completion of the merger. In addition, our executive officers will become eligible to receive additional cash payments and other benefits if their employment with the surviving corporation is terminated, within a specified period of time after the merger, under certain circumstances as set forth in the respective employment agreements and the 2005 Change-in-Control Plan.

Under the 2005 Change-in-Control Plan, if an executive officer is terminated without cause or voluntarily resigns for good reason within 12 months following the effectiveness of the merger, he or she will be entitled to receive a lump sum severance payment equal to 75% (or, in the cases of Messrs. Eastep, Dill or Smith, 150%, or in the case of Mr. Sawyer, 100%) of the sum of his or her base salary and target bonus. In addition, the executive officer will be entitled to receive his or her salary and all other compensation and benefits payable through the date of termination and, if any annual cash bonus compensation was potentially earnable by the executive officer by performance in a year that has been completed, and such year was completed at the date of termination but the annual cash bonus compensation was not yet determined or not yet paid, we will determine the amount payable in good faith and with no exercise of negative discretion, except as is consistent with the exercise of such negative discretion for our other executive officers who have not been terminated. The executive officer will also be entitled to receive a lump sum payment equal to a pro rata portion of his or her target bonus for the year of termination, as well as family medical, dental and vision benefits at least equal to and on terms no less favorable (including with respect to any required contribution by the executive) than those that would have been provided to the executive officer for a period of 18 months (or, in the cases of Messrs. Eastep, Dill or Smith, for a period of 24 months, or in the case of Mr. Sawyer, for a period of 36 months). In addition, the employment agreements for each of Messrs. Sawyer, Eastep, Smith and Dill generally provide that all payments and benefits shall be subject to “gross up” payments if the executive is required to pay “golden parachute” excise taxes under Section 4999 of the Code; however, payments to all of the executive officers under the 2005 Change-in-Control Plan are subject to a “cutback” of benefits to the extent necessary to avoid the golden parachute excise tax. Accordingly, we do not expect that the merger or the payments made pursuant to the employment agreements for each of Messrs. Sawyer, Eastep, Smith and Dill and the 2005 Change-in-Control Plan will result in our being required to pay golden parachute excise taxes under Section 4999 of the Code.

The following table sets forth the expected cash payments and other benefits each of our executive officers will be entitled to receive in connection with the merger pursuant to their employment agreements and the 2005 Change-in-Control Plan.

Change in Control Payments and Severance Compensation Under Employment Agreements and

2005 Change-in-Control Plan, Assuming the Merger Becomes Effective on December 31, 2006

Name	Payment upon Effectiveness of the Merger(1)	Potential Payment upon Termination without Cause or Resignation For Good Reason within 12 Months of Effectiveness of Merger				Potential Total Change in Control Payments and Severance Compensation (1)(2)(3)
		Severance Component		Pro-Rata Bonus for the Year of Termination Component(2)	Months of Extended Benefits
Michael L. Sawyer	$2,250,000	$900,000		$450,000	36 months	$3,600,000
Robert B. Eastep	750,000	750,000		250,000	24 months	1,750,000
David L. Dill	750,000	547,200	(4)	250,000	24 months	1,547,200
James V. Smith	750,000	750,000		250,000	24 months	1,750,000
Richard D. Shepherd	300,000	300,000		200,000	18 months	800,000
Ernest G. Bretana	275,625	275,625		157,500	18 months	708,750
Mark E. Trentmann, Sr.	205,862	205,862		91,494	18 months	503,217
Carrie J. Pettitt	196,875	196,875		87,500	18 months	481,250

Total	$5,478,362	$3,925,562		$1,736,494		$11,140,417

(1)	For Messrs. Sawyer, Eastep, Smith and Dill, includes the maximum amount of a cash bonus payable to the individual pursuant to Section 2.2(b) of the individual’s employment agreement upon a change of control, assuming that there is no change in the current annual base salary of the individual and that the merger becomes effective on December 31, 2006. The amount of the cash bonus payable to the individual under Section 2.2(b) of the individual’s employment agreement upon a change of control that is actually paid may be less, depending on the date on which the merger becomes effective. The pro rata portion is determined based on the proportion of the year elapsed from the beginning of the year until the date on which the merger becomes effective.
(2)	Includes the maximum amount of an annual cash bonus payable to the individual pursuant to Section 4(a)(iii) of the 2005 Change-in-Control Plan, assuming that there is no change in the current target bonus amount of the individual and that the individual’s employment is terminated effective on December 31, 2006. The amount of annual cash bonus payable to the individual pursuant to Section 4(a)(iii) of the 2005 Change-in-Control Plan that is actually paid may be less, depending on the date on which the termination of the individual’s employment is effective. The pro rata portion is determined based on the proportion of the year elapsed from the beginning of the year until the date on which the termination of the individual’s employment is effective.
(3)	Does not include the value of any extended benefits.
(4)	Reflects an estimated cutback pursuant to Section 6(a) of the 2005 Change-in-Control Plan in order to come within the limits set forth in Section 280G of the Code, which assumes that the merger becomes effective on December 31, 2006, and the individual’s employment is terminated effective as of that date. The actual amount of the cutback may change based on the date on which the merger becomes effective and the individual’s employment is terminated.

Indemnification and Insurance of Directors and Officers

Under the terms of the merger agreement, the surviving corporation will be obligated to indemnify our, and our subsidiaries’, present and former directors and officers against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation by reason of the fact that such individual is or was a director, officer, employee or agent of ours or our subsidiaries.

MS Mortgage and the surviving corporation will be obligated under the merger agreement to maintain in effect, for six years from the time the merger becomes effective, our, and our subsidiaries’, current directors’ and officers’ liability insurance policies for those persons who are currently covered by the policies. The surviving corporation will not, however, be required to expend in any one year an amount in excess of 200% of the annual premium currently paid by us for such insurance. If the annual premiums of such insurance coverage exceed this amount, the surviving corporation will only be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Further, the surviving corporation may meet its obligations described in this paragraph by purchasing comparable tail insurance.

Appraisal Rights

Under the Maryland General Corporation Law, holders of record of our common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger because our common stock is listed on the New York Stock Exchange.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act.

Regulatory Matters

The merger agreement obligates us and MS Mortgage to use commercially reasonable efforts to obtain all consents, registrations, approvals, permits and authorizations, and make all filings and provide all notices, reports and applications to governmental or regulatory entities or other parties required for the completion of the merger.

U.S. Antitrust

The merger agreement includes as a condition to both our and MS Mortgage’s obligations to complete the merger the expiration or termination of the applicable waiting period under the HSR Act and the rules under the HSR Act. On September 7, 2006, MS Mortgage and we were informed by the Federal Trade Commission that the applicable waiting period under the HSR Act had been terminated, effective immediately. Accordingly, this condition to the completion of the merger has been satisfied.

Mortgage Banking

We are licensed by various states to conduct our operations. In order to complete the merger, we are required to obtain approvals from, and/or provide notices to, various state regulatory authorities relating to ownership changes with respect to our mortgage production and servicing business. We and MS Mortgage have agreed to furnish to each other all information as may be reasonably necessary in connection with the merger and the transactions contemplated by the merger agreement, and to cooperate with each other and use all of our respective commercially reasonable efforts to prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports, applications and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any state or federal regulatory authorities in order to consummate the merger. We cannot assure you, however, that these consents, registrations, approvals, permits and authorizations will be obtained in a timely manner or at all.

Material U.S. Federal Income Tax Consequences of the Merger

The following general discussion summarizes the material U.S. federal income tax consequences under the Internal Revenue Code of 1986, as amended, or the Code, of the merger to holders of our common stock who are “U.S. persons,” as defined below, for U.S. federal income tax purposes and who hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code.

A holder of our common stock is a “U.S. person” if such holder is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of our common stock, and partners in a partnership holding shares of our common stock, should consult their tax advisors.

This section does not discuss all of the U.S. federal income tax considerations that may be relevant to a particular shareholder of our company in light of his or her individual circumstances or to our shareholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	shareholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	shareholders who are not U.S. persons;

•	expatriates;

•	shareholders that have a functional currency other than the U.S. dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	shareholders who acquired our common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	shareholders who hold our common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale; or

•	shareholders who acquired their shares through our 401(k) plan, deferred compensation plan or other retirement plan.

It is a condition to the consummation of the merger that MS Mortgage receive an opinion from our counsel, Gibson, Dunn & Crutcher LLP (or other nationally recognized tax counsel satisfactory to MS Mortgage), dated as of the effective date of the merger, that (a) beginning in the taxable year ended December 31, 2004, our company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable years commencing with our taxable year ended December 31, 2004, through the taxable year ending prior to the effective time of the merger, and that (b) our company (i) has been organized in conformity with the requirements for qualification and taxation as a REIT for the current taxable year prior to the effective time of the merger, (ii) has satisfied all quarterly operational requirements for qualification and taxation as a REIT for each quarter of the current taxable year that has ended prior to the effective time of the merger, and (iii) has not been organized and operated prior to the effective time of the merger in such a manner that would prevent our company from satisfying any other requirement for qualification and taxation as a REIT for the current taxable year, other than the annual distribution requirement under Section 857 of the Code. The opinion of counsel will be based on facts, representations and assumptions set forth or referred to in the opinion, including representations contained in a certificate executed by an officer of our company. The opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary view with respect to our status as a REIT. The discussion below assumes that we will qualify as a REIT in our final taxable year ending on the effective date of the merger.

No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, its legislative history, regulations, judicial authority, rulings and decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local and foreign laws or under U.S. federal tax law other than income tax law.

Our shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

Subject to the limitations and qualifications referred to herein, the following U.S. federal income tax consequences should generally result from the merger.

Tax Consequences to Our Shareholders

Cash Received with Respect to Shares Held

The receipt of cash for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. A Saxon shareholder generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and such shareholder’s aggregate adjusted tax basis in the shares of our common stock surrendered in exchange therefor. The gain or loss will be long-term capital gain or loss if, at the time of the completion of the merger, the holding period for such shares is more than one year. Gain or loss must be calculated separately on separate blocks of our common stock. Long-term capital gain recognized by a Saxon shareholder who is an individual generally will be taxed at a maximum rate of 15%. Certain limitations apply to the deductibility of capital losses by U.S. persons.

Taxation of Dividends Distributed to Our Shareholders Prior to Closing

The merger agreement generally permits us to declare distributions (the “Final Distributions”) to our shareholders prior to the closing of the merger in an amount equal to 95% of our estimated REIT taxable income for the period beginning on July 1, 2006 and ending on the earlier of the effective time of the merger and December 31, 2006, determined without regard to certain compensation-related tax deductions that may arise as a result of the merger.

Subject to certain exceptions discussed below, none of which we expect to be applicable, the Final Distributions generally will be taken into account by a U.S. person as ordinary income taxable at ordinary income tax rates. Corporate shareholders will not be eligible for the dividends received deduction with respect to the Final Distributions. A portion of the Final Distributions may be treated in the hands of a U.S. person as “excess inclusion income,” which could not be offset with such U.S. person’s net operating losses or otherwise allowable deductions.

Certain exceptions to the above treatment may apply, although we do not expect that any of the following exceptions will be applicable to any of our shareholders: (i) in the unlikely event that the Final Distributions were to exceed both our current and accumulated earnings and profits, such excess would not be taxable to a U.S.

person to the extent that the distributions did not exceed the adjusted basis of such U.S. person’s stock. Rather, such distributions would reduce the adjusted basis of the stock, and to the extent that the Final Distributions were to exceed the adjusted basis of a U.S. person’s stock, the distributions would be taxable as capital gains; (ii) if, contrary to our expectations, a portion of the Final Distributions were a “capital gain dividend,” then special rules would apply to such dividend that could allow it to be taxed to U.S. persons as gain from the sale or exchange of a capital asset held for more than one year; and (iii) if, contrary to our expectations, a portion of the Final Distributions were designated as “qualified dividend income,” then such portion generally would be taxable to shareholders who are individuals at the maximum 15% rate that generally applies to distributions by qualifying non-REIT corporations.

The Final Distributions will generally be taxable in the year of the distribution.

The Final Distributions will not be treated as passive activity income, and as a result, U.S. persons generally will not be able to apply any “passive losses” against this income. In addition, taxable Final Distributions will generally be treated as investment income for purposes of the limitation on the deductibility of investment interest.

Backup Withholding

If you are a non-corporate holder of our common stock, you may be subject to information reporting and backup withholding at the rate of 28% with respect to a payment of cash in connection with the merger. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding, provided that you may be required to certify your exempt status.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Our shareholders are urged to consult their own tax advisors as to the specific consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into the proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Merger; Effective Time

If all conditions to the merger are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will be merged with and into Saxon, with Saxon as the surviving company. Our corporate existence, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the merger. The merger will become effective at the time when the articles of merger, which will include, among other things, the charter amendment, have been filed with, and accepted by, the State Department of Assessments and Taxation of Maryland, or at such later time as specified in the articles of merger, but not more than five days after acceptance for record by the State Department of Assessments and Taxation of Maryland.

Charter Amendment

The merger agreement provides that as part of the merger, Section 11.13 of Article XI of Saxon’s charter will be amended to read as follows:

“Section 11.3. Waivers by Board; Exemptions. (i) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion or advice of counsel and upon at least 15 days written notice from a transferee prior to the proposed Transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit and upon such other conditions as the Board of Directors may direct, may waive the Ownership Limit with respect to such Transferee.

(ii) Notwithstanding any other provision of this Article XI, the restrictions on ownership and transfer set forth in Section 11.2 shall not be applicable to (x) any Person that would Beneficially Own shares of any class or series of Capital Stock in excess of the Ownership Limit as a result of the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of August 8, 2006 (the “Merger Agreement”) by and among the Corporation, Morgan Stanley Mortgage Capital Inc., a New York corporation (“Acquiror”), and Angle Merger Subsidiary Corporation, a Maryland corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), including, without limitation, the merger of Merger Sub with and into the Corporation, with the Corporation as the surviving corporation, in accordance with the terms and conditions of the Merger Agreement (the “Merger”); or (y) any Transfer in connection with the consummation of the transactions contemplated by the Merger Agreement including, without limitation, the Merger.”

This amendment will be included in the articles of merger relating to the merger and will be effective at the effective time of the merger.

The purpose of the charter amendment is to enable us to effect the merger by providing that the restrictions on ownership and transfer of shares of our capital stock set forth in Article XI of our charter will not apply to the merger or the other transactions contemplated by the merger agreement.

Directors and Officers

At the effective time of the merger, the directors of Merger Sub will become the surviving corporation’s directors until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s charter and bylaws, and our current officers will remain the surviving corporation’s officers until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s charter and bylaws. Our charter and bylaws in effect at the effective time of the merger will remain in effect as the surviving corporation’s charter and bylaws until amended pursuant to applicable law.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than shares owned by Saxon or by MS Mortgage or Merger Sub not on behalf of third parties, will be converted into the right to receive $14.10 in cash, without interest and less applicable withholding taxes.

Exchange of Certificates

As of the effective time of the merger, MS Mortgage will deposit with an exchange agent reasonably acceptable to us, as and when needed, cash in an amount necessary to make all required payments of the merger consideration to our shareholders. Within three business days after the effective time of the merger, the surviving corporation will cause the exchange agent to mail to each holder of record of our common stock a notice advising such holder of the effectiveness of the merger and containing other information about the procedure for exchanging share certificates for the merger consideration, a letter of transmittal and instructions for surrendering certificates (or affidavits of loss in lieu thereof) representing shares of our common stock. Upon the surrender of a share certificate (or affidavit of loss) to the exchange agent in accordance with the terms of the transmittal materials, the holder of a share certificate will be entitled to receive a cash amount equal to the number of shares of our common stock represented by the certificate (or affidavit of loss) multiplied by the merger consideration. Once the certificate (or affidavit or loss) is surrendered, it will be cancelled. No interest will be paid or accrued on any amount payable upon surrender of a certificate. If a transfer of shares of our common stock has occurred that is not registered in our records, the merger consideration in respect of those shares may be paid to the transferee if the certificate representing the shares, along with other required documents evidencing the transfer, are presented to the exchange agent.

Once the merger is effective, there will be no transfers on our stock transfer books of any shares of our common stock that were outstanding at the effective time of the merger.

MS Mortgage will maintain the exchange fund with the exchange agent for a period of 180 days after the effective time of the merger. Any holder of our common stock who has not complied within such time period with the procedures set forth in the merger agreement for obtaining such holder’s merger consideration will be required to look to MS Mortgage and the surviving corporation for payment.

In the event any share certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by MS Mortgage, the posting of a bond in customary and reasonable amount indemnifying MS Mortgage against any claim that may be made against it with respect to such share certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate cash in the amount that would be payable pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered.

Tax Withholding

MS Mortgage and the surviving corporation will be entitled to deduct and withhold from the merger consideration payable to any holder of shares of our common stock such amounts as it is required to deduct and withhold with respect to the making of such payment under federal, state, local or foreign tax laws. If any such amounts are withheld, such amounts will be remitted by MS Mortgage or the surviving corporation, as applicable, to the appropriate governmental entity and will be treated for all purposes of the merger agreement as having been paid to the holder.

Appraisal Rights

In accordance with Maryland law, no appraisal rights or dissenters’ rights will be available to our shareholders in connection with the merger because our common stock is listed on the New York Stock Exchange.

Adjustments

If the number of shares of our outstanding common stock or securities convertible or exchangeable into or exercisable for our common stock is changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the merger consideration will be equitably adjusted.

Treatment of Stock Options and Restricted Stock Units

Stock Options

There were options outstanding under our 2001 Stock Incentive Plan to purchase 3,000 shares of our common stock as of the record date.

Under the terms of the stock option grants and the merger agreement, at the effective time of the merger, each unexercised option, whether vested or unvested, to purchase shares of our common stock that is outstanding immediately prior to the effectiveness of the merger will be cancelled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of (a) the excess, if any, of the merger consideration of $14.10 per share over the applicable exercise price per share of common stock subject to such option and (b) the number of such shares of common stock underlying the option. Holders of any options to purchase our common stock with a per share exercise price of $14.10 or more will not receive any consideration or cash payment, and those options will be cancelled at the effective time of the merger.

Restricted Stock Units

There were 845,000 restricted stock units outstanding as of the record date. These restricted stock units represent the right of the holders of these units to receive a share of our common stock for each unit should the holders continue their service with us until the vesting of the units.

Under the terms of the restricted stock unit grants and the merger agreement, at the effective time of the merger, each restricted stock unit outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be converted into, and will be exchangeable for, the merger consideration of $14.10 per share in cash, without interest and less applicable withholding taxes.

Employee Stock Purchase Plan

Participants in our employee stock purchase plan will not be allowed to adjust their contribution levels above the levels for the offering period during which the merger agreement was entered into, and no new participants will be permitted to participate in the employee stock purchase plan. Our employee stock purchase plan will be suspended as of the earlier of the end of the current offering period and immediately prior to the effective time of the merger. Upon such suspension, all balances in employee stock purchase plan participant accounts will be applied to the purchase of shares of our common stock in accordance with the terms of the employee stock purchase plan immediately prior to such suspension.

Representations and Warranties

Pursuant to the merger agreement, MS Mortgage, Merger Sub and we have made certain customary representations and warranties relative to our respective companies, subsidiaries, business and matters related to the merger. The representations and warranties of each party set forth in the merger agreement have been made solely for the benefit of the other party to the merger agreement and are not intended to provide you with factual information about the party making the representation or warranty. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures. None of these representations and warranties made by the parties will survive after completion of the merger, and they will terminate at the effective time of the merger.

We have made representations and warranties to MS Mortgage and Merger Sub with respect to, among other things:

•	our organization, good standing and similar corporate matters;

•	our subsidiaries’ organization, good standing and similar corporate matters;

•	our capital structure;

•	our ownership interest in our subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	our board of directors’ approval of the merger and the charter amendment, approval of recommending and submitting for consideration the merger and the charter amendment to our shareholders and receipt of an opinion from Credit Suisse as to the fairness of the merger consideration to our shareholders, other than MS Mortgage and its affiliates, from a financial point of view;

•	required government filings and notices;

•	the absence of violations under our charter and bylaws and certain other agreements and laws as a result of the merger;

•	reports and financial statements filed or furnished with the Securities and Exchange Commission and the accuracy of the information contained in those filings;

•	compliance with New York Stock Exchange rules and regulations;

•	the maintenance of disclosure controls and procedures and internal control over financial reporting;

•	the absence of material changes in our business and financial condition since December 31, 2005;

•	the absence of material litigation or other legal proceedings;

•	the absence of undisclosed material liabilities or obligations;

•	employee benefits plans and labor relations and compliance with related applicable laws;

•	our compliance with applicable laws and governmental regulations;

•	our election to exempt the merger agreement, the merger and the other transactions contemplated by the merger from the provisions of any applicable Maryland anti-takeover statutes or regulations;

•	compliance with environmental matters;

•	tax matters, including with respect to our qualification as a REIT;

•	intellectual property matters;

•	our insurance coverage;

•	our transactions with our affiliates, directors and employees;

•	our mortgage business;

•	investment company and investment advisers matters;

•	our real property and related matters; and

•	brokers’ and finders’ fees related to the merger.

The merger agreement also contains representations and warranties made by MS Mortgage and Merger Sub to us, including representations and warranties with respect to:

•	organization, good standing and similar corporate matters;

•	Merger Sub’s prior business conduct;

•	MS Mortgage’s ownership interest in Merger Sub;

•	the authorization, execution, delivery, and enforceability of the merger agreement

•	required government filings and notices;

•	the absence of violations under their charter and bylaws and certain other agreements and laws as a result of the merger;

•	the absence of litigation or other legal proceedings that would reasonably be expected to prevent, materially impair or delay the merger;

•	available funds to pay the aggregate merger consideration;

•	MS Mortgage’s and its affiliates’ ownership of our capital stock; and

•	the accuracy and completeness of information supplied for this proxy statement or any documents to be filed with the Securities and Exchange Commission in connection with the merger agreement.

Covenants Under the Merger Agreement

Our Interim Operations

Until the effective time of the merger or termination of the merger agreement, we will operate our business in the ordinary course. Specifically, we have agreed to, among other things:

•	use all commercially reasonable efforts to preserve our business organizations intact;

•	maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, key employees and business associates;

•	keep available the services of our present directors, officers and key employees; and

•	use all reasonable best efforts to continue to qualify as a REIT for U.S. federal income tax purposes.

We have also agreed that, until the effective time of the merger or the termination of the merger agreement, we will not do any of the following, without the prior approval of MS Mortgage:

•	propose or adopt any charter or bylaw amendment, or amendment to any other governing instruments, whether by merger, consolidation or otherwise;

•	merge or consolidate with any other entity, or restructure, reorganize or completely or partially liquidate;

•	acquire, purchase or lease any business, entity or, outside the ordinary course of business, any assets;

•	issue, sell, deliver or amend, or authorize or propose the issuance, sale, delivery or amendment of, any shares of our capital stock or of our subsidiaries, subject to certain exceptions for intercompany issuance, or securities convertible or exchangeable into or exercisable for any shares of our capital stock, or any options, warrants or other rights to acquire any shares of our capital stock or convertible or exchangeable securities, except that we may issue shares of our common stock pursuant to options outstanding on the date of the merger agreement under our stock plans or under our employee stock purchase plan;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of our capital stock, subject to certain exceptions for intercompany distributions and our ability to issue cash dividends in an aggregate amount of 95% of our estimated REIT taxable income for the period beginning July 1, 2006 and ending on the earlier of the effective time of the merger and December 31, 2006, determined without regard to certain compensation-related tax deductions that may arise as a result of the merger and subject to the conditions set forth in the merger agreement;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness, or issue or sell any debt securities, including securities issued in any form, debt or otherwise, in connection with securitization transactions, or other rights to acquire any of our debt securities, other than: (i) advances in the ordinary course pursuant to warehouse lines of credit or other interim financing arrangements disclosed to MS Mortgage, or any renewal or replacement thereof, subject to certain restrictions; (ii) the issuance of the amount necessary for us to maintain our status as a REIT in asset-backed securities in owner trust securitizations, subject to certain requirements; and (iii) intercompany borrowings;

•	make or authorize any material capital expenditure;

•	enter into certain material contracts, such as:

•	leases of any real property or any personal property providing for annual rentals of $500,000 or more;

•	a material partnership, joint venture or similar agreement;

•	a contract required to be filed with the Securities and Exchange Commission as an exhibit to our annual report on Form 10-K;

•	certain non-competition contracts;

•	certain standstill agreements; and

•	contracts between us and any of our directors or officers or any person beneficially owning five percent or more of our outstanding common stock;

•	make any material change with respect to our accounting methods or procedures unless required by GAAP or Regulation S-X under the Exchange Act;

•

settle or offer or propose to settle: (i) any proceedings before an arbitrator or a governmental entity for an amount in excess of $100,000 individually or $500,000 in the aggregate; (ii) certain existing proceedings; (iii) shareholder proceedings against us or our officers and directors; or (iv) any proceeding relating to the transactions contemplated by the merger agreement;

•	amend, modify or terminate any material contract, or cancel, modify or waive any debts or claims held by, or material rights or obligations under any material contract, except in the ordinary course of business or as otherwise permitted under the merger agreement;

•	make or change any material tax election unless such election is required by law, reasonably determined by us upon good faith consultation with MS Mortgage to be necessary or advisable to preserve the status: (i) of our company as a REIT; or (ii) of any of our subsidiaries as a partnership for federal income tax purposes, or as a qualified REIT subsidiary or a taxable REIT subsidiary for federal income tax purposes, as the case may be, or required pursuant to the terms of a securitization of which we or any of our subsidiaries are the sponsor;

•	take any action or fail to take any action which would reasonably be expected to cause us to fail to qualify as a REIT or any of our subsidiaries to cease to be treated as a partnership or as a qualified REIT subsidiary or taxable REIT subsidiary for federal income tax purposes, as the case may be;

•	transfer, sell, lease, license, mortgage or otherwise dispose of any of our material assets, product lines or businesses, including the capital stock of any of our subsidiaries, except for intercompany transactions and except for liens pursuant to our existing financing facilities or other credit facilities or new lines of credit or credit facilities permitted under the merger agreement, or the sale, financing or securitization of mortgages, mortgage servicing rights and receivables arising from servicing advances in the ordinary course of business;

•	take any of the following employee-benefits related actions:

•	grant any severance or termination pay, other than in the ordinary course of business;

•	increase or accelerate the compensation or benefits payable under any existing severance or termination pay agreement or arrangement, other than in the ordinary course of business;

•	enter into or materially amend any employment, consultancy, severance, or other similar agreement or arrangement, other than in the ordinary course of business;

•	establish, adopt or amend (except as required by law) any material benefit plan or arrangement;

•	make any material increase in employee compensation or benefits, other than in the ordinary course of business;

•	hire, retain or terminate any employee or independent contractor with a base salary or annual compensation over $200,000, other than in the ordinary course of business;

•	grant any equity compensation award;

•	renew any previously terminated equity compensation plan, including the employee stock purchase plan; or

•	take any of the above actions, whether or not in the ordinary course of business, for the benefit of any participant in our 2005 Change in Control Plan;

•	enter into any derivative contract or other instrument other than for bona fide hedging purposes in the ordinary course of business or fail to follow our existing interest rate exposure protection policies or procedures, except as otherwise permitted under the merger agreement;

•	amend any material tax return, settle or compromise any material tax-related claim or action, fail to timely file tax returns, fail to timely pay any material taxes or change tax reporting methods from those employed in preparing our U.S. federal income tax return for the taxable year ended December 31, 2004;

•	take any action or omit to take any action that would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	acquire mortgage servicing rights for a purchase price of more than $15 million in any one transaction or $50 million in the aggregate;

•	acquire conduit loans with an aggregate initial principal amount in excess of $1.065 billion; or

•	agree, authorize or commit to do any of the foregoing actions.

Payment of Dividends

Prior to the effective time of the merger, we may declare one or more dividends to our shareholders in an aggregate amount of 95% of our estimated “real estate investment trust taxable income” (as such term is used in Section 857 of the Code), or REIT taxable income, for the period beginning July 1, 2006 and ending on the earlier of the effective time of the merger and December 31, 2006. The amount of REIT taxable income is to be determined without regard to any tax deduction that may be available with respect to the payment or vesting of any restricted stock units or any payment to our employees or directors, whether pursuant to an employment agreement, a change in control plan, or otherwise, to the extent that such payment or vesting occurs as a result of the merger. The amount of any such dividend or dividends will initially be proposed by us, but the exact dollar amount that constitutes 95% of our estimated REIT taxable income for such period that will be paid as a dividend or dividends will be subject to mutual agreement between us and MS Mortgage. We and MS Mortgage have agreed to consult in good faith with respect to the determination of the amount of such dividend or dividends, and to use our respective commercially reasonable best efforts to agree on such amount as quickly as is practicable. Any such dividends must be paid by us prior to the effective time of the merger.

The holders of restricted stock units, whether vested or unvested, including our directors and executive officers, are entitled to receive dividends on each restricted stock unit in an amount equal to the dividends payable with respect to an equivalent number of shares of our common stock.

If the effective time of the merger does not occur by December 31, 2006, we must obtain MS Mortgage’s consent to declare or pay any dividend relating to the period from January 1, 2007 to the earlier of the effective time of the merger and the termination of the merger agreement. Accordingly, after December 31, 2006, if the merger has not occurred and the merger agreement has not been terminated, you may not receive dividends with respect to any period beginning on or after January 1, 2007. Upon the effective time of the merger, you will become entitled to receive $14.10 in cash, without interest, for each share of our common stock that you own, less any applicable withholding taxes, but you will no longer have any rights as a shareholder of Saxon, and, as a result, you will not receive any dividends for any period after the effective time of the merger.

Throwback Dividend

On our U.S. federal income tax return, and on any corresponding state or local income tax returns, for our taxable year ending December 31, 2005, pursuant to Section 858 of the Code, we will elect to designate such portion of the first regular quarterly dividend paid on our common stock in 2006 as paid with respect to the taxable year ended December 31, 2005 as is necessary to permit us to satisfy the minimum distribution requirement of Section 857(a) of the Code with respect to that taxable year. We and MS Mortgage have agreed to consult in good faith with respect to the determination of this amount, and our determination of the amount will be subject to the written approval of MS Mortgage, which approval may not be unreasonably withheld or delayed.

MS Mortgage’s Interim Operations

Until the effective time of the merger or termination of the merger agreement, MS Mortgage has agreed it will not take any action or omit to take any action that would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied.

No Solicitation or Negotiation

We have agreed that, except as expressly permitted below, we will not, nor will any of our subsidiaries or our or their directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, directly or indirectly:

•	initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data relating to, any acquisition proposal;

•	facilitate knowingly any acquisition proposal or any effort or attempt to make an acquisition proposal; or

•	grant any waiver or release under any standstill or similar agreement with respect to any class of our equity securities or the equity securities of any of our subsidiaries.

However, we may, prior to the approval of the merger proposal, by our shareholders:

•	provide information in response to an unsolicited bona fide written acquisition proposal if we receive an executed confidentiality agreement on terms not materially less restrictive to the other party than those contained in the confidentiality agreement we entered into with MS Mortgage, and we reasonably promptly disclose any such information to MS Mortgage, to the extent not already provided to MS Mortgage; or

•	engage or participate in discussions or negotiations with any person who has made an unsolicited bona fide written acquisition proposal,

if, in each case, our board of directors has determined in good faith: (i) prior to taking any such action and after consultation with outside counsel that the failure to take such action would likely be inconsistent with the directors’ fiduciary duties to us or our shareholders under applicable law; and (ii) based on the information then available and after consultation with our financial advisor that such acquisition proposal would reasonably be expected to result in or lead to a superior proposal.

The term “acquisition proposal” is defined in the merger agreement to mean:

•	any inquiry, proposal, offer or indication of interest with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, acquisition or similar transaction involving us or certain of our subsidiaries; and

•	any acquisition in any manner, directly or indirectly, of 20% or more of the total voting power or of any class of our equity securities, or those of certain of our subsidiaries, or 20% or more of our consolidated total assets (including equity securities of our subsidiaries), in each case, other than the merger.

The term “superior proposal” is defined in the merger agreement to mean an unsolicited, bona fide written acquisition proposal involving more than 50% of our consolidated assets or total voting power of our equity securities that our board of directors has determined in its good faith judgment would reasonably be expected to be consummated and, if consummated, would result in a transaction more favorable to our shareholders from a financial point of view than the merger, but only after taking into account: (i) any revisions to the terms of the merger if MS Mortgage exercises its right under the merger agreement to match the proposal; (ii) all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation, and likelihood of consummation; (iii) the advice of its counsel and its investment banker of nationally recognized reputation; and (iv) if a cash transaction, the likelihood of obtaining any required financing.

Change in Recommendation

We have agreed that our board of directors and the committees of our board of directors will not take any of the following actions:

•	withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify, in a manner adverse to MS Mortgage, the recommendation by our board of directors or any of our board’s committees, of the merger and the other transactions contemplated by the merger, including the charter amendment, for the approval of our shareholders;

•	approve, recommend or otherwise declare advisable or propose, publicly or otherwise, to approve, recommend or declare advisable any acquisition proposal; or

•	cause or permit us to enter into a definitive agreement for any alternate acquisition proposal, referred to in the merger agreement as an “alternate acquisition agreement,”

unless in each case, prior to the approval of the merger proposal by our shareholders: (i) our board of directors receives a superior proposal; (ii) our board of directors determines in good faith, after consultation with counsel, that taking such action is required by its fiduciary duties to us or our shareholders under applicable law; (iii) we notify MS Mortgage, in writing at least five business days before taking such action, of our intention to do so in response to a superior proposal and attaching the most current version of any proposed agreement or a reasonably detailed summary of all material terms of any such proposal and the identity of the offeror; and (iv) MS Mortgage does not make, within five business days after its receipt of that written notification, an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to our shareholders as the superior proposal. Subject to compliance with the foregoing, we may enter into an alternative acquisition agreement if we terminate the merger agreement in accordance with its terms, we provide MS Mortgage with written notice of termination and we pay to MS Mortgage a $23.5 million termination fee.

Cessation of Existing Discussion

In addition, we agreed that we would immediately cease any existing activities, discussions or negotiations with any parties with respect to any acquisition proposal and that we would request any party in possession of confidential information about us that was furnished by us or on our behalf to return or destroy all such information and certify such return or destruction.

Notice

We have agreed that we will as promptly as reasonably practicable (and, in any event, within 24 hours) notify MS Mortgage if we or any of our representatives receive any acquisition proposal and indicate, in connection with such notice, the material terms and conditions of any proposals or offers, and provide copies of any written requests, proposals or offers, including proposed agreements, and that we will keep MS Mortgage informed as promptly as reasonably practicable of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in our intentions as previously notified.

Proxy Statement

This proxy statement has been prepared and filed in accordance with our agreement to prepare and file with the Securities and Exchange Commission as promptly as reasonably practicable a proxy statement relating to the special meeting of our shareholders described in this proxy statement. MS Mortgage and Merger Sub have agreed to cooperate with and provide reasonable assistance to us in connection with the preparation, filing and mailing of this proxy statement. We have agreed to use all commercially reasonable efforts to have this proxy statement cleared by the Securities and Exchange Commission and thereafter mail it and all other proxy materials for the special meeting to our shareholders as promptly as reasonably practicable.

Shareholders Meeting

Unless the merger agreement has been terminated and subject to the provisions of the merger agreement described above under “—No Solicitation or Negotiation” and “—Change in Recommendation,” we have agreed to take all action necessary to convene a meeting of our shareholders as promptly as reasonably practicable after the execution of the merger agreement and the filing of the definitive form of this proxy statement to consider and vote upon the approval of the merger and the other transactions contemplated by the merger agreement, including the charter amendment, and to cause such vote to be taken. Our board of directors has agreed to recommend the approval of the merger and the other transactions contemplated by the merger agreement, including the charter amendment, and to use all commercially reasonable efforts to solicit such approval, subject to the provisions of the merger agreement described above under “—No Solicitation or Negotiation” and “—Change in Recommendation.”

Other Actions, Approvals, Filings and Notices

We and MS Mortgage have agreed to furnish to each other all information as may be reasonably necessary in connection with this proxy statement or any other filing or notice to any third party or governmental agency in connection with the merger and the transactions contemplated by the merger agreement, and to cooperate with each other and use all of our respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger, including requesting early termination of the waiting period with respect to the merger under the HSR Act and obtaining approvals from and providing the notices to the applicable state regulatory authorities. On September 7, 2006, MS Mortgage and we were informed by the Federal Trade Commission that the applicable waiting period under the HSR Act had been terminated, effective immediately.

Access

We have agreed to afford MS Mortgage’s representatives reasonable access to our employees, properties, books, contracts and records, and to furnish to MS Mortgage any additional information about our businesses, properties and personnel as MS Mortgage may reasonably request. We will not, however, be required to disclose trade secrets of third parties or privileged information.

Publicity

We and MS Mortgage have agreed to consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the merger and prior to making any filings with any third party or any governmental entity with respect to the merger except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any governmental entity. We and MS Mortgage also have agreed to use all commercially reasonable efforts to establish a mutually acceptable process to address communications relating to the merger.

Employee Matters

MS Mortgage has agreed, to the extent that our employees are covered under an employee benefit plan of the surviving corporation or MS Mortgage immediately following the effective time of the merger, to credit such employees with their years of service for eligibility and vesting purposes (but not for benefit accrual, eligibility for retiree medical benefits, eligibility or vesting for any equity compensation plan or other purposes) credited under any corresponding type of plan immediately prior to the effective time of the merger, except to the extent that any such crediting of service would result in a duplication of benefits.

For the year in which the effective time of the merger occurs, if our employees are covered under MS Mortgage’s group health plan, MS Mortgage has agreed to:

•	cause all pre-existing condition exclusions of their plan to be waived for such employees and their covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such employees and their covered dependents immediately prior to the effective time under our corresponding plan; and

•	give full credit for deductibles satisfied under our corresponding plan toward any deductibles under a MS Mortgage plan in which such employees participate for the remainder of the plan year during which the closing of the merger occurs.

MS Mortgage is not required to cover our employees under its employee benefit plans or to provide any particular employee benefit plans to such employees, and the merger agreement does not limit the surviving corporation’s ability to amend or terminate any benefit plan or arrangement at any time.

Expenses

The surviving corporation will pay all charges and expenses, including those of the exchange agent, in connection with payment of the merger consideration to our holders, and MS Mortgage will reimburse the surviving corporation for such charges and expenses. Subject to certain exceptions, all costs and expenses incurred in connection with the merger agreement and the merger will be borne by the party incurring the expenses.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by law, our present and former directors and officers and our subsidiaries’ present and former directors and officers against any costs or expenses incurred in connection with any threatened, pending or completed action, suit or proceeding arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, including the transactions contemplated by the merger agreement. Prior to the effective time of the merger, we will, or if we are unable to, MS Mortgage will cause the surviving corporation as of the effective time to, obtain and fully pay for non-cancellable “tail” insurance policies for a period of at least six years from and after the effective time of the merger with respect to (i) directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as our existing policies and (ii) certain supplemental insurance coverage in the minimum amount of $15 million, with respect to our current independent directors, in each case, to the maximum extent commercially obtainable and with respect to matters existing or occurring at or prior to the effective time of the merger, including in connection with the merger agreement or the merger. If such “tail” insurance policies are not obtained, the surviving corporation will, and MS Mortgage will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time of the merger the liability insurance in place as of the date of the merger agreement and supplemental insurance with benefits and levels of coverage at least as favorable as provided in our existing policies as of the date of the merger agreement, or use reasonable best efforts to purchase comparable liability insurance and supplemental insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in our existing policies as of the date of the merger agreement (to the maximum extent commercially obtainable) with respect to matters occurring at or before the effective time of the merger. However, MS Mortgage and the surviving corporation will not be obligated to pay in any one year more than 200% of the annual premium we currently pay for such liability insurance.

Notice of Certain Events

We and MS Mortgage have agreed to give notice, as promptly as reasonably practicable, of certain events, including, among other things:

•	communications regarding consents that may be necessary in connection with the merger;

•	material notices or communications from any governmental entities in connection with the merger;

•	certain actions, suits, investigations or similar proceedings involving or potentially involving us or MS Mortgage or any of their respective subsidiaries;

•	any inaccuracy of any representation or warranty made that would reasonably be expected to cause a condition to closing to not be satisfied; and

•	any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under the merger agreement.

Interest Rate Risk and Hedging Policies

We have agreed to meet with MS Mortgage regarding our interest rate hedging strategy.

Commitment to Provide and Use of Financing Facilities

We have agreed that we or one or more of our subsidiaries will enter into a committed mortgage loan finance facility and a committed servicing advances finance facility with MS Mortgage or one of its affiliates. MS Mortgage has agreed to provide secured financing on terms at least as favorable to us as our existing financing facilities. Following and after the date that we have entered into that facility, we will be subject to certain restrictions on our ability to incur any indebtedness under our existing facilities.

Mortgage Loans

We have agreed to provide MS Mortgage with reasonable notice of any proposed bulk sales of our mortgage loans to third parties. MS Mortgage will have the right to bid on the mortgage loans and match any competing bids.

Ownership of our Capital Stock

MS Mortgage has agreed that neither it nor any of its affiliates, including Merger Sub, will, prior to the effective time of the merger, acquire any shares of our common stock to the extent that, taken together, the acquisitions would cause them to own in excess of 9.8% of the lesser of the aggregate value of our capital stock or the aggregate number of outstanding shares of our capital stock. Further, MS Mortgage has agreed that neither it, nor any of its affiliates, including Merger Sub, will acquire a sufficient number of our outstanding shares so that they would become an interested shareholder for purposes of the Maryland Business Combination Act.

Conditions Precedent to the Merger

The merger agreement contains certain conditions to the parties’ obligations to complete the merger. MS Mortgage, Merger Sub and we are not obligated to complete the merger unless the following conditions are met or waived prior to the effective time of the merger:

•	the merger and the charter amendment have been duly approved by the holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting;

•	the waiting period applicable to the consummation of the merger under the HSR Act has expired or has been terminated (which condition was satisfied on September 7, 2006);

•	other than the filing of the articles of merger, all material consents and approvals of, and filings with and notices to, any governmental entity required to permit consummation of the merger have been made or obtained, including approvals from and notices to applicable state regulatory authorities; and

•	no court or other governmental entity has enacted, issued, promulgated, enforced or entered any law (and no law shall exist) or order, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger.

In addition, MS Mortgage and Merger Sub will not be obligated to complete the merger unless, among other things:

•	(i) we have performed in all material respects all of our obligations under the merger agreement required to be performed by us at or prior to the effective time of the merger; (ii) our representations and warranties contained in the merger agreement and in any certificate or other writing delivered by us pursuant to the merger agreement, which for these purposes will be read without any qualification as to materiality or material adverse effect, are true at and as of the effective time of the merger, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true as of such earlier date, with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a material adverse effect on our assets, condition (financial or otherwise), business or results of operations, or our ability to consummate the merger or perform our obligations under the merger agreement; and (iii) MS Mortgage has received at the closing a certificate signed by our Chief Executive Officer to the foregoing effect;

•	since the date of the merger agreement, there has not occurred or arisen any change, event, circumstances or development that has had, or would reasonably be expected to have, a material adverse effect on our assets, condition (financial or otherwise), business or results of operations, or our ability to consummate the merger or perform our obligations under the merger agreement; and

•	MS Mortgage has received a legal opinion from Gibson, Dunn & Crutcher LLP, our counsel (or other nationally recognized tax counsel satisfactory to MS Mortgage) as to our qualification and taxation as a REIT under applicable federal income tax laws.

We will not be obligated to complete the merger unless, among other things:

•	(i) MS Mortgage and Merger Sub have performed in all material respects all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger; (ii) the representations and warranties of MS Mortgage and Merger Sub contained in the merger agreement and in any certificate or other writing delivered by MS Mortgage or Merger Sub pursuant to the merger agreement, which for these purposes will be read without any qualification as to materiality or material adverse effect, as defined in the merger agreement, are true at and as of the effective time of the merger as if made at and as of such time, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true as of such earlier date, with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a material adverse effect on the ability of MS Mortgage or Merger Sub to consummate the merger or to perform their obligations under the merger agreement prior to March 31, 2007; and (iii) we have received at closing a certificate signed by a senior officer of MS Mortgage and Merger Sub to the foregoing effect; and

•	we and MS Mortgage have agreed, after consulting in good faith and using our respective commercially reasonable best efforts to reach agreement as quickly as is practicable, upon the exact dollar amount that constitutes 95% of our estimated REIT taxable income for the period from July 1, 2006 to the earlier of the effective date of the merger and December 31, 2006, determined without regard to certain compensation-related tax deductions that may arise as a result of the merger, which amount is to be declared by us as a dividend or dividends, as described in the merger agreement, and we have declared and paid such dividends.

Termination

Termination by mutual agreement

The merger agreement may be terminated at any time before the effective time of the merger by mutual written consent of MS Mortgage and us.

Termination by either party

The merger agreement may be terminated at any time before the effective time of the merger by either MS Mortgage or us, by written notice to the other party, but not by a party that has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the merger, if:

•	the merger has not become effective by March 31, 2007, whether or not our shareholders have approved the merger; or

•	our shareholders do not approve the merger proposal at the special meeting, or any adjournment or postponement thereof.

If we enter into an alternative acquisition proposal with respect to, or consummate, an acquisition proposal within 12 months after the merger agreement is terminated by either us or MS Mortgage for either of the above reasons and we had received an acquisition proposal or another party publicly announced that it intended to make an acquisition proposal for us, and any such proposal was not withdrawn at least three business days prior to the date of the special meeting of our shareholders, or any adjournment or postponement thereof, we will be required to pay to MS Mortgage a $23.5 million termination fee.

In addition, the merger agreement may be terminated at any time before the effective time of the merger by either MS Mortgage or us, by written notice to the other party, but not by a party that has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the merger, if a court or other governmental entity of competent jurisdiction has issued an order permanently restraining, enjoining or otherwise prohibiting consummation of the merger that has become final and non-appealable, whether or not our shareholders have approved the merger, but we will not be required to pay any termination fee to MS Mortgage under such circumstances.

Termination by Saxon

The merger agreement may be terminated and the merger may be abandoned by action of our board of directors by written notice to MS Mortgage at any time prior to the effective time of the merger:

•	whether or not our shareholders have approved the merger proposal, if there has been a breach of any representation, warranty, covenant or agreement made by MS Mortgage or Merger Sub under the merger agreement, or any such representation and warranty has become untrue, and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice is given to MS Mortgage by us; or

•	before, but not after, the approval by our shareholders of the merger proposal, if we enter into an alternative acquisition agreement to effect a superior proposal or our board of directors (i) withholds, withdraws, qualifies or modifies, or publicly proposes or resolves to withhold, withdraw, qualify or modify, in a manner adverse to MS Mortgage, its recommendation or the recommendation of any of our board’s committees, of the merger and the other transactions contemplated by the merger agreement, including the charter amendment, for the approval of our shareholders, (ii) approves, recommends or otherwise declares advisable or proposes, publicly or otherwise, to approve, recommend or declare advisable any acquisition proposal or (iii) causes or permits us to enter into an alternate acquisition agreement, after paying to MS Mortgage a $23.5 million termination fee.

Termination by MS Mortgage

The merger agreement may be terminated and the merger may be abandoned by action of the board of directors of MS Mortgage by written notice to us at any time prior to the effective time of the merger, whether or not our shareholders have approved the merger proposal, and we will be required to pay to MS Mortgage a $23.5 million termination fee within two days after such termination, if:

•	our board of directors: (i) withholds, withdraws, qualifies or modifies, or publicly proposes or resolves to withhold, withdraw, qualify or modify, in a manner adverse to MS Mortgage, its recommendation or the recommendation of any of our board’s committees, of the merger and the charter amendment for the approval of our shareholders; (ii) approves, recommends or otherwise declares advisable or proposes, publicly or otherwise, to approve, recommend or declare advisable any acquisition proposal; or (iii) causes or permits us to enter into an alternate acquisition agreement;

•	we have failed to take a vote of shareholders on the merger prior to March 31, 2007;

•	at any time after ten business days following receipt of a written acquisition proposal, our board of directors has failed to reaffirm its approval or recommendation of the merger agreement and the merger within five business days after receipt of any written request to do so from MS Mortgage;

•	a tender offer or exchange offer for outstanding shares of our common stock has been publicly disclosed, other than by MS Mortgage or one of its affiliates, and our board of directors recommends that our shareholders tender their shares in such tender or exchange offer;

•	a tender offer or exchange offer for outstanding shares of our common stock has been publicly disclosed, other than by MS Mortgage or one of its affiliates, and, within ten business days after the commencement of such tender or exchange offer, MS Mortgage requests in writing that our board of directors recommend against acceptance of such offer and our board of directors fails to do so within five business days after receipt of such written request; or

•	we have willfully and materially breached our obligations made with respect to any acquisition proposal or the special meeting of our shareholders.

The merger agreement also may be terminated and the merger may be abandoned by action of the board of directors of MS Mortgage by written notice to us at any time prior to the effective time of the merger, whether or not our shareholders have approved the merger proposal if there has been a breach of any representation, warranty, covenant or agreement made by us in the merger agreement, or any such representation and warranty has become untrue, and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by MS Mortgage to us, but we will not be required to pay any termination fee to MS Mortgage under such circumstances.

Termination Fee

If the merger agreement is terminated under certain circumstances, we may have to pay MS Mortgage a termination fee of $23.5 million. Please see “—Termination.”

Amendments and Waivers

Subject to the provisions of applicable law, at any time prior to the effective time of the merger, the merger agreement may be amended, modified or supplemented in writing by MS Mortgage, Merger Sub and us, by action of our respective boards of directors.

ADJOURNMENT OF THE SPECIAL MEETING

If, at the special meeting, the number of shares of our common stock, represented in person or by proxy, is not sufficient to constitute a quorum, or the number of shares of our common stock voting in favor of approval of the merger proposal is insufficient to approve the merger proposal under Maryland law and our charter, we intend to adjourn the special meeting. Any adjournment may be made without notice, other than by announcement at the special meeting, by approval of the holders of at least a majority of the votes actually cast at the meeting, whether or not a quorum exists. Under our bylaws, we may adjourn the special meeting for up to 120 days after the record date fixed for the special meeting without additional notice if we announce the new date, time and place at the special meeting prior to the adjournment. If we do not announce the new date, time and place at the special meeting prior to the adjournment, then we must deliver notice of the new date, time and place. If the new date will be more than 120 days after the record date for the special meeting, then we will be required to set a new record date and provide notice to our holders of record as of the new record date. Any adjournment of the special meeting for the purpose of soliciting additional proxies in favor of approving the merger proposal will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Our board of directors unanimously recommends that our shareholders vote FOR the approval of the adjournment of the special meeting, if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently quoted on the New York Stock Exchange under the symbol “SAX.” Prior to March 18, 2005, our common stock had been quoted on the Nasdaq National Market under the symbol “SAXN” since January 16, 2002. Prior to that time, there was no public market for our common stock. The following table sets forth the range of high and low sale prices for our common stock as quoted on the Nasdaq National Market and the New York Stock Exchange, as well as dividends declared, for the periods indicated:

	High	Low	Regular Dividends Declared Per Share	Special Dividends Declared Per Share
2004 Fiscal Year:
First Quarter	$30.75	$21.23	—	—
Second Quarter	28.97	21.60	—	—
Third Quarter	29.15	20.85	—	—
Fourth Quarter	26.58	18.25	$0.58	$1.72

2005 Fiscal Year:
First Quarter	$24.28	$16.33	$0.55	—
Second Quarter	18.25	15.90	0.55	—
Third Quarter	18.12	10.98	0.50	—
Fourth Quarter	12.85	9.19	0.50	$0.14

2006 Fiscal Year:
First Quarter	$12.49	$8.84	$0.50	—
Second Quarter	12.15	10.10	0.50	—
Third Quarter (through September 18, 2006)	14.29	10.89	(1)	(1)

(1)	Dividend information for the period beginning July 1, 2006 is not yet available as of the date of this proxy statement.

On August 8, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $10.97 per share. On September 18, 2006, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $13.95 per share. Based upon information supplied to us by the registrar and transfer agent for our common stock, the number of holders of record of our common stock on September 18, 2006, was 85, and a significant number of shares of our common stock are held in nominee or street name for beneficial owners.

Under the merger agreement, we may declare one or more dividends to our shareholders prior to the effective time of the merger in an aggregate amount of 95% of our estimated REIT taxable income for the period beginning on July 1, 2006 and ending on the earlier of the effective time of the merger and December 31, 2006. The amount of REIT taxable income is to be determined without regard to any tax deduction that may be available with respect to the payment or vesting of any restricted stock units or any payment to our employees or directors, whether pursuant to an employment agreement, a change in control plan, or otherwise, to the extent that such payment or vesting occurs as a result of the merger. The amount of any such dividend or dividends will initially be proposed by us, but the exact dollar amount that constitutes 95% of our estimated REIT taxable income for such period that will be paid as a dividend or dividends will be subject to mutual agreement between us and MS Mortgage. We and MS Mortgage have agreed to consult in good faith with respect to the determination of the amount of such dividend or dividends and to use our respective commercially reasonable best efforts to agree on such amount as quickly as is practicable. The merger agreement also provides that any such dividends must be paid by us prior to the effective time of the merger.

If the effective time of the merger does not occur by December 31, 2006, we must obtain MS Mortgage’s consent to declare or pay any dividend relating to the period from January 1, 2007 to the earlier of the effective time of the merger and the termination of the merger agreement. Accordingly, after December 31, 2006, if the merger has not occurred and the merger agreement has not been terminated, you may not receive dividends with respect to any period beginning on or after January 1, 2007. Upon the effective time of the merger, you will become entitled to receive $14.10 in cash, without interest, for each share of our common stock that you own, less any applicable withholding taxes, but you will no longer have any rights as a shareholder of Saxon, and, as a result, you will not receive any dividends for any period after the effective time of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the total number and percentage of our shares of common stock beneficially owned as of September 18, 2006, except as noted below, by: (a) each of our directors; (b) our Chief Executive Officer and each of our other five most highly compensated executive officers in 2005; (c) all executive officers and directors as a group; and (d) beneficial owners of more than 5% of our outstanding common stock known to us. Unless otherwise noted, the percentage ownership is calculated based on 50,080,215 shares of our common stock outstanding as of September 18, 2006. Except as otherwise noted below, the address of each of the persons in the table is c/o Saxon Capital, Inc., 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060. The table is based upon information supplied to us by our officers, directors and principal shareholders and any Schedules 13D, 13F and 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We know of no agreements among our shareholders that relate to the voting of, or dispositive power over, our common stock and, unless otherwise indicated and subject to community property laws where applicable, we believe that each of the shareholders named in the following table has sole voting and investment power with respect to the shares indicated as beneficially owned by each.

	Shares Beneficially Owned(1)		Total Equity Stake(1)(2)
Beneficial Owner	Number	Percent	Number	Percent
Fidelity Management & Research Company(3)	4,113,200	8.2%	4,113,200	8.1%
Hotchkis and Wiley Capital Management, LLC(4)	3,894,741	7.8%	3,894,741	7.7%
Capital Research and Management Company(5)	3,440,000	6.9%	3,440,000	6.8%
Michael L. Sawyer	316,434	*	541,434	1.1%
Richard A. Kraemer	120,000	*	135,000	*
Thomas J. Wageman(6)	107,176	*	122,176	*
Anastasia D. Kelly	0	—	20,000	*
Louis C. Fornetti	5,000	*	20,000	*
Robert B. Eastep	63,893	*	138,893	*
David D. Wesselink(7)	100,000	*	115,000	*
James V. Smith	40,141	*	90,141	*
Richard D. Shepherd	35,207	*	65,207	*
David L. Dill	3,994	*	53,994	*
Bradley D. Adams(8)	0	—	0	—
All executive officers and directors as a group (fourteen (14) persons)	797,190	1.6%	1,362,190	2.7%

*	Less than 1%.
(1)	Includes any options or other securities that are exercisable or otherwise convertible into common stock within 60 days of September 18, 2006. None of the restricted stock units held by our directors and executive officers will vest within 60 days of September 18, 2006. None of our directors or executive officers holds any options or other securities that are exercisable or otherwise convertible into our common stock, other than restricted stock units.
(2)	The Total Equity Stake column indicates the number of shares owned assuming the issuance of shares under restricted stock units without regard to whether or not restricted stock units are exercisable within 60 days. Percentages in the percent column are calculated on a fully diluted basis, assuming that all shares subject to options and restricted stock units are deemed to be outstanding and without regard to whether or not the options and restricted stock units are exercisable within 60 days.
(3)

Based on a Schedule 13F filed on August 14, 2006 by FMR Corp., as of June 30, 2006, Fidelity Management & Research Company and FMR Co., Inc. have the power to dispose of 3,520,100 shares of our common stock, none of which they have the power to vote, and Fidelity Management Trust Company has the sole power to dispose of and vote 231,100 shares of our common stock. The business address of FMR

Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Based on a Schedule 13F filed on August 14, 2006 by Fidelity International Limited, as of June 30, 2006, Fidelity International Limited has the sole power to dispose of and vote 362,000 shares of our common stock. The business address of Fidelity International Limited is P.O. Box H.M. 670, Hamilton, Bermuda. Fidelity Management & Research Company signed both reports on behalf of the reporting entities. The business address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Based on a Schedule 13F filed on August 14, 2006, as of June 30, 2006, Hotchkis and Wiley Capital Management, LLC, has the power to dispose of and vote 3,894,741 shares of our common stock (of which it holds the sole power to vote 3,783,541 shares). The business address of Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.
(5)	Based on a Schedule 13F filed on August 14, 2006, as of June 30, 2006, Capital Research and Management Company has shared power to dispose of and vote 3,440,000 shares of our common stock. The business address for Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.
(6)	Includes 10,000 shares held by TLT, Ltd., 433 Private Road 125, Savoy, Texas 75479 and 90,000 shares held by Twin Oak Partners, Ltd., 433 Private Road 125, Savoy, Texas 75479, each of which is beneficially owned by Mr. Wageman. Also includes 1,926 shares held by Mr. Wageman’s adult daughter, with respect to which Mr. Wageman disclaims beneficial ownership. These shares include partial shares that were rounded to the nearest whole number of shares owned.
(7)	Includes 95,000 shares that are held by Mr. Wesselink’s wife.
(8)	Mr. Adams ceased to be one of our executive officers in July of 2005.

SHAREHOLDER PROPOSALS

If the merger is completed, you will cease to be a shareholder of our company, we will no longer be a publicly traded company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings. In that case, if you submit a proposal to be included in the proxy statement for next year’s annual meeting of our shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the proposal by December 21, 2006 in order for your proposal to be eligible for inclusion. If you are submitting a proposal outside of Rule 14a-8 or wish to nominate a director at our 2007 annual meeting, if we are a public company at the time of the annual meeting, we must have received it by the close of business not less than 60 nor more than 90 days before the anniversary of when we mailed the proxy materials for our 2006 annual meeting. We mailed the 2006 proxy materials on or about May 1, 2006, which means that any such proposal or nomination must be received between January 31, 2007 and March 2, 2007 in order to be brought before our 2007 annual meeting, if we are a public company at the time of the annual meeting and such meeting is held. If you do not also comply with the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such proposal submitted by a shareholder. If you submit a proposal and, thereafter but before our 2007 annual meeting, we complete the merger, your proposal will not be included for consideration at the annual meeting, if it is held, because we will be a wholly-owned subsidiary of MS Mortgage. Our bylaws require that our 2007 annual meeting be held in June of 2007.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The Securities and Exchange Commission has adopted amendments to the proxy rules permitting companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as “householding,” should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. We are not householding materials for our shareholders in connection with the special meeting. However, we have been informed that certain intermediaries may household proxy materials.

If additional proxy materials are needed, please contact MacKenzie Partners, Inc. by calling them at (800) 322-2885 or by writing to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016. You may also contact us by calling our Investor Relations Department at (804) 967-7879 or by writing to Saxon Capital, Inc., Investor Relations Department, 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information required by the Exchange Act with the Securities and Exchange Commission. You may read and copy our filings at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information regarding the Commission’s public reference room. Our filings with the Securities and Exchange Commission are also available to the public from its website at www.sec.gov. Our website is www.saxonmortgage.com. None of the information on our website is incorporated into or made a part of this proxy statement. We make available free of charge on our website, via a link to a third-party website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, and forms 3, 4 and 5 filed on behalf of directors and executive officers, and any amendments to such reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission. Our Securities and Exchange Commission file number is 001-32447. We incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (excluding any current reports on Form 8-K to the extent the disclosure is furnished and not filed). Any statements made in future filings with the Securities and Exchange Commission that are incorporated by reference into this proxy statement will automatically update this proxy statement, and any statements made in this proxy statement update and supersede the information contained in past filings with the Securities and Exchange Commission incorporated by reference into this proxy statement.

MS Mortgage has supplied all information contained in this proxy statement relating to MS Mortgage and Merger Sub and we have supplied all such information relating to us.

Our shareholders should not send in their certificates for our common stock until they receive from the exchange agent the transmittal materials, which will be mailed as soon as practicable after the completion of the merger. Our shareholders of record who have further questions about their share certificates or the exchange of our common stock for cash following the completion of the merger should call the exchange agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 19, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of August 8, 2006

among

Saxon Capital, Inc.,

Morgan Stanley Mortgage Capital Inc.

and

Angle Merger Subsidiary Corporation

i

DEFINED TERMS

Terms	Section
1940 Act	Section 5.01(s)
2001 Plan	Section 5.01(c)(ii)
2005 Throwback Amount	Section 6.01(b)(ii)
Acquiror	Preamble
Acquisition Proposal	Section 6.02(b)
Agency	Section 5.01(r)(i)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.02(c)(iii)
Applicable Date	Section 5.01(f)(i)
Applicable Requirements	Section 5.01(r)(i)
aware	Section 5.01(g)
Bankruptcy and Equity Exception	Section 5.01(d)(i)
believes	Section 5.01(g)
business day	Section 1.02
Cash-Out Option	Section 4.05(a)
Cash-Out Share	Section 4.05(b)
Certificate	Section 4.01(a)
Change of Recommendation	Section 6.02(c)
Charter Amendment	Section 2.01
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 4.02(f)
Common Share(s)	Section 4.01(a)
Company	Preamble
Company Benefit Plans	Section 5.01(j)(i)
Company Bylaws	Section 2.02
Company Charter	Section 2.01
Company Disclosure Letter	Section 5.01
Company ERISA Plan	Section 5.01(j)(ii)
Company Leases	Section 5.01(t)(ii)
Company Material Adverse Effect	Section 5.01(a)
Company Options	Section 5.01(c)(ii)
Company Real Property	Section 5.01(t)(ii)
Company Recommendation	Section 5.01(d)(ii)
Company Reports	Section 5.01(f)(i)
Company Stockholders Meeting	Section 6.04
Conduit Loans	Section 6.01(a)(xxi)
Confidentiality Agreement	Section 9.07
Constituent Corporations	Preamble
Contract	Section 5.01(e)(ii)
Costs	Section 6.10(a)
D&O Insurance	Section 6.10(b)
Draft Second Quarter 10-Q	Section 5.01
Effective Time	Section 1.03
Employees	Section 5.01(j)(vi)
Environmental Law	Section 5.01(m)
ERISA	Section 5.01(j)(i)
ESPP	Section 5.01(c)(ii)
Exchange Act	Section 5.01(e)(i)

Exchange Act Reports	Section 5.01(f)(i)
Exchange Fund	Section 4.02(a)
Excluded Share(s)	Section 4.01(a)
Existing Financing Facilities	Section 5.01(r)(i)
Foreclosure	Section 5.01(r)(i)
GAAP	Section 5.01(f)(iii)
Governmental Entity	Section 5.01(e)(i)
Hazardous Substance	Section 5.01(m)
HSR Act	Section 5.01(c)(iv)
HUD	Section 5.01(r)(i)
Indemnified Parties	Section 6.10(a)
Initial REIT Year	Section 5.01(n)(viii)
Insurer	Section 5.01(r)(i)
Intellectual Property	Section 5.01(o)
Investor	Section 5.01(r)(i)
Investor Agreement	Section 5.01(r)(i)
Investor Mortgage Loan	Section 5.01(r)(i)
IRS	Section 5.01(j)(ii)
IT Assets	Section 5.01(o)
Knowledge	Section 5.01(g)
known	Section 5.01(g)
Laws	Section 5.01(k)
Licenses	Section 5.01(k)
Lien	Section 5.01(c)(i)
Maryland Articles of Merger	Section 1.03
Material Contract	Section 6.01(a)(ix)
Merger	Recitals
Merger Communication	Section 6.07(b)
Merger Consideration	Section 4.01(a)
Merger Sub	Preamble
MGCL	Section 1.01
Mortgage	Section 5.01(r)(i)
Mortgage Loan	Section 5.01(r)(i)
Mortgage Loan Documents	Section 5.01(r)(i)
Mortgage Loan Tape	Section 5.01(r)(i)
Mortgage Note	Section 5.01(r)(i)
Mortgage Notes	Section 5.01(r)(3)(E)
Mortgaged Property	Section 5.01(r)(i)
Mortgagor	Section 5.01(r)(i)
MSR	Section 6.01(a)(xx)
Order	Section 7.01(c)
Originator	Section 5.01(r)(i)
Owned Real Property	Section 5.01(t)(i)
Paying Agent	Section 4.02(a)
Permitted Liens	Section 5.01(t)(iv)(C)
Person	Section 4.02(d)
PMI	Section 5.01(r)(i)
Preferred Shares	Section 5.01(c)(i)
Proceedings	Section 5.01(h)
Proxy Statement	Section 6.03
QRS	Section 5.01(n)(viii)
Registration Statements	Section 5.01(f)(i)

REIT	Section 5.01(n)(viii)
Relevant Time	Section 5.01(f)(i)
Replacement Financing Facilities	Section 6.14
Representatives	Section 6.02(a)
Requisite Company Vote	Section 5.01(d)(i)
Residential Mortgage Loan	Section 5.01(r)(i)
Residential Property	Section 5.01(r)(i)
Restricted Shares	Section 4.05(b)
Sarbanes-Oxley Act	Section 5.01(f)(i)
SDAT	Section 1.03
SEC	Section 5.01(f)(i)
Securities Act	Section 5.01(d)(ii)
Servicing Advances	Section 5.01(r)(i)
Servicing Compensation	Section 5.01(r)(i)
Servicing Rights	Section 5.01(r)(i)
Shares	Section 5.01(c)(i)
Side A Insurance	Section 6.10(b)
Significant Subsidiary	Section 6.02(b)
Sold Mortgage Loan	Section 5.01(r)(i)
State Agency	Section 5.01(r)(i)
Subsidiary	Section 5.01(a)
Superior Proposal	Section 6.02(b)
Surviving Corporation	Section 1.01
Surviving Corporation Bylaws	Section 2.02
Surviving Corporation Charter	Section 2.01
Takeover Statute	Section 5.01(l)
Tax Affiliate(s)	Section 5.01(n)(i)
Tax Return	Section 5.01(n)
Tax(es)	Section 5.01(n)
Termination Date	Section 8.02
Termination Fee	Section 8.05(b)
Trade Secrets	Section 5.01(o)
Warehouse Loan	Section 5.01(r)(i)
WARN Act	Section 5.01(j)(vi)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of August 8, 2006, among Saxon Capital, Inc., a Maryland corporation (the “Company”), Morgan Stanley Mortgage Capital Inc., a New York corporation (“Acquiror”), and Angle Merger Subsidiary Corporation, a Maryland corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”, the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have unanimously approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, declared the Merger advisable, and have approved this Agreement;

WHEREAS, the Company, Acquiror and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law, as amended (the “MGCL”).

Section 1.02. Closing. Unless otherwise mutually agreed in writing between the Company and Acquiror, the closing for the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, at 9:00 A.M. (Eastern Time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are authorized to close in New York, Virginia or Maryland.

Section 1.03. Effective Time. As soon as practicable following the Closing, the Company and Acquiror will cause Articles of Merger (the “Maryland Articles of Merger”) to be executed, acknowledged and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided in Section 3-107 of the MGCL. The Articles of Merger shall include, among other things, the Charter Amendment. The Merger shall become effective at the time when the Maryland Articles of Merger have been duly filed with, and accepted for record by, the SDAT or at such later time as may be agreed by the parties and specified in the Maryland Articles of Merger, but not exceeding five days after the SDAT accepts the Maryland Articles of Merger for record (the “Effective Time”).

ARTICLE 2

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

Section 2.01. Charter. The charter of the Company, as amended and as in effect immediately prior to the Effective Time (the “Company Charter”), will be amended as part of the Merger to include the provisions set forth on Exhibit A hereto (the “Charter Amendment”), and the charter of the Surviving Corporation shall read in its entirety as the charter of the Company as in effect immediately prior to the Effective Time, as so amended (the “Surviving Corporation Charter”), until duly amended as provided therein or by applicable Law. References herein to the Merger shall include the Charter Amendment to be effected as part of the Merger.

Section 2.02. The Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time (the “Company Bylaws”) shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law (the “Surviving Corporation Bylaws”).

ARTICLE 3

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

Section 3.01. Directors. The parties hereto shall take all actions reasonably necessary so that the sole director of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

Section 3.02. Officers. The parties hereto shall take all actions reasonably necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

ARTICLE 4

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 4.01. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each share of common stock of the Company, par value $0.01 per share (each a “Common Share” and collectively, the “Common Shares”), issued and outstanding immediately prior to the Effective Time (other than Common Shares owned by Acquiror or Merger Sub that are not held on behalf of third parties or by the Company (each, an “Excluded Share” and collectively, the “Excluded Shares”)) shall be converted into the right to receive $14.10 per Common Share in cash (the “Merger Consideration”). At the Effective Time, all of the Common Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Common Shares shall thereafter represent only the right to the Merger Consideration payable in respect thereof.

(b) Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and each certificate formerly representing one share of common stock of Merger Sub shall thereafter represent one share of common stock of the Surviving Corporation.

Section 4.02. Exchange of Certificates.

(a) Paying Agent. As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with an exchange agent selected by Acquiror (and reasonably acceptable to the Company) (the “Paying Agent”), as and when needed for the benefit of the holders of Common Shares, cash amounts in immediately available funds necessary for the Paying Agent to make all required payments under Section 4.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Acquiror, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.01(a) shall be promptly returned to Acquiror.

(b) Payment Procedures. Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Common Shares (other than the Excluded Shares) a notice advising such holders of the effectiveness of the Merger, including the appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 4.02(e)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such materials to be in a form reasonably acceptable to Acquiror and the Company. Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 4.02(e)) to the Paying Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.02(f)) equal to (x) the number of Common Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.02(e)) multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such transferee if the Certificate formerly representing such Common Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any Common Shares that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to Acquiror. Any holder of Common Shares (other than Excluded Shares) who has not theretofore complied with this Article 4 shall thereafter look only to Acquiror and the Surviving Corporation for payment of the Merger Consideration payable for the Common Shares of that holder upon due surrender of the Certificate (or affidavits of loss in lieu thereof as provided in Section 4.02(e)) for such Common Shares, without any interest thereon. Notwithstanding the foregoing, none of Acquiror, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by any holder of Common Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Acquiror, free and clear of any claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.01(e)(i)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Acquiror, the posting by such Person of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Acquiror as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate cash in the amount that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(f) Withholding Rights. Each of Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and/or any other applicable state, local or foreign Tax (as defined in Section 5.01(n)) law. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, such withheld amounts (i) shall be remitted by Acquiror or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

Section 4.03. Appraisal Rights. In accordance with Section 3-202(c)(1) of the MGCL, no appraisal rights shall be available to holders of Common Shares in connection with the Merger.

Section 4.04. Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Common Shares or securities convertible or exchangeable into or exercisable for Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

Section 4.05. Company Awards.

(a) At the Effective Time, each Company Option (which, for the avoidance of doubt, shall not include any option to purchase Common Shares under the ESPP), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be canceled as of the Effective Time (each such Company Option that is so canceled, a “Cash-Out Option”, and the Surviving Corporation shall pay each holder of such Cash-Out Option at or promptly after the Effective Time for each such Cash-Out Option an amount in cash (less any applicable withholding or deductions) equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Common Share of such Cash-Out Option multiplied by (ii) the number of Common Shares such holder could have purchased (assuming full vesting of such Cash-Out Option) had such holder exercised such Cash-Out Option in full immediately prior to the Effective Time.

(b) At the Effective Time, each restricted Common Share and any restricted unit representing a Common Share (such restricted Common Shares and restricted units representing Common Shares, “Restricted Shares”) granted under a Stock Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be converted into, and become exchangeable for (each such Restricted Share, a “Cash-Out Share”), the Merger Consideration (less any applicable withholding or deductions).

(c) As soon as reasonably practicable following the date hereof and, in any event, at least 3 weeks prior to the Effective Time, the Company shall prepare and deliver to Acquiror an initial list of (i) each outstanding Company Option (which, for the avoidance of doubt, shall not include any option to purchase Common Shares under the ESPP), including the holder, date of grant, exercise price, vesting schedule and number of Common

Shares subject thereto and (ii) each outstanding grant of Restricted Shares granted under a Stock Plan, including the holder, date of grant, vesting schedule and number of Common Shares subject thereto, which list shall be revised from time to time prior to the Effective Time. Upon the reasonable request of Acquiror, the Company shall provide Acquiror with all information as may be reasonably necessary or advisable to verify such list and, should Acquiror question any portion of such list, the parties agree to cooperate in good faith to resolve any such question. Acquiror shall verify to the Company such list no later than the business day immediately preceding the Closing Date. The parties agree that such list, as may be revised from time to time and as so verified by Acquiror, shall be binding upon all Persons (including the affected participants in the applicable Stock Plans) as to the treatment of all Company Options and restricted or performance-based Common Shares granted under a Stock Plan outstanding immediately prior to the Effective Time.

(d) The Company shall take any actions with respect to the ESPP as are reasonably necessary to provide that (i) participants may not increase their contribution levels above current levels for the current Offering Period (as defined in the ESPP), (ii) no additional participants shall be permitted to participate in the ESPP, and (iii) the ESPP shall be suspended as of the earlier of (A) the end of the current Offering Period and (B) immediately prior to the Effective Time, and all balances in ESPP participant accounts shall be applied to the purchase of Common Shares in accordance with the terms of the ESPP immediately prior to the Effective Time.

Section 4.06. Corporate Actions.

(a) At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Section 4.05.

(b) Prior to the Closing Date the Company will, to the extent reasonably necessary to effectuate Section 4.05, obtain the consent of all holders of Cash-Out Options and Cash-Out Shares.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of the Company. Subject in all respects to Section 9.15, except as set forth in (x) the disclosure letter delivered to Acquiror by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), (y) the Company Reports filed prior to the date hereof, or (z) the draft Quarterly Report on Form 10-Q of the Company for the period ended June 30, 2006 (the “Draft Second Quarter 10-Q”), a copy of which is attached to the Company Disclosure Letter, the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 5.01(k)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so qualified, licensed or admitted, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below). Subject to Section 2.01, the Company has made available to Acquiror complete and correct copies of the Company Charter and the Company Bylaws, each as amended to the date hereof, and each as so delivered is in full force and effect. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its

Subsidiaries and (ii) “Company Material Adverse Effect” means a material adverse effect on (x) the assets, condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Termination Date; provided, however, that none of the following, in and of itself or themselves, shall be considered in determining whether a Company Material Adverse Effect shall have occurred under clause (x) of this definition:

(i) changes in the economy or financial markets, including, without limitation, prevailing interest rates and market conditions, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same materially disproportionately affects the Company or any of its Subsidiaries as compared to other companies in the industry in which the Company and its Subsidiaries operate;

(ii) changes that are proximately caused by factors generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent any of the same materially disproportionately affects the Company or any of its Subsidiaries;

(iii) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers proximately caused by the announcement of the transactions contemplated by this Agreement;

(iv) changes in, or in the application of, GAAP;

(v) changes in applicable Laws except to the extent any of the same materially disproportionately affects the Company or any of its Subsidiaries as compared to other companies in the industry in which the Company and its Subsidiaries operate;

(vi) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or that such reduced revenues or earnings constitutes, has resulted in, or contributed to, a Company Material Adverse Effect; and

(vii) a decline in the stock price of the Company Common Stock on the NYSE; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline constitutes, has resulted in, or contributed to, a Company Material Adverse Effect.

(b) Charter. The Company has adopted resolutions necessary to exempt, as of the Effective Time, Acquiror, Merger Sub and each of their respective affiliates from the Ownership Limit (as defined in the Company Charter) set forth in Article XI of the Company Charter, and such resolutions are in full force and effect on the date of this Agreement.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 100,000,000 Common Shares, of which 50,080,215 Common Shares were outstanding as of the close of business on August 8, 2006 and 1,000,000, shares of preferred stock, par value $0.01 per share (the “Preferred Shares”, and together with the Common Shares, the “Shares”), of which no shares were outstanding as of the close of business on August 8, 2006. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any mortgage, lien, charge, pledge, security interest, claim, or encumbrance (a “Lien”). No Company Subsidiary owns any Shares.

(ii) The Company has no Shares reserved for issuance, except that, as of August 8, 2006, there were (A) 1,000,000 Common Shares reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”) and (B) 5,345,204 Common Shares reserved for issuance pursuant to the Company’s

2001 Stock Incentive Plan (the “2001 Plan”), of which 3,000 options (“Company Options”) with respect to Common Shares are currently outstanding under the 2001 Plan and 845,000 Restricted Shares with respect to Common Shares are currently outstanding under the 2001 Plan. The Company has no equity compensation plans with respect to Common Shares other than the 2001 Plan and the ESPP. Section 5.01(c)(ii) of the Company Disclosure Letter contains a complete and correct list as of August 8, 2006 of each outstanding Company Option (other than under the ESPP) as well as each Restricted Share, including the holder, date of grant, exercise price (if applicable), vesting schedule and number of Common Shares subject thereto. Upon any issuance of any Common Shares and Restricted Shares in accordance with the terms of the 2001 Plan, the ESPP or the Company Options, such Common Shares will be duly authorized, validly issued, fully paid and nonassessable.

(iii) Except as set forth in clause (i) above, (A) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom equity rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other securities rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding and (B) the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iv) Section 5.01(c)(iv) of the Company Disclosure Letter sets forth as of August 8, 2006, (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment consisting of less than 5% of the outstanding capital stock of such Person. The Company does not own, directly or indirectly, any voting interest in any Person that, to the Knowledge of the Company, requires an additional filing by Acquiror under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereby (the “HSR Act”).

(d) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement subject only to approval of the Merger and the Charter Amendment by the affirmative vote of the holders of two-thirds of the outstanding Common Shares entitled to vote on such matters at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”), and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject, in the case of enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously approved and declared advisable the Merger, the Charter Amendment and the other transactions contemplated hereby and resolved to recommend approval of the Merger to the holders of Common Shares (the “Company Recommendation”), (B) unanimously directed that the Merger be submitted to the holders of Common Shares for their approval and (C) received the opinion of its financial advisor, Credit Suisse Securities (USA) LLC, to the effect that the Merger Consideration to be received by the holders of the Common Shares is fair, to such holders, from a financial point of view (other than the Acquiror and its “affiliates” (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”)). It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied on by Acquiror or

Merger Sub. The Company has taken all corporate action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from, and this Agreement, the Merger and the other transactions contemplated by this Agreement are exempt from, the provisions of the Maryland Business Combination Act that relate to the Company.

(e) Governmental Filings; No Violations; Certain Contracts, etc.

(i) Other than the filings and/or notices (A) required to effect the Charter Amendment and pursuant to Section 1.03, (B) under the HSR Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (C) required to be made with the NYSE, (D) state securities, takeover and “blue sky” laws and (E) required by applicable state Governmental Entities (as defined below) with regulatory authority over mortgage banking or settlement services, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not (A) constitute or result in a violation of the Company Charter or the Company Bylaws or the comparable governing instruments of any of its Subsidiaries, (B) subject to obtaining the consents, giving the notices and making the filings referred to in Section 5.01(e)(i) (or any section of the Company Disclosure Letter relating thereto), (1) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause a breach or violation of, or a termination (or right of termination), or the creation or acceleration of any obligations or the creation of a Lien (other than Liens created by Acquiror) on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries, (2) violate or result in a breach of or constitute a default under any Law to which the Company or any of its Subsidiaries is subject, or (3) constitute or result in any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(f) Company Reports; Financial Statements.

(i) Each of the Company and its applicable Subsidiaries has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act (the “Exchange Act Reports”) or the Securities Act (the “Registration Statements”) since December 31, 2004 (the “Applicable Date”) (the Exchange Act Reports and the Registration Statements filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof and prior to the Closing Date including any amendments thereto, the “Company Reports”). Each of the Exchange Act Reports at the time of its filing or being furnished (or if amended, as of the date of such amendment) and each of the Registration Statements at the time such Registration Statement became effective as determined under Rule 159 under the Securities Act (in each case, the “Relevant Time”), complied, or if not yet filed or furnished, will comply at the Relevant Time, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of the Relevant Time, the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof and prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or arranged any loan or other extension of credit to any executive officer or director of the Company and there are no outstanding loans or other extensions of credit to any executive officers or directors of the Company or any of its Subsidiaries.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and to provide reasonable assurance that such information is accumulated and communicated to the Company’s management, including the Company’s chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”) and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation performed by or under the management of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies known to the Company in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting known to the Company and (B) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof and prior to the Closing Date, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof and prior to the Closing Date, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(g) Absence of Certain Changes. Since December 31, 2005 and through the date hereof, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, only in the ordinary course of such businesses consistent with past practices, and there has not been:

(i) any change in the assets, financial condition, business or results of their operations or any circumstance, occurrence or development (including in connection with any fact, circumstance, condition, occurrence or development existing on or prior to December 31, 2005) which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) any splitting, combination or reclassification of any shares of capital stock of the Company or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company and regular quarterly cash dividends with customary record and payment dates in respect of the Shares not in excess of $0.50 per share per quarter) or any repurchase, redemption or other acquisition or offer to redeem, repurchase or otherwise acquire by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv) (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of capital stock of the Company or any of its Subsidiaries, other than the issuance of (1) any shares of capital stock of the Company upon the exercise of then outstanding Company Options or the settlement of any outstanding Restricted Shares or (2) any security of any Subsidiary to the Company or any other Subsidiary or (B) any material amendment of any term of any security of the Company or any Subsidiary;

(v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (A) supplies or assets in the ordinary course of business consistent with past practice, (B) assets acquired in connection with the implementation of its “conduit” correspondent mortgage loan production business or (C) immaterial assets, properties and interests;

(vi) any sale, lease or other transfer of, or creation or incurrence of any Lien material in amount on, any assets, securities, properties, interests or businesses of the Company or its Subsidiaries, other than (A) in the ordinary course of business consistent with past practice, (B) immaterial assets, properties and interests or (C) Permitted Liens;

(vii) any loan, advance or capital contribution to, or investments in, any other Person by the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(viii) any creation, incurrence, assumption or sufferance to exist by the Company or its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than (A) the issuance of $150.0 million in principal amount of 12% senior notes due 2014 issued by the Company in an offering exempt from registration under the Securities Act, which closed on May 4, 2006 or (B) under its Existing Financing Facilities or servicing advance facility in the ordinary course of business consistent with past practice;

(ix) any incurrence of any material capital expenditures or any material commitment or obligations or liabilities in respect thereof by the Company or any of its Subsidiaries except as set forth in the capital expenditure budget set forth in Section 6.01(a)(viii) of the Company Disclosure Letter;

(x) (A) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, reasonably be expected to limit or restrict in any material respect the Surviving Corporation, from engaging or competing in any line of business, in any location or with any Person or (B) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Company or any of its Subsidiaries;

(xi) other than as expressly contemplated by this Agreement, with respect to any director, employee or independent contractor of the Company and its Subsidiaries, any (A) grant of any material severance or termination pay, (B) material increase or acceleration in the compensation or benefits payable under any existing severance or termination pay agreement or arrangement, (C) entering into of any material employment, consultancy, bonus, severance, termination pay, retirement or other similar agreement or arrangement (or any individually material amendment to any such existing agreement or arrangement), (D) establishment, adoption or material amendment (except as required by applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, incentive compensation, equity compensation or other material benefit plan or arrangement or (E) material increase in compensation or benefits;

(xii) any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(xiii) any settlement, or offer or proposal to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any stockholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xiv) any material Tax election made or changed, any annual tax accounting period made or changed, any method of tax accounting adopted or changed, any material Tax Returns amended or claims for material Tax refunds filed, any material closing agreement entered, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or

(xv) any material waiver, termination or release of or under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

As used in this Agreement, the terms “Knowledge,” “known,” “aware,” “believes” or similar terms , with respect to the Company, shall mean the actual knowledge of any Person listed on Section 5.01(g) of the Company Disclosure Letter, assuming reasonable inquiry with respect to the specified matters. As used in this Agreement, the terms “Knowledge,” “known,” “aware,” “believes” or similar terms, with respect to any other Person, shall mean the actual knowledge of any director or officer of such Person, assuming reasonable inquiry with respect to the specified matters.

(h) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the (i) Company or any of its Subsidiaries, or (ii) any present or former officer, director or employee of the Company or any of its Subsidiaries who has made a claim, or has notified the Company in writing of his or her intention to make a claim, for indemnification, in each case, (A) which if decided adversely to the Company or any Subsidiary, would be reasonably expected to result in material liability to the Company or any Subsidiary, or (B) that would be reasonably expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Termination Date. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Reports filed prior to the date hereof or in the Draft Second Quarter 10-Q or in the financial statements of the Company and its Subsidiaries contained or incorporated by reference therein, and (ii) working capital liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date and (iii) any other liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Employee Matters.

(i) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company, its Subsidiaries and its predecessors (to the extent any obligations thereunder have been assumed by the Company and the Company continues to have liability thereunder), current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject thereto), deferred compensation, severance, termination pay, retirement, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus agreement or arrangement, and any employment, retention or consultancy agreement or arrangement with any officer or other key employee of the Company and its Subsidiaries (collectively, the “Company Benefit Plans”) as of August 8, 2006 are listed on Section 5.01(j)(i) of the Company Disclosure Letter. True and complete copies of the Company Benefit Plans (together with any amendment thereto, any related trust or other funding document relating thereto, any summary plan description or prospectus prepared in connection therewith and, if applicable, the most recent annual report (Form 5500 including, if applicable Schedule B thereto) and tax return (Form 990) prepared in connection therewith) have been made available to Acquiror. Neither the Company nor any of its Subsidiaries is or has ever been party to any collective bargaining agreement or similar labor agreement, any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any defined benefit pension plan (including any benefit plan subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code). Neither the Company nor any of its Subsidiaries has any joint, several or contingent liability related to or arising under any benefit plan subject to Title IV of ERISA (including any multiemployer plan).

(ii) As applicable, all Company Benefit Plans are in compliance with ERISA, the Code and other applicable Laws, except for such failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan is reasonably expected to cause any participant therein to incur material additional taxes or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. Each Company Benefit Plan which is subject to ERISA (a “Company ERISA Plan”) that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances that exist that would reasonably be expected to result in the loss of the qualification of such Company ERISA Plan under Section 401(a) of the Code that could not be remedied in a manner that would not result in material liability to the Company. True and complete copies of the most recent determination letter relating to each such Company ERISA Plan have been made available to Acquiror. Neither the Company nor any of its Subsidiaries has, with respect to any Company ERISA Plan, engaged in a transaction prohibited under Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected to subject the Company or any Subsidiary to a liability, tax or penalty under Section 4975 of the Code or Section 502 of ERISA, except for such liabilities, taxes or penalties as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been accrued in accordance with GAAP and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof, except as would not reasonably be expected to result in a material liability to the Company.

(iv) As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, litigation relating to the Company Benefit Plans, except for any litigation that, individually or in the aggregate, if decided adversely to the Company or any Subsidiary, would not be reasonably expected to result in material liability to the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has any obligations for retiree health, life or other welfare benefits. The Company or its Subsidiaries may merge, amend, suspend or terminate any Company Benefit Plan at any time without incurring any material liability thereunder other than in respect of benefits accrued prior to such merger, amendment, suspension or termination.

(v) Except as expressly contemplated by this Agreement, none of the execution of this Agreement by the Company, approval of the Merger by the stockholders of the Company or the consummation by the Company of the other transactions contemplated hereby (whether alone or in combination with other events) will (w) entitle any current or former employee of the Company or its Subsidiaries, to severance or termination pay or any increase in severance or termination pay upon any termination of employment after the date hereof in excess of $25,000 per individual or $150,000 in the aggregate, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company to merge, amend, suspend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

(vi) All current employees of the Company and its Subsidiaries (“Employees”)are employed in the United States. To the Knowledge of the Company, no key employee or independent contractor of the Company and its Subsidiaries has indicated to the Company or its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated hereby as of the date hereof or otherwise within one year after the Closing Date. The Company and its Subsidiaries have complied in the past three (3) years, in all material respects with all material Laws relating to labor and employment, including those relating to wages, hours, overtime, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and, to the Company’s Knowledge, there has not been any activity or proceeding of any labor organization or employee group to organize any employees in the past two (2) years. Since March 31, 2006, neither the Company nor any of its Subsidiaries has effectuated (A) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (B) a “mass layoff” (as defined in the WARN Act); or (C) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Law in each case that would reasonably be expected to result in a Company Material Adverse Effect.

(k) Compliance with Laws. The businesses of each of the Company and its Subsidiaries have been in the past three (3) years, and are being, conducted in compliance in all material respects with all material federal, state, local or foreign laws, statutes or ordinances, common law and all rules, regulations, judgments, orders, writs, injunctions, and decrees of any Governmental Entity applicable to the businesses of the Company and its Subsidiaries (collectively, “Laws”), except with respect to Laws pertaining to the origination, mortgage lending and servicing activities of the Company and its Subsidiaries that relate to an immaterial portion of the

Company’s assets on a consolidated basis. To the Knowledge of the Company, and except for ordinary regulatory examinations relating to the origination, mortgage lending and servicing activities of the Company and its Subsidiaries, no investigation by any Governmental Entity with respect to the Company and its Subsidiaries is pending or threatened. The Company and its Subsidiaries each has obtained and is in compliance, in all material respects, with all material licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted. None of the assets of the Company or any of its Subsidiaries constitute “plan assets” within the meaning of Labor Regulations § 2510.3-101. Neither the Company nor any of its Subsidiaries, and none of their directors, officers, employees or independent contractors, has, in connection with the performance of its duties and obligations to the Company or any of its Subsidiaries), been a fiduciary within the meaning of Section 3(21) of ERISA with respect to any plan assets of any employee benefit plan of a third party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, with respect to a third party (including any employee benefit plan of a third party), engaged in a transaction prohibited under Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected to subject the Company or any Subsidiary to a liability, tax or penalty under Section 4975 of the Code or Section 502 of ERISA, except for such liabilities, taxes or penalties as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l) Takeover Statutes. The Company has taken all corporate action reasonably necessary in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from, and this Agreement, the Merger and the other transactions contemplated by this Agreement are exempt from the requirements of any Maryland “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including subtitles 6, 7 and 8 of Title 3 of the MGCL (each a “Takeover Statute”), that relate to the Company or any anti-takeover provision in the Company Charter or the Company Bylaws.

(m) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, have not received any pending notice from any Governmental Entity alleging the violation of, or liability under, any applicable Environmental Laws, are not subject to any court order, administrative order or decree arising under any Environmental Law, have not used any of their properties for the disposal of Hazardous Substances and have not discharged Hazardous Substances except as permitted under applicable Environmental Laws; and (ii) there are no liabilities of or relating to the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance.

As used in this Agreement, the term “Environmental Law” means any applicable law (including common law), regulation, code, license, permit, order, judgment, decree or injunction or other requirement by, of or from any Governmental Entity relating to (A) the environment, (including air, water, soil and natural resources) or the effect of the environment on health and safety or (B) the use, storage, handling, release or disposal of or exposure to hazardous, radioactive or toxic substances.

As used in this Agreement, the term “Hazardous Substance” means any substance, waste or material listed, defined, designated, classified or regulated as a pollutant or contaminants, or as hazardous, toxic or radioactive under any applicable Environmental Law or by any Governmental Entity and shall include petroleum and any derivative or by-products thereof and asbestos, toxic mold, and lead-based paint.

(n) Taxes.

(i) Each of the Company, any of its Subsidiaries and any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member (each, a “Tax Affiliate” and, collectively, the “Tax Affiliates”):

(A) has prepared in good faith and timely filed or has had timely filed on its behalf (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by it or on its behalf and all such filed Tax Returns are complete and accurate in all material respects;

(B) has timely paid and, if applicable, has withheld all material Taxes (as defined below) that are due and payable or that the Company, any of its Subsidiaries or any of its Tax Affiliates is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters being contested in good faith and for which adequate reserves have been established under GAAP;

(C) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

(D) has not engaged in any reportable or listed transactions, as defined under Section 6011 of the Code and the applicable U.S. Treasury Regulations, or in any transaction of which it has made disclosure to any taxing authority to avoid the imposition of any penalties.

(ii) The most recent financial statements contained in the Company Reports filed with the SEC prior to the date of this Agreement reflect a reserve or accrual determined in accordance with GAAP for liabilities or expenses for all material Taxes due and payable by the Company and its Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements. The Company and its Subsidiaries (as a group) have established on their books and records in accordance with GAAP (which may, but are not required to, be reflected only on the books and records of the Company) reserves or accrued liabilities or expenses for the payment of all Taxes for which the Company or any of its Subsidiaries is liable but are not yet due and payable.

(iii) Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 2003 have been made available to representatives of Acquiror.

(iv) There are no Liens for Taxes upon the assets of the Company or its Subsidiaries except for statutory Liens for Taxes not yet due.

(v) As of the date hereof, there are no pending (or, to the Knowledge of the Company, threatened) audits, litigation or other proceedings and, to the Knowledge of the Company, there are no examinations or investigations in respect of Taxes or Tax matters. No claim is pending or, to the Knowledge of the Company, proposed by any Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction, nor to the Knowledge of the Company are there any facts that could reasonably be expected to give rise to such a claim. Neither the Company nor any of its Subsidiaries has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any material Taxes.

(vi) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. The Company and its Subsidiaries do not have any material liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by contract or otherwise.

(vii) Neither the Company nor any of its Subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that would reasonably be expected to obligate them to make any payments that will not be deductible under Section 280G of the Code.

(viii) For the taxable years ended December 31, 2004 (the “Initial REIT Year”) and December 31, 2005, the Company and those of its Subsidiaries that are “qualified REIT subsidiaries” within the meaning of Section 856(i) of the Code (“QRSs”), have been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and have satisfied all requirements to qualify as a REIT for such years. From January 1, 2006 through the date hereof, the Company and those of its Subsidiaries that are QRSs have operated in such a manner as to permit the Company to qualify as and be taxed as a REIT, and the Company and such Subsidiaries intend to continue to operate in such a manner through the Effective Time.

(ix) Each Subsidiary of the Company that files Tax Returns as a partnership or is a disregarded entity for U.S. federal income tax purposes has been properly classified as partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code. Each Subsidiary of the Company that is a corporation has been, in and after the Initial REIT Year, properly classified as a qualified REIT subsidiary under Section 856(i) of the Code or as a taxable REIT subsidiary under Section 856(l) of the Code.

(x) Neither the Company nor any Subsidiary holds any asset the disposition of which would reasonably be expected to be subject to rules similar to Section 1374 of the Code.

(xi) With respect to each Subsidiary that is intended to be a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code, (i) such entity has at all times since its formation qualified as a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code, (ii) no election under Section 860D has been made with respect to such Subsidiary, and (iii) such Subsidiary has at all times qualified as a “qualified REIT subsidiary,” within the meaning of Section 856(i) of the Code, of the Company.

(xii) As of the date of this Agreement, the Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(xiii) The Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Intellectual Property. Section 5.01(o) of the Company Disclosure Letter sets forth an accurate list, as of August 8, 2006, of (a) material registered Intellectual Property owned by the Company or any of its Subsidiaries and applications for registration included in the Intellectual Property owned by the Company or any of its Subsidiaries and (b) all material agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries obtains the right to use any Intellectual Property.

(i) Since August 8, 2003, neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party that would reasonably be expected to have a Company Material Adverse Effect. There is no action, suit, or proceeding pending against the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, and to the Knowledge of the Company, since August 8, 2003, the Company has not received written notice from any third party, claiming that the operation of the business of Company or any of its Subsidiaries has infringed, misappropriated, or otherwise violated the Intellectual Property of any third party which if adversely determined would reasonably be expected to have a Company Material Adverse Effect. None of the material Intellectual Property owned by the Company is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any third party. To the Knowledge of the Company, since August 8, 2003, no third party has infringed, misappropriated or otherwise violated any Intellectual Property owned by the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

(ii) The Company has taken reasonable measures in accordance with normal industry practice to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such Trade Secret material to the business or operation of the Company or any of its Subsidiaries has been used, disclosed or otherwise misappropriated by any person except as would not reasonably be expected to have a Company Material Adverse Effect.

(iii) The Company has not granted any licenses to use, or any covenants not to sue under, any of its material Intellectual Property to any third party, other than non-exclusive licenses granted in the ordinary course of business.

(iv) The material IT Assets owned by the Company operate and perform in all material respects in accordance with the requirements of the Company or any of its Subsidiaries for the performance of their businesses. To the Knowledge of the Company, since August 8, 2003, no person has gained unauthorized access to the IT Assets, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has used commercially reasonable efforts to implement reasonable backup and disaster recovery plans consistent with the Company’s business needs.

(v) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models and designs (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other similar intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

(p) Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies which are owned by the Company and its Subsidiaries and which name the Company or a Subsidiary as an insured, including self-insurance programs and those which pertain to the assets, directors, officers, employees or operations of the Company or its Subsidiaries are in full force and effect and neither the Company nor its Subsidiaries is in default thereunder. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of cancellation or reduction in coverage of any such insurance policies that cannot be replaced on commercially reasonable terms.

(q) Affiliate Transactions. There are no contracts, commitments, agreements, arrangements or other transactions between the Company or its Subsidiaries, on the one hand, and any (i) present officer or director of the Company or any of their immediate family members (including their spouses) or (ii) to the Knowledge of the Company affiliate of any such officer, director, family member or beneficial owner, on the other hand, in each case, except as disclosed under Item 404 of Regulation S-K.

(r) Representations Regarding Mortgage Business.

(i) Definitions. For purposes of this Section 5.01(r), the following terms shall have the following meanings:

“Agency” means HUD or the applicable State Agency.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Company’s and its Subsidiaries origination, servicing, insuring, purchase, sale or filing of claims in connection with Residential Mortgage Loans, all contractual obligations of the Company and its Subsidiaries (including any contained in a Mortgage Loan Document or in an Investor Agreement).

“Existing Financing Facilities” means all of the financing arrangements with respect to the Warehouse Loans, Servicing Rights and Servicing Advances of the Company and its Subsidiaries that are set forth in Section 5.01(r)(i) of the Company Disclosure Letter.

“Foreclosure” means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under applicable Law.

“HUD” means the United States Department of Housing and Urban Development.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Residential Mortgage Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Residential Mortgage Loan or related Mortgaged Property.

“Investor” means any Person who owns or holds (a) Sold Mortgage Loans, or servicing rights related thereto, sold by the Company or any Subsidiary or (b) Investor Mortgage Loans serviced by the Company or any Subsidiary.

“Investor Agreement” means an agreement pursuant to which (a) an Investor purchased Mortgage Loans or (b) the Company or any Subsidiary services Sold Mortgage Loans or Investor Mortgage Loans.

“Investor Mortgage Loan” means any Residential Mortgage Loan serviced by the Company or any of its Subsidiaries that was not originated or purchased by the Company or any of its Subsidiaries, and that has not been repaid or refinanced.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a lien on real property.

“Mortgage Loan” means any Warehouse Loan, Sold Mortgage Loan or Investor Mortgage Loan, as applicable.

“Mortgage Loan Documents” means the documents relating to Residential Mortgage Loans required by Applicable Requirements to originate and service the Residential Mortgage Loans, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Loan Tape” means, with respect to any Warehouse Loan or Sold Mortgage Loan, as applicable, the magnetic computer data tape dated August 7, 2006 and furnished by the Company to Acquiror or any affiliate thereof in connection with the Merger.

“Mortgage Note” means, with respect to a Residential Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Residential Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage.

“Mortgagor” means the obligor(s) on a Mortgage Note or owners of a Mortgaged Property.

“Originator” means, with respect to any Residential Mortgage Loan, each entity or individual that (i) took the relevant Mortgagor’s loan application, (ii) processed the relevant Mortgagor’s loan application or (iii) closed and/or funded such Residential Mortgage Loan.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Residential Mortgage Loan” means a loan evidenced by a Mortgage Note with respect to which the Mortgaged Property is Residential Property.

“Residential Property” means any Mortgaged Property, securing a Residential Mortgage Loan, consisting of a single parcel of real property with a detached single-family residence erected thereon, or a two-to four-family dwelling, an individual residential condominium unit in a low rise condominium project or an individual unit in a planned unit development; provided, that except with respect to no more than 2% (by unpaid principal balance) of Warehouse Loans and Sold Mortgage Loans, taken together, no such Mortgaged Property is a single parcel of real property with a cooperative housing corporation, a log home or a mobile home or manufactured housing erected thereon or by a mixed-use property, or a property in excess of 10 acres, and that any condominium unit or planned unit development shall not fall within any of the “Ineligible Projects” of part XII, Section 102 of the Fannie Mae Selling Guide.

“Servicing Advances” means servicing advances for delinquent principal, interest, tax or insurance payments or for property protection expenses or other servicing advances of any type.

“Servicing Compensation” shall mean all compensation paid to the Company or any of its Subsidiaries under the Investor Agreements, or other applicable documents for servicing and administrative duties relating to Sold Mortgage Loans or Investor Mortgage Loans, including, without limitation, all late fees, non-sufficient funds fees, investment income and other similar payments relating to the foregoing, all reimbursements of Servicing Advances and other ancillary income.

“Servicing Rights” shall mean, with respect to each Investor Agreement pursuant to which the Company or any of its Subsidiaries services Mortgage Loans, any and all of the following: (a) any and all rights to service such Mortgage Loans under the terms of such Investor Agreement; (b) all Servicing Compensation or moneys payable to the Company or any of its Subsidiaries under such Investor Agreement; (c) all agreements or documents creating, defining or evidencing any such rights of the Company or any of its Subsidiaries to the extent they relate to such rights; (d) all escrow payments or other similar payments with respect to such Mortgage Loan and any amounts actually collected and held by the Company or any of its Subsidiaries with respect thereto (to the extent not the property of the related borrower); (e) all accounts and other rights to payments related to any of the property described in this paragraph; (f) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computers records, or other information pertaining to such Mortgage Loan or pertaining to the past, present or prospective servicing of such Mortgage Loan and all rights to reimbursement for Servicing Advances.

“Sold Mortgage Loan” means any Residential Mortgage Loan, other than a Warehouse Loan, that was originated or purchased and subsequently sold in a whole loan sale or securitization (whether treated as a sale or not under GAAP) by the Company or any of its Subsidiaries, as applicable, and that has not been repaid or refinanced.

“State Agency” means any state agency or other entity with authority to regulate the activities of the Company or any of its Subsidiaries relating to the origination or servicing of Residential Mortgage Loans or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by the Company or any of its Subsidiaries.

“Warehouse Loan” means a Residential Mortgage Loan secured by a Mortgage, that, as of the Effective Time, is owned by the Company and is not a Sold Mortgage Loan.

(ii) Lender and Servicer Qualifications.

(A) The Company and its Subsidiaries have been, during the last three (3) years, and are in compliance with all material Applicable Requirements applicable to it, its assets and its conduct of business, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all material reports that any Investor, Governmental Entity or Insurer requires that it file with respect to its mortgage origination and servicing business. Neither the Company nor its Subsidiaries have done or caused to be done, or have failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (1) any private mortgage insurance or commitment of any private mortgage insurer to insure, (2) any title insurance policy, (3) any hazard insurance policy, (4) any flood insurance policy, (5) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (6) any surety or guaranty agreement, in each case applicable to the Mortgage Loans that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. No Agency, Investor or private mortgage insurer has (x) claimed in writing or to the Knowledge of the Company, intends to claim, that the Mortgage Loans, the Company or any of its Subsidiaries have violated or have not complied with the representations and warranties applicable with respect to any Sold Mortgage Loans or Warehouse Loans, or with respect to any sale of mortgage servicing rights to an Investor or (y) imposed restrictions on the activities (including commitment authority) of the Company or any Subsidiary, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Agency or Investor has indicated to the Company or any of its Subsidiaries in writing, or to the Knowledge of the Company, in any other manner, that it has terminated or intends to terminate its relationship with the Company or any such Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Subsidiary’s compliance with Laws or that the Company or any of its Subsidiaries is in default with respect to any Applicable Requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) Warehouse Loans and Mortgage Loans.

(A) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans, each Warehouse Loan (1) is eligible for sale to, or insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer; (2) is evidenced by a Mortgage Note with such terms as are customary in the business; (3) is duly secured by a Mortgage with such terms as are customary in the business and which grants the holder thereof either a first lien on the Mortgaged Property (including any improvements thereon) with respect to Warehouse Loans originated as first lien Mortgage Loans and with respect to Warehouse Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property which constitutes a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) and is in full force and effect and is insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) is accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company or one its Subsidiaries, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which includes flood insurance and/or special hazard insurance where either is required by an Investor or Agency; and (5) is covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law, other than such Warehouse Loans made pursuant to wet funding agreements with such terms as are customary in the business. Neither the Company nor its Subsidiaries has engaged in any act or omission that would impair the coverage of such insurance described in this clause (iii) and any such insurance or guaranty is in full force and effect with respect to each such Warehouse Loan, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans. The information set forth in the Mortgage Loan Tape with respect to the Warehouse Loans is complete, true and correct in all material respects as of the date specified in the Mortgage Loan Tape.

(B) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the portfolio of securities owned by the Company or any Subsidiary representing economic residual interests in any Sold Mortgage Loans, as of the date the Company or any Subsidiary of the Company sold each Sold Mortgage Loan, such Sold Mortgage Loan (1) was eligible for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer; (2) was evidenced by a Mortgage Note with such terms as were customary in the business; (3) was duly secured by a Mortgage with such terms as were customary in the business and which granted the holder thereof either a first lien on the subject Mortgaged Property (including any improvements thereon) with respect to Sold Mortgage Loans originated as first lien Mortgage Loans, and with respect to Sold Mortgage Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property, and, in each case, which constituted a security interest that had been duly perfected and maintained (or was in the process of perfecting in due course) and was in full force and effect and was insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company or one its Subsidiaries, which insurance policy or policies covered such risks as were customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which included flood insurance and/or special hazard insurance where either was required by an Investor or Agency or requested by the Mortgagor; and (5) covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law. As of the date the Company or any Subsidiary sold each Sold Mortgage Loan, the Company and its Subsidiaries had complied with all of their obligations under the insurance policies described in this clause (iii) and the Company and its Subsidiaries had complied with all applicable provisions of any such insurance or guaranty contract or policy and, in all material respects, applicable Law, the insurance or guaranty was in full force and effect with respect to each such Sold Mortgage Loan, and there was no default that would result in the revocation of any such insurance or guaranty, in each case except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the portfolio of securities owned by the Company or any Subsidiary representing economic residual interests in any Sold Mortgage Loans. The information set forth in the Mortgage Loan Tape with respect to the Sold Mortgage Loans is complete, true and correct in all material respects as of the date specified in the Mortgage Loan Tape.

(C) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans, all Warehouse Loans are genuine, valid and legally binding obligations of the Mortgagor thereunder, have been duly executed by a Mortgagor of legal capacity, are enforceable in all material respects in accordance with their respective terms, and are not subject to any right of rescission, set off, counterclaim or defense, subject to (1) the Bankruptcy and Equity Exception, (2) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower and (3) applicable Laws on deficiencies.

(D) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the portfolio of securities owned by the Company or any Subsidiary representing economic residual interests in any Sold Mortgage Loans, as of the date the Company or any Subsidiary sold each Sold Mortgage Loan, the Mortgage Loan was a genuine, valid and legally binding obligation of the Mortgagor thereunder, had been duly executed by a Mortgagor of legal capacity, was enforceable in accordance with its respective terms, and was not subject to any right of rescission, set off, counterclaim or defense, subject to (1) the Bankruptcy and Equity Exception, (2) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower and (3) applicable Laws on deficiencies.

(E) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans, on the Closing Date, the Company or its Subsidiaries will be the sole owner of each of the Warehouse Loans and will be the sole owner or beneficiary of or under the related Mortgage Notes (the “Mortgage Notes”), Mortgages, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Warehouse Loans (the “Mortgage Files”), except (i) to the extent any Warehouse Loan is prepaid in full or subject to a completed foreclosure action (or non judicial proceeding or deed in lieu of foreclosure) in which case the Company shall be the sole owner of the real property securing such foreclosed loan or shall have received the proceeds of such action to which Company or its Subsidiaries was entitled, in each case free and clear of any adverse claims or encumbrances or (ii) for Liens and similar claims pursuant to the Existing Financing Facilities. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans, neither the Company nor any of its Subsidiaries has, with respect to any such Warehouse Loan, released any security therefor, except upon receipt of Investor or Agency approval, or accepted prepayment of any such Warehouse Loan which has not been promptly applied to such Warehouse Loan in accordance with the terms thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans, there exists no physical damage to any Mortgaged Property securing any Warehouse Loan, which physical damage is not insured against in compliance with the Applicable Requirements or would cause any Warehouse Loan to become delinquent or adversely affect the value or marketability of any Warehouse Loan.

(F) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Servicing Rights, on the Closing Date, the Company or its Subsidiaries will be the sole owner of the Servicing Rights, free and clear of any Liens, except for Liens and similar claims pursuant to the Existing Financing Facilities. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Servicing Rights, the Company has engaged no subservicers in the servicing of any Mortgage Loans.

(G) The Existing Financing Facilities between the Company or any Subsidiaries and their respective lenders may be terminated without the payment of any material penalty, non-use fee, termination fee, breakage cost or other similar expense.

(s) Investment Company Act of 1940; Advisers’ Act. None of the Company nor any of its Subsidiaries has been for the last three (3) years or is, or will take any action prior to the Effective Time that would cause it to be an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), or an entity required to register as an “investment company” pursuant to the 1940 Act or regulated under the Investment Advisers Act of 1940, as amended.

(t) Company Real Property.

(i) Section 5.01(t)(i) of the Company Disclosure Letter sets forth a complete and accurate list as of August 8, 2006 of all real property owned by the Company or any of its Subsidiaries, other than property acquired by the Company or its Subsidiaries upon foreclosure or similar proceedings or otherwise related to their mortgage business (as compared to their occupancy as a tenant) in the ordinary course of business. The Company or the applicable Subsidiary has good and marketable, fee simple title to the owned property listed in Section 5.01(t)(i) of the Company Disclosure Letter (collectively, the “Owned Real Property”), except as would not reasonably be expected to have a Company Material Adverse Effect.

(ii) The Company or the applicable Subsidiary holds a valid tenant leasehold interest under a lease or sublease for those properties that are material to its business (such leases, the “Company Leases” and such real property, together with the Owned Real Property, the “Company Real Property”), and the Company Real Property is reasonably adequate to conduct the Company’s business as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.

(iii) Section 5.01(t)(iii) of the Company Disclosure Letter correctly describes all Company Leases as of August 8, 2006 and the name of the lessor or sublessor, the lease term and the current based annual rent with respect thereto.

(iv) None of the Owned Real Property is subject to any material Lien other than:

(A) Liens disclosed on the most recent audited consolidated balance sheet filed or incorporated by reference in the Company Reports;

(B) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the most recent audited consolidated balance sheet filed or incorporated by reference in the Company Reports); or

(C) Liens which do not secure any monetary obligation and which do not materially detract from the value or materially interfere with any present or intended use of such property (clauses (A) – (C) of this Section 5.01(t)(iv) are, collectively, the “Permitted Liens”).

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company or its applicable Subsidiary and, to the Knowledge of the Company, all other parties to the Company Leases are not in default under the Company Leases; and (B) neither the Company nor any of its Subsidiaries has given or received any written notice of a default under any of the Company Leases which has not previously been cured. As of the date hereof, the Company has not received any written notice of cancellation or termination of any Company Lease.

(vi) To the Knowledge of the Company, the use of the Company Real Property by the Company and its Subsidiaries in their business as presently conducted conforms with applicable building, subdivision and zoning laws, regulations and permits, except where the failure to conform would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Leases or as a matter of record, neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or lease or dispose of any Company Real Property or any portions thereof to any third party.

(u) Brokers and Finders. Except for Credit Suisse Securities (USA) LLC, a copy of whose engagement agreement has been made available to Acquiror, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.02. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Acquiror and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so qualified, licensed or admitted or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror or Merger Sub to consummate the transactions contemplated by, or to perform its obligations under, this Agreement. Acquiror has made available to the Company complete and correct copies of Acquiror’s certificate of incorporation and bylaws, each as amended to the date hereof, and each as so delivered is in full force and effect.

(b) Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Acquiror.

(c) Corporate Authority.

(i) No vote of holders of capital stock of Acquiror is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Acquiror, as sole stockholder of Merger Sub, has taken all action necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. Each of Acquiror and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and constitutes a valid and binding agreement of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The board of directors of Acquiror has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby.

(iii) The sole director of Merger Sub has approved and declared advisable the Merger and the other transactions contemplated hereby and directed that the Merger and such other transactions be submitted to the sole stockholder of Merger Sub for consideration, and Acquiror, as the sole stockholder of Merger Sub has approved the Merger and the other transactions contemplated hereby.

(d) Governmental Filings; No Violations.

(i) Other than the filings and/or notices (A) pursuant to Section 1.03, (B) under the HSR Act and (C) required by applicable state Governmental Entities with regulatory authority over mortgage banking or settlement services, no notices, reports or other filings are required to be made by Acquiror or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Acquiror or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by Acquiror and Merger Sub, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Merger.

(ii) The execution, delivery and performance of this Agreement by Acquiror and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby by Acquiror and Merger Sub will not (A) constitute or result in a violation of the charter or bylaws of Acquiror and Merger Sub or (B) subject to obtaining the consents, giving the notices and making the filings referred to in Section 5.02(d)(i), (1) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause a breach or violation of, or a termination (or right of termination), or the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Acquiror or any of its Subsidiaries pursuant to any Contracts binding upon Acquiror or any of its Subsidiaries, (2) violate or result in a breach of, or constitute a default under, any Law to which Acquiror or any of its Subsidiaries is subject except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the consummation of the Merger.

(e) Litigation. There are no Proceedings pending or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Neither Acquiror nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to prevent or materially delay impair the consummation of the transactions contemplated by this Agreement.

(f) Available Funds. Acquiror has or will have available to it all funds necessary to satisfy the obligations of Acquiror and Merger Sub hereunder and in connection with the Merger and the other transactions contemplated hereby.

(g) No Ownership of Stock of Company. The Acquiror and its affiliates, including Merger Sub, taken together as a group, does not beneficially own (as defined in the Company Charter) in excess of 9.8% of the lesser of the aggregate number or aggregate value of the outstanding Shares of any class or series of the Company’s capital stock, and neither Acquiror nor any of its Affiliates, including Merger Sub, is, or has ever been deemed to be, an “interested stockholder” or an “affiliate of [an] interested stockholder” for purposes of the Maryland Business Combination Act.

(h) Proxy Statement Information. The information, if any, supplied by Acquiror, Merger Sub or their affiliates to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not on the date the Proxy Statement is first mailed to holders of the Shares or at the time of the Company Stockholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in the light of the circumstances under which such statements are made.

ARTICLE 6

COVENANTS

Section 6.01. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time or earlier termination of this Agreement (unless Acquiror shall otherwise approve in advance in writing, which approval shall not be unreasonably withheld or delayed) and except as otherwise expressly contemplated by this Agreement or required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary course, and it and its Subsidiaries shall use all commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of its and its Subsidiaries’ present directors, officers and key employees. Subject to the other provisions of this Section 6.01, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company shall use all reasonable best efforts to continue to qualify as a REIT for U.S. federal income tax purposes. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time or earlier termination of this Agreement, except (A) as otherwise expressly required by this Agreement, (B) as Acquiror may approve in advance in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.01 of the Company Disclosure Letter, it will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its articles of incorporation or bylaws or other applicable governing instruments (whether by merger, consolidation or otherwise);

(ii) merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate;

(iii) acquire, purchase or lease (in each case, whether by merger, consolidation or by any other manner) any business or Person or, outside the ordinary course of business, any assets (including securities);

(iv) issue, sell, deliver or amend, or authorize or propose the issuance, sale, delivery or amendment of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares by its wholly owned Subsidiary to it or another of its wholly owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case other than Common Shares issuable pursuant to Company Options outstanding on the date hereof under the Stock Plans or under the ESPP;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it (other than Saxon Capital Holdings, Inc.) or to any other direct or indirect wholly owned Subsidiary or distributions made pursuant to Section 6.01(b)(i), if applicable);

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (it being understood that the net settlement of Company Awards including any deemed purchase of Common Shares in connection therewith shall not be covered by this clause (vi));

(vii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities (including without limitation securities issued in any form, debt or otherwise, in connection with securitization transactions) or other rights to acquire any of its debt securities or of any of its Subsidiaries, other than (A) advances in the ordinary course pursuant to warehouse lines of credit or other interim financing arrangement set forth in Section 6.01(a)(vii) of the Company Disclosure Letter, or any renewal or replacement thereof, including any renewal or replacement of the existing warehouse line of credit with J.P. Morgan Chase Bank, N.A. scheduled to expire August 23, 2006, but subject to the restrictions set forth in Section 6.14 of this Agreement, (B) the issuance of the amount necessary for the Company to maintain its status as a REIT, which amount the Company currently believes to be $1.1 billion, in asset-backed securities in owner trust securitizations, subject to the requirements set forth in Section 6.01(a)(vii) of the Company Disclosure Letter, provided that such securitizations will be structured as one or more “taxable mortgage pools” within the meaning of Section 7701(i) of the Code and all of the retained interests with respect thereto will be retained by the Company or a QRS of the Company (other than any interests with respect to which the issuer of such interest has obtained an opinion that such interest constitutes indebtedness for U.S. federal income tax purposes), and (C) borrowings between or among the Company and any of its wholly-owned Subsidiaries or between or among the wholly-owned Subsidiaries;

(viii) except as contemplated by the capital expenditure budget for the Company or any of its Subsidiaries that is attached to Section 6.01(a)(viii) of the Company Disclosure Letter, make or authorize any material capital expenditure;

(ix) enter into any of the following (each, a “Material Contract”):

(A) any lease of any real property or any lease of personal property providing for annual rentals of $500,000 or more;

(B) any material partnership, joint venture or other similar agreement or arrangement;

(C) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(D) any non-competition Contract or other Contract that (1) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Acquiror or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or any Person with whom the same might otherwise compete, (2) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Acquiror or its Subsidiaries, (3) grants “most favored nation” or exclusivity status or rights that, following the Merger, would apply to Acquiror and its Subsidiaries, including the Company and its Subsidiaries or (4) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services in any manner the same shall see fit, or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(E) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates (other than two such agreements that the Company terminated); or

(F) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(x) make any material changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles or Regulation S-X under the Securities Act;

(xi) settle or offer or propose to settle (A) any other Proceeding before an arbitrator or a Governmental Entity for an amount in excess of $100,000 individually or $500,000 in the aggregate, (B) any Proceeding described in Section 6.01(a)(xi)(B) of the Company Disclosure Letter, other than as described therein, (C) any stockholder Proceeding against the Company or any of its officers or directors or (D) any Proceeding that relates to the transactions contemplated hereby;

(xii) other than in the ordinary course of business, amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by, or material rights or obligations under any Material Contract of, the Company or any of its Subsidiaries, except as otherwise permitted by this Section 6.01(a);

(xiii) make or change any material Tax election unless such election is (A) required by Law, (B) reasonably determined by the Company upon good faith consultation with Acquiror to be necessary or advisable to preserve the status (1) of the Company as a REIT or (2) of any Subsidiary of the Company as a partnership for federal income tax purposes, or as a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be, or (C) required pursuant to the terms of a securitization of which the Company or any of its Subsidiaries is the sponsor (in which case, the Company shall make such election in a timely manner and shall inform Acquiror of such election);

(xiv) take any action, or fail to take any action, which would reasonably be expected to cause (A) the Company to fail to qualify as a REIT, or (B) any of its Subsidiaries to cease to be treated as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be;

(xv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries, except any such transactions among it and its wholly owned Subsidiaries and except for Liens pursuant to the Existing Financing Facilities or other credit facilities or new lines of credit or credit facilities permitted under this Section 6.01 or the sale, financing or securitization of mortgages, mortgage servicing rights and receivables arising from Servicing Advances in the ordinary course of business;

(xvi) other than in the ordinary course of business, (A) grant any severance or termination pay, (B) increase or accelerate the compensation or benefits payable under any existing severance or termination pay agreement or arrangement, (C) enter into any employment, consultancy, bonus, severance, termination pay, retirement or other similar agreement or arrangement (or materially amend any such existing agreement or arrangement), (D) establish, adopt or amend (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, incentive compensation, equity compensation or other material benefit plan or arrangement, (E) make any material increase in compensation or benefits, (F) hire or retain (or terminate the employment or other service of) any employee or independent contractor with a base salary or annual compensation, as applicable, over $200,000, (G) grant any equity compensation award (whether in the form of options, restricted stock, restricted units or otherwise) or (H) renew any previously terminated equity compensation plan (including the ESPP), other than, in the case of clauses (a), (b), (c), (e) or (f), any action that is in the ordinary course of business; provided, however, that in no event shall the Company or any Subsidiary take any of the foregoing actions for the benefit of any participant in the Company’s 2005 Change-in-Control Plan.

(xvii) (A) enter into any derivative contract or instrument, other than for bona fide hedging purposes in the ordinary course of business or (B) fail to follow the Company’s existing policies or procedures with respect to managing its exposure to interest rate risk, except as contemplated by Section 6.13;

(xviii) amend any material Tax Return; settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes; fail to timely file all Tax Returns; fail to timely pay any material Taxes; or change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Return for the taxable year ended December 31, 2004;

(xix) take any action or omit to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

(xx) acquire (however structured) “mortgage servicing rights” (each, an “MSR”) for a purchase price of more than $15 million in any one transaction or $50 million for all such purchases in the aggregate; provided that all such acquisitions shall also be subject to the requirements set forth in Section 6.01(a)(xx) of the Company Disclosure Letter;

(xxi) acquire (however structured) loans through the conduit program of the Company and it Subsidiaries (collectively, the “Conduit Loans”) with an aggregate initial principal amount in excess of $1.065 billion; provided that all such acquisitions shall also be subject to the requirements set forth in Section 6.01(a)(xxi) of the Company Disclosure Letter; or

(xxii) agree, authorize or commit to do any of the foregoing.

(b) (i) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may declare one or more dividends to its stockholders distributing (in the aggregate) cash in an amount of up to 95% of the Company’s estimated “real estate investment trust taxable income” (as such term is used in Section 857 of the Code) for the period beginning July 1, 2006 and ending on the earlier of the Effective Time or December 31, 2006, determined without regard to any tax deduction that may be available with respect to the payment or vesting of any restricted stock units or any payment to Employees or directors of the Company or of any of its Subsidiaries, whether pursuant to an employment agreement, a change in control plan, or otherwise, to the extent that such payment or vesting occurs as a result of the transactions contemplated by this Agreement. The amount of any such dividend or dividends shall be initially proposed by the Company, but shall be subject to the mutual agreement of the Company and Acquiror, provided that the Company and Acquiror (and their authorized representatives) agree to consult in good faith with respect to the determination of the amount of such dividend or dividends, and shall use their commercially reasonable best efforts to agree on such amount as quickly as is practicable. Any dividends declared pursuant to this Section 6.01(b)(i) shall be paid by the Company prior to the Effective Time.

(ii) In addition, the Company agrees that, on its U.S. federal income tax return (and any corresponding state or local income tax returns) for its taxable year ending December 31, 2005, pursuant to Section 858 of the Code the Company shall elect to designate such portion of the first regular quarterly dividend paid on the Common Shares in 2006 as paid with respect to such taxable year as is necessary to permit the Company to satisfy the minimum distribution requirement of Section 857(a) with respect to such taxable year (the “2005 Throwback Amount”), provided that the Company and Acquiror (and their authorized representatives) shall consult in good faith with respect to the determination of the 2005 Throwback Amount, and the Company’s determination of the 2005 Throwback Amount shall be subject to the written approval of Acquiror (which approval shall not be unreasonably withheld or delayed).

(c) Acquiror covenants and agrees that, after the date hereof and prior to the Effective Time or earlier termination of this Agreement (unless the Company shall otherwise approve in writing (which approval shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement or as required by applicable Law), it will not and will not permit any of its Subsidiaries to take any action or omit to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied.

(d) Nothing in this Section 6.01 shall be construed to limit the ability of Acquiror or its Affiliates from causing the Company to seek a “closing agreement” within the meaning of Section 7121 of the Code if it is reasonably determined that the Company or a Subsidiary of the Company engaged in any action or failed to take any action that was likely to adversely affect the status of the Company as a REIT prior to the Effective Time.

Section 6.02. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.02, neither it nor any of its Subsidiaries nor any of their respective officers and directors shall, and that it shall cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data of the Company or any of its Subsidiaries to any Person relating to, any Acquisition Proposal;

(iii) otherwise facilitate knowingly any Acquisition Proposal or any effort or attempt to make an Acquisition Proposal; or

(iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

Notwithstanding anything in the foregoing to the contrary, the Company may, prior to, but not after, the approval of the Company’s stockholders referred to in Section 7.01(a), (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not materially less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.07) and reasonably promptly discloses any such information to Acquiror to the extent not previously provided to Acquiror; or (B) engage or participate in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, in each case if and only to the extent that, (x) prior to taking any action described in clause (A) or (B) above, the board of directors of the Company determines in good faith after consultation with outside counsel that the failure to take such action would likely be inconsistent with the directors’ fiduciary duties to the Company or its stockholders under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal would reasonably be expected to result in or lead to a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal, offer or indication of interest with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, acquisition or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any acquisition in any manner, directly or indirectly, of 20% or more of the total voting power or of any class of equity securities of the Company, or those of any of its Significant Subsidiaries, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement. As used in this Agreement, “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that its board of directors has determined in its good faith judgment would reasonably be expected to be consummated and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account (i) any revisions to the terms of the transaction contemplated by Section 6.02(c) of this Agreement, (ii) all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation, and likelihood of consummation (iii) the advice of its counsel and its investment banker of nationally recognized reputation and (iv) if a cash transaction, the likelihood of obtaining any required financing).

(c) No Change in Recommendation. The board of directors of the Company and each committee thereof shall not take any of the following actions (each of the matters referred to in clause (i) or (ii) below, a “Change of Recommendation”):

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Acquiror, the Company Recommendation with respect to the Merger;

(ii) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal; or

(iii) except as permitted by, and after compliance with, Section 8.03(b) hereof, cause or permit the Company to enter into a definitive agreement (other than a confidentiality agreement referred to in Section 6.02(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement the board of directors of the Company may, prior to, but not after, the approval of the Company’s stockholders referred to in Section 7.01(a), effect a Change of Recommendation or enter into an Alternative Acquisition Agreement if (A) it has received a Superior

Proposal, (B) the board of directors of the Company determines in good faith, after consultation with counsel, that taking such action is required by its fiduciary duties to the Company or its stockholders under applicable Law, and (C) the Company notifies Acquiror, in writing at least five (5) Business Days before taking that action, of its intention to do so in response to a Superior Proposal and attaching the most current version of any proposed agreement or a reasonably detailed summary of all material terms of any such proposal and the identity of the offeror, and (D) Acquiror does not make, within five (5) Business Days after its receipt of that written notification, an offer that that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal. In determining whether to make a Change of Recommendation or enter into an Alternative Acquisition Agreement in response to a Superior Proposal or otherwise, the Company’s board of directors shall take into account any changes to the terms of this Agreement proposed by Acquiror. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.02. In the event that the Company complies with its obligations in the preceding sentence, the Company may enter into an Alternative Acquisition Agreement, but not prior to such time as the Company has provided Acquiror with written notice that the Company has elected to terminate this Agreement pursuant to Sections 8.03(b) and otherwise complies with the Company’s obligations under this Section 6.02, Section 8.03(b) and Section 8.05(b).

(d) Certain Permitted Disclosure. Nothing contained herein shall prevent the Board of Directors of the Company from complying with its disclosure obligations under applicable Law, provided that if such disclosure includes or constitutes a Change of Recommendation, the Company shall be required to comply with Section 6.02(c) before making any such disclosure.

(e) Existing Discussions. The Company agrees that it will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and (ii) request any such party (or its agents or advisors) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy all such information (and all analyses, reports and other documents or communications that analyze or incorporate such information) (and certify such return or destruction).

(f) Notice. The Company agrees that it will as promptly as reasonably practicable (and, in any event, within 24 hours ) notify Acquiror (which notification may be by telephone or email to a principal of Acquiror, provided that such notice is followed up within 24 hours thereafter by notice in the manner set forth in Section 9.06) if any Acquisition Proposal is received by it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Acquiror informed as promptly as reasonably practicable of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Section 6.03. Proxy Statement. The Company shall prepare and file with the SEC as promptly as reasonably practicable a proxy statement in preliminary form relating to the Company Stockholders Meeting (as defined in Section 6.04) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of the Company and Acquiror agrees, as to itself and its respective Subsidiaries and affiliates, that none of the information supplied or to be supplied by it or any of its Subsidiaries or affiliates for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to holders of the Shares or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Acquiror and Merger Sub shall, and shall cause their affiliates to, cooperate with and provide reasonable assistance to the Company in connection with the preparation, filing and mailing of the Proxy Statement. Subject to Acquiror’s and Merger Sub’s compliance with the preceding sentence and Section 6.05, the Company shall use all commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable the Proxy Statement and all other proxy materials for such meeting.

Section 6.04. Stockholders Meeting. Unless this Agreement has been terminated in accordance with the terms hereof, and subject to Section 6.02 of this Agreement, the Company will take, in accordance with applicable Law and the Company Charter and the Company Bylaws, all action necessary to convene a meeting of holders of Shares (the “Company Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement and the filing of the definitive Proxy Statement to consider and vote upon the approval of the Merger and to cause such vote to be taken. Subject to Section 6.02 hereof, the Company’s board of directors shall recommend such approval and shall use all commercially reasonable efforts to solicit such approval.

Section 6.05. Filings; Other Actions; Notification.

(a) The Company and Acquiror each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions set forth in this Agreement, the Company and Acquiror shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all of their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that the parties hereto understand and agree that all commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective affiliates’ businesses, assets or properties. The Company and Acquiror will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Law relating to the exchange of information, Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Acquiror or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Acquiror shall act reasonably and as promptly as practicable.

(c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Acquiror each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated, including as promptly as reasonably practicable furnishing the other with copies of notices or other communications received by Acquiror or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Acquiror each shall give reasonably prompt notice to the other of any change that would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Termination Date or of any failure to the other party’s conditions to effect the Merger.

Section 6.06. Access. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Acquiror’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish reasonably promptly to Acquiror all information concerning its business, properties and personnel, and access to all personnel, advisers, accountants and accountants’ work papers, as may reasonably be requested, provided that no investigation pursuant to this Section 6.06 shall affect or be deemed to modify any representation or warranty made by the Company herein provided, further, that the foregoing shall not require the Company (i) to permit any inspection or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 6.07. Publicity.

(a) The initial press releases regarding the Merger of Acquiror’s parent and of the Company are acceptable to the other such party. On and after the date hereof, the Company and Acquiror each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

(b) Acquiror and the Company shall use all commercially reasonable efforts to establish a mutually acceptable process intended to ensure that before any Merger Communication of Acquiror, the Company or any of their respective “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Acquiror, the Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of Acquiror, the Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, the other party and its counsel have a reasonable opportunity to review any such Merger Communication for purposes of, among other things, determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. As part of any such process, Acquiror and Merger Subsidiary or the Company, as applicable, shall (or shall use commercially reasonable efforts to cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a holder of the Company Stock, would reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

Section 6.08. Employee Matters.

(a) To the extent that the employees of the Company and its Subsidiaries are covered under an employee benefit plan of the Surviving Corporation or Acquiror immediately following the Effective Time, such employees shall be credited with their years of service for eligibility and vesting purposes (but not for benefit accrual, eligibility for retiree medical benefits, eligibility or vesting for any equity compensation plan or other purposes) credited under any corresponding type of plan immediately prior to the Effective Time, except to the extent that any such crediting of service would result in a duplication of benefits. For the year in which the Effective Time occurs, if employees of the Company and its Subsidiaries are covered under Acquiror’s group health plan, (i) Acquiror shall cause all pre-existing condition exclusions of such Acquiror plan to be waived for such employees and their covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such employees and their covered dependents immediately prior to the Effective Time under the corresponding plan of the Company or a Subsidiary; and (ii) Acquiror shall give full credit for deductibles satisfied under the corresponding plan of the Company or a Subsidiary toward any deductibles under such Acquiror plan in which such employees participate for the remainder of the plan year during which the Closing occurs. Nothing in this Section 6.08(a) shall (x) require that Acquiror cover the employees of the Company and its Subsidiaries under Acquiror’s employee benefit plans or that any particular employee benefit plans be provided to such employees or (y) limit the Surviving Corporation’s ability to amend or terminate any benefit plan or arrangement at any time.

(b) Without limiting the generality of Section 9.08, nothing in this Section 6.08, express or implied, is intended to confer any rights or remedies under this Agreement upon any Person, including any Employee, other than the parties hereto, and no Person shall be entitled to enforce or seek to enforce all or any portion of this Section 6.08 other than the parties hereto.

Section 6.09. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article 4, and Acquiror shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.05(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 6.10. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation agrees to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and without requiring a preliminary determination as to the ultimate entitlement to indemnification, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.

(b) Prior to the Effective Time, subject to the proviso at the end of the penultimate sentence of this Section 6.10(b), the Company shall and if the Company is unable to, Acquiror shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carriers with respect to (1) directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage at least as favorable as the Company’s existing policies (collectively, “D&O Insurance”), and (2) Side A insurance with respect to the current independent directors of the Company at least as favorable as that described in Schedule 6.10(b) of the Company Disclosure Letter (“Side A Insurance”), in each case, to the maximum extent commercially obtainable and with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof and Side A Insurance with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof or described in Schedule 6.10(b) of the Company Disclosure Letter, as the case may be, or the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance and the Side A Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof or described in Schedule 6.10(b) of the Company Disclosure Letter, as the case may be, (to the maximum extent commercially obtainable) with respect to matters occurring at or before the Effective Time, provided, however, that in no event shall Acquiror or the Surviving Corporation be required to expend for such D&O Insurance and Side A Insurance policies in any one year an amount in excess of the percentage set forth in Schedule 6.10(b) of the Company Disclosure Letter of the annual premium currently paid by the Company for the D&O Insurance; and if the annual cost of any such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with respect to the applicable insurance coverage with the greatest coverage available for a cost not exceeding such amount. In addition, Acquiror shall cause the Surviving Corporation and its Subsidiaries to include and maintain in the Surviving Corporation Charter and the Surviving Corporation Bylaws and the comparable governing instruments of each such Subsidiary for a period of six (6) years after the Effective Date provisions regarding the elimination of liability for, and indemnification of, officers and directors and the advancement of expenses that are no less advantageous to the intended beneficiaries thereof than the corresponding provisions contained in the Company Charter and the Company Bylaws and the comparable governing instruments of the Company’s Subsidiaries.

(c) Acquiror shall cause the Surviving Corporation to possess sufficient assets in order for the Surviving Corporation to fulfill any obligation under this Section 6.10; provided, however, that to the extent that the Surviving Corporation is unable to fulfill its obligations hereunder, Acquiror shall assume such obligations. If Acquiror or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, (A) provisions shall be made so that the successors and assigns of Acquiror or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10 and (B) prompt notice thereof shall be provided to the Indemnified Parties.

(d) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Company Charter or the Company Bylaws or the comparable governing instruments of any of the Company’s Subsidiaries, or under any applicable Contracts or Laws, which rights shall survive the Effective Time and shall continue in full force and effect.

Section 6.11. Other Actions by the Company and Acquiror.

(a) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Acquiror and the Company shall grant such approvals and take such actions as are necessary so that if lawful to permit such transactions under such Takeover Statute, such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The board of directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of Common Shares into the Merger Consideration by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the board of directors of the Company shall adopt resolutions that specify (A) the name of each individual whose disposition of Shares (including Common Shares issuable with respect to Company Awards) is to be exempted, (B) the number of Shares (including Common Shares issuable with respect to Company Awards) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act.

Section 6.12. Notices of Certain Events. Each of the Company and Acquiror shall as promptly as reasonably practicable notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Acquiror and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations or warranties made in this Agreement or that would reasonably be expected to prevent or materially delay the consummation of, or materially adversely the ability of a party to consummate, the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition contained in Article 7 not to be satisfied; and

(e) any failure of that party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the representations and warranties of the delivering party or remedies available hereunder to the party receiving that notice.

Section 6.13. Interest Rate Risk and Hedging Policies. The Company shall meet with Acquiror regarding its interest rate hedging strategy; it being understood and agreed that (i) the Company shall be entitled to continue to hedge its interest rate risk consistent with past practice in the ordinary course of business and (ii) in no event shall the Company share information with Acquiror at such meeting(s) that is competitively sensitive.

Section 6.14. Commitment to Provide and Use of Financing Facilities. As soon as practicable after the date hereof, the Company and/or one or more of its Subsidiaries satisfactory to Acquiror shall use commercially reasonable efforts to enter into a committed mortgage loan finance facility and a committed servicing advances finance facility with Acquiror or an Affiliate thereof (collectively, the “Replacement Financing Facilities”) pursuant to which Acquiror or such Affiliate will agree to provide secured financing backed by Existing Financing Mortgage Loans or Servicing Advances, as applicable, on terms (including, but not limited to, financial covenants, amounts and rates) at least as favorable in all material respects to the Company and its Subsidiaries as those under the applicable Existing Financing Facilities. From and after the date on which the Replacement Financing Facilities are entered into, the Company shall not borrow money or make draws under the Existing Financing Facilities and the Replacement Financing Facilities except in a manner that is consistent with Section 6.14 of the Company Disclosure Letter; provided that in no event shall the Company or any of its Subsidiaries incur any such indebtedness under any Existing Financing Facility that cannot be repaid or refinanced at the Effective Time without material cost.

Section 6.15. Mortgage Loans. The Company shall provide Acquiror with reasonable notice of, and reasonable information with respect to, any bulk sales of Mortgage Loans that it or any of its Subsidiaries proposes to effect to third parties, other than intercompany bulk sales in connection with the issuance of asset-backed securities referred to in Section 6.01(a)(vii). Acquiror shall be entitled to bid for any such Mortgage Loans, to have a right to match any competing bid(s) that is/are submitted and to acquire any such Mortgage Loans if its bid is on substantially the same or better terms as the best third party bid.

Section 6.16. Ownership. Neither Acquiror nor any of its affiliates, including Merger Sub, shall, prior to the Effective Time, acquire any Shares or other securities of the Company, or take any other action, to the extent that they, taken together as a group, would beneficially (as defined in the Company Charter) own or be deemed to beneficially own in excess of 9.8% of the lesser of the aggregate number or aggregate value of the outstanding Shares of any class or series of the Company’s capital stock, or that would cause the Acquiror or any of its Affiliates to become an interested stockholder or an affiliate of an interested stockholder for purposes of the Maryland Business Combination Act(as defined in the Company Charter).

ARTICLE 7

CONDITIONS

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Merger shall have been duly approved by holders of Shares constituting the Requisite Company Vote.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing of the Maryland Articles of Merger, all consents and approvals of, and filings with and notices to, any Governmental Entity required to permit consummation of the Merger shall have been made or obtained (as the case may be), except those that the failure to make or obtain, individually or in the aggregate, would not adversely affect a material portion of the business, sales or cash flows of the Company and its Subsidiaries or provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would become subject to material liability or the risk of criminal sanctions.

(c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (and no Law shall exist), (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

Section 7.02. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Acquiror at or prior to the Effective Time of the following conditions:

(a) Representations, Warranties and Covenants. (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (which shall, for the purposes of this Section 7.02(a), be read without any qualification contained therein as to materiality or Material Adverse Effect) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Company Material Adverse Effect; and (iii) Acquiror shall have received at the Closing a certificate signed by the Chief Executive Officer of the Company to the foregoing effect.

(b) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or arisen any change, event, circumstances or development that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(c) Tax Opinion. Acquiror shall have received a tax opinion from Gibson, Dunn & Crutcher LLP, tax counsel to the Company (or other nationally recognized tax counsel to the Company satisfactory to Acquiror), substantially in the form attached hereto as Exhibit B-1 and dated as of the Closing Date. Such opinion shall be based, in part, on customary assumptions and on factual representations with respect to the Company and its Subsidiaries contained in a letter from the Company, substantially in the form attached hereto as Exhibit B-2 and dated as of the Closing Date.

Section 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations, Warranties and Covenants. (i) Each of Acquiror and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Acquiror and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Acquiror or Merger Sub pursuant hereto (which shall, for the purposes of this Section 7.03(a), be read without any qualification contained therein as to materiality or Material Adverse Effect) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated by, or to perform their obligations under, this Agreement prior to the Termination Date; and (iii) the Company shall have received at Closing a certificate signed a senior officer of Acquiror and Merger Sub to the foregoing effect.

(b) The dividend(s) described in Section 6.01(b)(i) hereof shall have been declared and paid.

ARTICLE 8

TERMINATION

Section 8.01. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.01(a), by mutual written consent of the Company and Acquiror by action of their respective boards of directors.

Section 8.02. Termination by Either Acquiror or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Acquiror or the Company (by written notice to the other) if (i) the Merger shall not have been consummated by March 31, 2007, whether such date is before or after the approval by stockholders of the Company referred to in Section 7.01(a) (the “Termination Date”), (ii) the approval of the Company’s stockholders referred to in Section 7.01(a) shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof, or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company referred to in Section 7.01(a)); provided that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.03. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of the Company by written notice to Acquiror at any time prior to the Effective Time:

(a) whether before or after the approval by stockholders of the Company referred to in Section 7.01(a) if there has been a breach of any representation, warranty, covenant or agreement made by Acquiror or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.03(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Acquiror; or

(b) only before, but not after, the approval of the stockholders of the Company referred to in Section 7.01(a), if the Company enters into an Alternative Acquisition Agreement to effect a Superior Proposal or effects a Change of Recommendation, in each case, in accordance with Section 6.02(c), but only after prior compliance with Section 8.05(b) hereof.

Section 8.04. Termination by Acquiror. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.01(a), by action of the board of directors of Acquiror by written notice to the Company:

(a) if (i) (A) the board of directors of the Company shall have effected a Change of Recommendation, (B) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (C) at any time after the end of ten business days following receipt of a written Acquisition Proposal, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as reasonably practicable (but in any event within five business days) after receipt of any written request to do so from Acquiror, (D) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Acquiror or an Affiliate of Acquiror) and the Company board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, the Company board of directors fails to recommend against acceptance of such offer as promptly as reasonably practicable (but in any event within five business days) after receipt of any written request to do so from Acquiror, or (E) the Company shall have willfully and materially breached its obligations made under Section 6.02 or 6.04, or (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.02(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Acquiror to the Company.

Section 8.05. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that except as otherwise specified herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from the willful material breach of this

Agreement or the willful failure on the part of any party to fulfill in any material respect a condition to the performance of the other party. The provisions of this Section 8.05 and the Confidentiality Agreement shall survive termination of this Agreement.

(b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least three business days prior to the date of the Company Stockholders Meeting) and thereafter this Agreement is terminated either by Acquiror or the Company pursuant to either Section 8.02(i) or Section 8.02(ii), (ii) this Agreement is terminated by the Company pursuant to Section 8.03(b) or (iii) this Agreement is terminated by Acquiror pursuant to Section 8.04(a)(i), then the Company shall promptly, but in no event later than two days after the date of such termination (or, in the case of a termination by the Company pursuant to Section 8.03(b), as a condition to a valid termination by the Company pursuant to Section 8.03(b)), pay Acquiror a termination fee of $23.5 million (the “Termination Fee”); provided, however, that no Termination Fee shall be payable to Acquiror pursuant to clause (i) of this paragraph (b) unless and until, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated, an Acquisition Proposal. The Company’s payment under this Section 8.05 shall be the sole and exclusive remedy of Acquiror and Merger Sub for damages against the Company and any of its Subsidiaries and their respective Representatives with respect to such termination or any breach of any covenant or agreement giving rise to such payment. The Company acknowledges that the agreements contained in this Section 8.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to reasonably promptly pay the amount due pursuant to this Section 8.05, and, in order to obtain such payment, Acquiror or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.05 or any portion of such fee, the Company shall pay to Acquiror or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit.

ARTICLE 9

MISCELLANEOUS AND GENERAL

Section 9.01. Survival. This Article 9 and the agreements among the Company, Acquiror and Merger Sub contained in Article 2, Article 3, Article 4, Section 6.08 (Employee Matters), Section 6.09 (Expenses) and Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger and shall terminate at the Effective Time.

Section 9.02. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

Section 9.03. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

Section 9.04. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 9.05. Governing Law; Waiver of Jury Trial; Specific Performance; Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (EXCEPT TO THE EXTENT THAT MANDATORY PROVISIONS OF THE MGCL ARE APPLICABLE).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

(d) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees to appoint The Corporation Trust Company, or such other registered agent as the parties may agree upon, as agent for service of process in the State of Delaware. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.06 shall be deemed effective service of process on such party.

Section 9.06. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Acquiror or Merger Sub

Morgan Stanley Mortgage Capital Inc.

1585 Broadway, 10th Floor

New York, NY 10036

Attention: Kevin Rodman

fax: (212) 507-4125

(with a copy (which shall not constitute notice) to:

John D. Amorosi, Esq.

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Fax: (212) 450-3800

and

Michael S. Gambro, Esq.

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Fax: (212) 504-6888)

if to the Company

Saxon Capital, Inc.

4860 Cox Road, Suite 300

Glen Allen, VA 23060

Attention: Robert B. Eastep, Executive Vice President and CFO

with a copy to:

Saxon Capital, Inc.

4860 Cox Road, Suite 300

Glen Allen, VA 23060

Attention: Richard D. Shepherd, Executive Vice President, General

Counsel and Secretary

(with a copy (which shall not constitute notice) to:

Howard B. Adler, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, NW

Washington, DC 20036

Fax: (202) 467-0539)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.07. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, and the Confidentiality Agreement dated April 26, 2006 between Acquiror and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER ACQUIROR AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.08. No Third Party Beneficiaries. Except as provided in Section 4.02(d) and Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), Acquiror, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.03 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.09. Obligations of Acquiror and of the Company. Whenever this Agreement requires a Subsidiary of Acquiror to take any action, such requirement shall be deemed to include an undertaking on the part of Acquiror to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Company shall, and shall cause its affiliates to, join in the execution of any such Tax returns and other documentation.

Section 9.11. Definitions. Each of the terms set forth in the pages between the Table of Contents and the body of this Agreement is defined in the Section of this Agreement set forth opposite such term.

Section 9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Acquiror may designate, by written notice to the Company, another direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

Section 9.15. Disclosure Schedule References. Notwithstanding anything in this Agreement that may be deemed to the contrary (including the lead-in to Section 5.01 hereof), the parties hereto agree as follows:

(a) any reference in a particular section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representation(s) and warranty(ies) (or covenant(s), as applicable) of the Company that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representation(s) and warranty(ies) (or covenants, as applicable) would be readily apparent to a reasonable person who has read that reference and such representation(s) and warranty(ies) (or covenant(s), as applicable); and

(b) in no event shall any information whatsoever contained in any section of any Company Report or of the Draft Second Quarter 10-Q entitled “Risk Factors” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of the Company that is contained in this Agreement; and

(c) in no event shall the information contained in any section of any Company Report or of the Draft Second Quarter 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of the Company that is contained in this Agreement, except to the extent that such information constitutes factual historical statements or factual descriptions of past performance or financial condition of the Company and its Subsidiaries (which shall, in each case, for the sake of clarity, exclude subjective opinions or judgments of management).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMPANY
Saxon Capital, Inc.

By:	/S/ MICHAEL SAWYER
Name: Michael Sawyer Title: Chief Executive Officer

ACQUIROR
Morgan Stanley Mortgage Capital Inc.

By:	/S/ ANTHONY TUFARIELLO
Name: Anthony Tufariello Title: Chairman

MERGER SUB
Angle Merger Subsidiary Corporation

By:	/S/ KEVIN RODMAN
Name: Kevin Rodman Title: President

ANNEX B

August 8, 2006

Board of Directors

Saxon Capital, Inc.

4860 Cox Road

Suite 300

Glen Allen, VA 23060

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (“Company Common Stock”), of Saxon Capital, Inc. (the “Company”), other than the Acquiror (as defined below) and its affiliates, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 8, 2006 (the “Merger Agreement”), among Morgan Stanley Mortgage Capital, Inc. (the “Acquiror”), Angle Merger Subsidiary Corporation, a wholly owned subsidiary of Acquiror (the “Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will become a wholly-owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $14.10 in cash (the “Merger Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Acquiror and its affiliates, of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

B-1

Board of Directors

Saxon Capital, Inc.

August 8, 2006

We have been engaged to provide an opinion in connection with the Merger and will receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, currently are providing and in the future may provide, investment banking and other financial services to the Company, the Acquiror and their respective affiliates unrelated to the proposed Merger, for which services we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror, their respective affiliates and any other entities involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock, other than the Acquiror and its affiliates, in the Merger is fair to such holders, from a financial point of view.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Credit Suisse Securities (USA) LLC
Title:	Managing Director

B-2

Proxy Card

SAXON CAPITAL, INC.

Special Meeting of Shareholders

October 31, 2006

This Proxy is Solicited on Behalf of Saxon’s Board of Directors

The undersigned shareholder of Saxon Capital, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated September 19, 2006, and, revoking all prior proxies, hereby appoints Richard A. Kraemer and Michael L. Sawyer, and each of them, with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of shareholders of Saxon Capital, Inc. to be held at 9:00 a.m. local time at the Hilton Garden Inn Richmond Innsbrook, 4050 Cox Road, Glen Allen, Virginia 23060, on Tuesday, October 31, 2006, and at any adjournment or postponement thereof, on the matters set forth in this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS LISTED. If more than one of the proxies named shall be present in person or by substitution at the meeting or at any adjournment or postponement thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

SAXON CAPITAL, INC.

October 31, 2006

Please date and sign your proxy card

and mail it in the envelope provided

as soon as possible.

Please detach along the perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM NO. 1 AND “FOR” ITEM NO. 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK, AS SHOWN HERE  ☒

1. To approve the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 8, 2006, by and among Saxon Capital, Inc., Morgan Stanley Mortgage Capital Inc. and Angle Merger Subsidiary Corporation, a wholly-owned subsidiary of Morgan Stanley Mortgage Capital Inc., of Angle Merger Subsidiary Corporation with and into Saxon Capital, Inc., and the other transactions contemplated by the merger agreement, including an amendment to Saxon Capital, Inc.’s corporate charter as part of the merger, all as described in the accompanying proxy statement.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

2. To approve the adjournment of the special meeting, if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the special meeting or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement dated September 19, 2006.

PLEASE DATE AND SIGN THIS PROXY CARD AND MAIL IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to registered name(s) on the account may not be submitted via this method.

Signature of Shareholder                                 Date                         Signature of Shareholder                                 Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney or guardian, give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.